Exhibit 10.27(f)

Execution Version

SECOND AMENDMENT TO INVENTORY INTERMEDIATION AGREEMENT
AND FIRST AMENDMENT TO FEE LETTER
This SECOND AMENDMENT TO INVENTORY INTERMEDIATION AGREEMENT AND FIRST AMENDMENT TO FEE LETTER, dated as of February 21, 2025 (this “Amendment”), amends (a) that certain Inventory Intermediation Agreement, dated as of December 22, 2022 (as amended by that certain First Amendment to Inventory Intermediation Agreement, dated as of December 21, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement” and as amended by this Amendment and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), between Citigroup Energy Inc. (“Citi”), a corporation organized under the laws of Delaware, and DK Trading & Supply, LLC (“DKTS”), a limited liability company organized under the laws of Delaware, acting on behalf of, and jointly and severally liable with, each of (i) Lion Oil Company, LLC (“Lion Oil”), a corporation organized under the laws of Arkansas, (ii) Alon Refining Krotz Springs, Inc. (“ARKS”), a corporation organized under the laws of Delaware and (iii) Alon USA, LP, a limited partnership organized under the laws of Texas (“Alon” and together with each of Lion Oil and ARKS, the “Refinery Companies” and each a “Refinery Company”) (each of Citi, DKTS and the Refinery Companies referred to individually as a “Party” or collectively as the “Parties”) and (b) that certain Fee Letter, dated December 22, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Fee Letter” and as amended by this Amendment and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Fee Letter”), between DKTS and Citi.
RECITALS
WHEREAS, in accordance with Section 31.2 of the Existing Agreement, the Parties wish to make certain changes to the Existing Agreement and the Existing Fee Letter, as herein provided and subject to the terms and conditions herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and in the Agreement, the parties hereto agree as follows:
1.DEFINITIONS. All capitalized terms used herein and not otherwise defined are used as defined in the Agreement.
2.AMENDMENTS.
2.1    AMENDMENTS TO AGREEMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment, the Existing Agreement is hereby amended as of the Amendment Effective Date by (x) deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (y) adding the double underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case as set forth in the Agreement attached hereto as Exhibit A.
2.2     AMENDMENTS TO FEE LETTER. Subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment, the Existing Fee Letter is hereby amended as of the Amendment Effective Date by (x) deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (y) adding the double underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case as set forth in the Agreement attached hereto as Exhibit B.
2.3    AMENDMENTS TO SCHEDULE B TO AGREEMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment, Schedule B (Pricing Values) to the Existing Agreement is hereby amended and restated in its entirety as of the Amendment Effective Date as set forth in the revised Schedule B attached hereto as Exhibit C.
2.4    AMENDMENTS TO SCHEDULE R TO AGREEMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment, Schedule R (Periodic Price Adjustments) to the Existing Agreement is hereby amended and restated in its entirety as of the Amendment Effective Date as set forth in the revised Schedule R attached hereto as Exhibit D.
3.     REPRESENTATIONS AND WARRANTIES. Each Party makes the following representations and warranties as of the date hereof to the other Party:
3.1    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
3.2    It has the corporate, governmental or other legal capacity, authority and power to execute and deliver this Amendment and to perform its obligations hereunder and has taken all necessary action to authorize the foregoing.
3.3    The execution, delivery and performance of this Amendment and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
3.4    All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Amendment have been obtained or submitted are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
3.5    Its obligations under this Amendment constitute its legal, valid, and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
3.6    No Event of Default or, to such Party’s knowledge, Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Amendment.
3.7    There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Amendment.

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4.    EFFECTIVENESS. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to Citi, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein referred to as the “Amendment Effective Date”):
4.1    Delivery of Amendment. Citi shall have received on or before the Amendment Effective Date this Amendment, duly executed by the Delek Entities.
4.2    Consents. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the consummation of the transactions hereunder shall have been obtained and shall be in full force and effect.
5.    MISCELLANEOUS.
5.1    Continued Effectiveness of the Agreement and Other Transaction Documents. Each Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Agreement and each other Transaction Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in any such Transaction Document to “the Inventory Intermediation Agreement”, “IIA”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Transaction Document purports to (i) assign, pledge or grant to Citi a security interest in or Lien on any Inventory Collateral as security for the Obligations of DKTS from time to time existing in respect of the Agreement and the other Transaction Documents or (ii) guarantees the Obligations of the DKTS from time to time existing in respect of the Agreement and the other Transaction Documents, such pledge, assignment and/or grant of the security interest or Lien and/or guarantee is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of any Party, other than as expressly provided herein, including, without limitation, any obligation of a Party to repay amounts due in accordance with the terms of the Agreement or the obligations of any Party under any Transaction Document to which it is a party, all of which obligations shall remain in full force and effect.
5.2    Transaction Document. This Amendment shall be deemed to be a Transaction Document for all purposes of the Agreement and each other Transaction Document.
5.3    No Waiver; No Novation. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.
5.4    Incorporated Provisions. The provisions of Article 22 (Indemnification), Article 23 (Limitation on Damages), Article 26 (GOVERNING LAW), Article 29 (No Waiver, Cumulative Remedies), Section 31.1, Section 31.8 and Section 31.9 of the Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.
Remainder of Page Intentionally Left Blank
Signature Pages Follow.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CITIGROUP ENERGY INC.

By:	/s/ Jeffrey Oh
Name:	Jeffrey Oh
Title:	Vice President

DK TRADING & SUPPLY, LLC

By:	/s/ Robert Wright
Name:	Robert Wright
Title:	SVP, Chief Accounting Officer

By:	/s/ Billy Buckmaster
Name:	Billy Buckmaster
Title:	VP, Treasury

LION OIL COMPANY, LLC

By:	/s/ Robert Wright
Name:	Robert Wright
Title:	SVP, Chief Accounting Officer

By:	/s/ Billy Buckmaster
Name:	Billy Buckmaster
Title:	VP, Treasury

ALON REFINING KROTZ SPRINGS, INC.

By:	/s/ Robert Wright
Name:	Robert Wright
Title:	SVP, Chief Accounting Officer

By:	/s/ Billy Buckmaster
Name:	Billy Buckmaster
Title:	VP, Treasury

[Signature Page to Second Amendment to Inventory Intermediation Agreement
and First Amendment to Fee Letter]

ALON USA, LP

By:	/s/ Robert Wright
Name:	Robert Wright
Title:	SVP, Chief Accounting Officer

By:	/s/ Billy Buckmaster
Name:	Billy Buckmaster
Title:	VP, Treasury

[Signature Page to Second Amendment to Inventory Intermediation Agreement
and First Amendment to Fee Letter]

EXHIBIT A

[See attached]

Exhibit A
Conformed through Second Amendment

INVENTORY INTERMEDIATION AGREEMENT
dated as of December 22, 2022
between
CITIGROUP ENERGY INC.
and
DK TRADING & SUPPLY, LLC
LION OIL COMPANY, LLC
ALON REFINING KROTZ SPRINGS, INC.
ALON USA, LP

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TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND CONSTRUCTION	2
ARTICLE 2	CONDITIONS PRECEDENT	~~27~~29
ARTICLE 3	TERM OF AGREEMENT; MAXIMUM INVENTORY VALUE	~~30~~31
ARTICLE 4	COMMENCEMENT DATE TRANSFER	~~32~~33
ARTICLE 5	PURCHASE, SALE AND DELIVERY OF CRUDE OIL	~~33~~33
ARTICLE 6	PURCHASE, SALE AND DELIVERY OF PRODUCTS	~~36~~37
ARTICLE 7	NET SALES VOLUMES; PURCHASE VALUE; AND NOMINATIONS AND SCHEDULING	~~38~~41
ARTICLE 8	ESTABLISHING TARGETS & HEDGE ROLL FEES	~~42~~44
ARTICLE 9	ASPHALT FIXED PRICE REPURCHASE TRANSACTIONS	~~45~~47
ARTICLE 10	ANCILLARY COSTS; TANK MAINTENANCE; CERTAIN OTHER MATTERS	~~47~~49
ARTICLE 11	PAYMENT PROVISIONS	~~50~~51
ARTICLE 12	COLLATERAL	~~55~~57
ARTICLE 13	INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT	~~62~~63
ARTICLE 14	FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES	~~63~~64
ARTICLE 15	REFINERY TURNAROUND, MAINTENANCE AND CLOSURE	~~67~~67
ARTICLE 16	TAXES	~~70~~70
ARTICLE 17	INSURANCE	~~71~~71
ARTICLE 18	FORCE MAJEURE	~~74~~73
ARTICLE 19	REPRESENTATIONS, WARRANTIES AND COVENANTS	~~75~~75
ARTICLE 20	DEFAULT AND TERMINATION	~~81~~79
ARTICLE 21	SETTLEMENT AT TERMINATION	~~88~~86
ARTICLE 22	INDEMNIFICATION	~~93~~90
ARTICLE 23	LIMITATION ON DAMAGES	~~94~~91
ARTICLE 24	RECORDS AND INSPECTION	~~94~~91
ARTICLE 25	CONFIDENTIALITY	~~95~~92
ARTICLE 26	GOVERNING LAW	~~96~~92
ARTICLE 27	ASSIGNMENT	~~96~~93
ARTICLE 28	NOTICES	~~97~~93
ARTICLE 29	NO WAIVER, CUMULATIVE REMEDIES	~~97~~94
ARTICLE 30	NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES	~~97~~94
ARTICLE 31	MISCELLANEOUS	~~97~~94
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Schedules

Schedule	Description
Schedule A	Products and Product Specifications
Schedule B	Pricing Values
Schedule C	Monthly True-Up Amounts
Schedule D	Tank List
Schedule E	Invoice Schedule
Schedule F	Form of Inventory Reports
Schedule G	Notices
Schedule H	Initial Inventory Sales Agreement
Schedule I	Target Deviation Final Settlements
Schedule J	Included Products
Schedule K	Form of Step-Out Inventory Sales Agreement
Schedule L	Scheduling and Communications Protocol
Schedule M	Crude and Product Pipeline Systems/Included Terminals
Schedule N	Storage Facilities Agreement
Schedule O	Maintenance and Inspection Schedule
Schedule P	Existing Financing Agreements
Schedule Q	Form of Letter of Credit
Schedule R	Periodic Price Adjustments
Schedule S	Exposure
Schedule T	Hedging
Schedule U	Logistics Matters
Schedule V	Step-In and Step-Out Price Determinations
Schedule W	Forms of Certain Agreements, Certificates and Opinions
-ii-

INVENTORY INTERMEDIATION AGREEMENT
This Inventory Intermediation Agreement (this “Agreement”) is made as of December 22, 2022 (the “Effective Date”), between Citigroup Energy Inc. (“Citi”), a corporation organized under the laws of Delaware and DK Trading & Supply, LLC (“DKTS”), a limited liability company organized under the laws of Delaware, acting on behalf of, and jointly and severally liable with, each of (i) Lion Oil Company, LLC (“Lion Oil”), a corporation organized under the laws of Arkansas, (ii) Alon Refining Krotz Springs, Inc. (“ARKS”), a corporation organized under the laws of Delaware and (iii) Alon USA, LP, a limited partnership organized under the laws of Texas (“Alon” and together with each of Lion Oil and ARKS, the “Refinery Companies” and each a “Refinery Company”) (each of Citi, DKTS and the Refinery Companies referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, Lion Oil owns and operates a crude oil refinery located in El Dorado, Arkansas (the “Lion Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products;
WHEREAS, ARKS owns and operates a crude oil refinery located in Krotz Springs, Louisiana (the “ARKS Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products;
WHEREAS, Alon owns and operates a crude oil refinery located in Big Spring, Texas (the “Alon Refinery” and, together with the Lion Refinery and the ARKS Refinery, the “Refineries” and each a “Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products;
WHEREAS, DKTS and certain of its Affiliates (i) sold certain pipeline and storage assets on November 7, 2012 to Delek Logistics Partners, LP and its subsidiaries (individually and collectively, “DK MLP”), (ii) entered into agreements for the use of these assets with DK MLP, from time to time thereafter, and (iii) has transferred and may transfer additional assets to DK MLP while retaining certain right to use such assets, and in connection with the foregoing the Parties have executed and will execute, as appropriate, Required Storage and Transportation Arrangements (as defined below) that also constitute Required MLP Arrangements (as defined below);
WHEREAS, Citi is willing to enter into this Agreement to deliver crude oil and other petroleum feedstocks to DKTS for use at the Refineries and purchase from DKTS all refined products produced by the Refineries other than certain excluded products on the terms and subject to the conditions set forth herein; and
WHEREAS, it is contemplated that upon the scheduled termination of this Agreement, Citi will sell to DKTS, and DKTS shall purchase from Citi, all crude oil, feedstocks and products inventory held at the Included Locations as set forth and in accordance with the terms and conditions of the Step-Out Inventory Sales Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:
Article 1

DEFINITIONS AND CONSTRUCTION
1.1Definitions.
For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
“ABL” means the third amended and restated credit agreement between, amongst others, DKTS, the Parent and Wells Fargo Bank, National Association, dated as of October 26, 2022, as amended, supplemented, restated or otherwise modified from time to time.
“Acceptable Amount” has the meaning specified in Section 14.5.
“Acceptable Financial Institution” means a U.S. commercial bank or a foreign bank with a U.S. branch office, with the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s of at least “A” by S&P or “A2” by Moody’s.
“Acceptable Form” has the meaning specified in Section 14.5.
“Acknowledgment Agreement” means that certain Acknowledgment Agreement, dated on or around the date hereof, among Citi, DKTS and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“Actual Month End Crude Volume” has the meaning specified in Section 7.4(a).
“Actual Month End Product Volume” has the meaning specified in Section 7.4(a).
“Additional Deferred Amount” has the meaning specified in Section 11.3(b).
“Additional Financing Agreement” has the meaning specified in Section 19.2(i).
“Additional Included Location” has the meaning specified in Section 2.2.
“Adequate Assurance” has the meaning specified in Section 14.5.
“Adjusted Term SOFR” means, for the purposes of any calculation of Three Month SOFR, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.
“Affected Obligations” has the meaning specified in Section 18.3.

“Affected Party” has the meaning specified in Section 18.1.
“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person; provided that, without limiting the foregoing, it is acknowledged that each MLP Party constitutes an Affiliate of the Delek Entities for purposes hereof. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.
“Aggregate Daily Settlement Amount” has the meaning specified on Schedule C.
“Amendment” means that certain Amendment to Inventory Intermediation Agreement, dated as of December 21, 2023, by and among the Delek Entities and Citi.
“Amendment Deferral LC” has the meaning specified in Section 11.3(c).
“Amendment Deferred Amount” has the meaning specified in Section 11.3(c).
“Amendment Effective Date” means December 21, 2023.
“Ancillary Contract” has the meaning specified in Section 21.1(b).
“Ancillary Costs” means, in respect of a Refinery, all pipeline, transportation, storage, tariffs and other costs and expenses incurred by Citi as a result of the purchase, movement and storage of Crude Oil or Products undertaken in connection with or required for purposes of this Agreement, including pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, any charges imposed by any Governmental Authority (including transfer taxes (but not taxes on the net income of Citi and without duplication of taxes payable or reimbursable by DKTS under Article 16)), user fees, fees and costs for any credit support provided to any pipelines with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Citi. Notwithstanding the foregoing, (i) Citi’s hedging costs in connection with this Agreement or the transactions contemplated hereby shall not be considered “Ancillary Costs” (but such exclusion shall not change or be deemed to change the manner in which losses, costs and damages in connection with hedges and related trading positions are addressed under Articles 20 and 21), (ii) any Crude Oil or Product shipping costs of Citi, to the extent incurred after Citi has removed such Crude Oil or Product from the Crude Storage Facilities or the Product Storage Facilities for its own account as provided in Section 20.2(d), shall not be considered “Ancillary Costs” and (iii) any costs and expenses of Supplier’s Inspector shall not be considered “Ancillary Costs”.

“Applicable Benchmark Rate” means, initially, the Three Month SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Applicable Benchmark Rate, then “Applicable Benchmark Rate” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Applicable Benchmark Rate pursuant to Section 31.11. Notwithstanding the foregoing, “Applicable Benchmark Rate” shall at no time be less than 0.00% per annum.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.
“ARKS Optionality Election Date” has the meaning specified in Section 5.9(a).
“ARKS Optionality Implementation Date” has the meaning specified in Section 5.9(a).
“ARKS Optionality Period” has the meaning specified in Section 5.9(a).
“ARKS Optionality Volume Change (Crude Oil)” has the meaning specified in Section 5.9(b).
“ARKS Optionality Volume Change (Product)” has the meaning specified in Section 6.9(b).
“Asphalt Averaging Period” means the period from (but excluding) one Average Asphalt Value Determination Date to (and including) the immediately following Average Asphalt Value Determination Date.
“Asphalt Fixed Price Repo Value” means, in respect of a day, the aggregate Daily Value for all Asphalt Product for such day.
“Asphalt Price” means the Price in respect of the Asphalt Product Group, expressed in USD/bbl (which, for the avoidance of doubt, shall be subject to periodic price adjustment in accordance with Section 8.6). As of the Commencement Date, this shall be USD –9.97/bbl.
“Asphalt Product” means, for any day, all Product comprising the Asphalt Product Group.
“Asphalt Product Group” has the meaning specified on Schedule J.
“Asphalt Repo Cut-off Date” means the 7th Business Day before the end of each Asphalt Repo Roll Period (other than in respect of the last calendar month of the Term).
“Asphalt Repo Fixed Price” has the meaning specified in Section 9.3(a).

“Asphalt Repo Maturity Date” means in respect of each Asphalt Repo Roll Period, the earliest of (i) the last calendar day of the relevant month, (ii) the Termination Date, and (iii) the Early Termination Date.
“Asphalt Repo Roll Date” has the meaning specified in Section 9.4(b).
“Asphalt Repo Roll Period” means, the period beginning on and including the calendar day following each Asphalt Repo Roll Date (and for purposes of the initial Asphalt Repo Roll Period, beginning on and including the Commencement Date) through and including the relevant Asphalt Repo Maturity Date.
“Asphalt Repo Settlement Amount” means, (i) the Asphalt Repo Fixed Price or the Deemed Asphalt Repo Fixed Price (as applicable) of the outstanding Asphalt Repo Transaction minus the Asphalt Repo Fixed Price or the Deemed Asphalt Repo Fixed Price (as applicable) of the new Asphalt Repo Transaction, as at the Asphalt Repo Roll Date or the Deemed Asphalt Repo Roll Date, as applicable, for any Asphalt Repo Transaction multiplied by (ii) the Base Layer Volume for the Asphalt Product Group for each Refinery.
“Asphalt Repo Step-in Price” as defined in the Initial Inventory Sales Agreement.
“Asphalt Repo Step-Out Price” as defined in the Step-Out Inventory Sales Agreement.
“Asphalt Repo Transactions” has the meaning specified in Section 9.1.
“Asphalt Repo True-Up Fee” has the meaning specified in Section 9.6.
“Available Tenor” means, as of any date of determination and with respect to the then-current Applicable Benchmark Rate, as applicable, (i) if such Applicable Benchmark Rate is a term rate, any tenor for such Applicable Benchmark Rate (or component thereof) that is or may be used for determining the length of a calculation or interest period pursuant to this Agreement or (ii) otherwise, any calculation or interest period with reference to such Applicable Benchmark Rate (or component thereof) that is or may be used for determining any frequency of calculations with reference to such Applicable Benchmark Rate pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Applicable Benchmark Rate that is then-removed from this Agreement pursuant to Section 31.11(d).
“Average Asphalt Value” has the meaning specified in Section 3.4.
“Average Asphalt Value Determination Date” means every other Friday during the Term; provided that the initial Average Asphalt Value Determination Date shall be the Friday occurring on or after the Commencement Date; and provided further that if any such day is not a Business Day, the “Average Asphalt Value Determination Date” shall be the immediately following day which is a Business Day.
“Average Inventory Value” means, in respect of each Refinery and any month, the sum of (i) in respect of each Product Group excluding Asphalt Product Group, the product of the Average Inventory Volume and the Monthly Crude Price or Monthly Product Price (as

applicable) for the particular Product Group and (ii) in respect of the Asphalt Product Group, the product of the Average Inventory Volume for the Asphalt Product Group and the Asphalt Repo Fixed Price for such month.
“Average Inventory Volume” means, in respect of each Refinery, any month and each Product Group, the quotient of (i) the aggregate of the Daily Volume for such Product Group for each day in such month and (ii) the number of days within such month.
“Average Maximum Inventory Value” has the meaning specified in Section 3.3.
“Bank Holiday” means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of New York.
“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.
“Bankruptcy Event of Default” has the meaning specified in Section 20.2(a).
“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
“Base Agreement” has the meaning set forth on Schedule U.
“Base Layer Roll Cut-off” has the meaning specified in Section 8.1(b).
“Base Layer Volume” has the meaning specified in Section 8.1.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Citi for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by Citi giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Applicable Benchmark Rate for USD-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Applicable Benchmark Rate with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Citi giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Applicable Benchmark Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Applicable Benchmark Rate with the applicable Unadjusted Benchmark Replacement for USD-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Citi, which date shall be no later than the earliest to occur of the following events with respect to the then-current Applicable Benchmark Rate:
(a)in the case of sub-section (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Applicable Benchmark Rate (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide any Available Tenor for such Applicable Benchmark Rate (or component thereof); or
(b)in the case of sub-section (c) of the definition of “Benchmark Transition Event,” the first date on which any Available Tenor for such Applicable Benchmark Rate (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Applicable Benchmark Rate (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such sub-section (c) and even if any Available Tenor for such Applicable Benchmark Rate (or component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of sub-section (a) or (b) above with respect to any Applicable Benchmark Rate upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors for such Applicable Benchmark Rate (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Applicable Benchmark Rate:
(a)a public statement or publication of information by or on behalf of the administrator of such Applicable Benchmark Rate (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide any Available Tenors for such Applicable Benchmark Rate (or component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor for such Applicable Benchmark Rate (or component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Benchmark Rate (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Applicable Benchmark Rate (or such component), a resolution authority with jurisdiction over the administrator for such Applicable Benchmark Rate (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Applicable Benchmark Rate (or such component), which states that the administrator of such Applicable Benchmark Rate (or such component) has ceased or will cease to provide all Available Tenors for such Applicable Benchmark Rate (or component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor for such Applicable Benchmark Rate (or component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Benchmark Rate (or the published component used in the calculation thereof) announcing that all Available Tenors for such Applicable Benchmark Rate (or component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Applicable Benchmark Rate if a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenors for such Applicable Benchmark Rate (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Applicable Benchmark Rate for all purposes hereunder and under any Transaction Document in accordance with Section 31.11 and (ii) ending at the time that a

Benchmark Replacement has replaced the then-current Applicable Benchmark Rate for all purposes hereunder and under any Transaction Document in accordance with Section 31.11.
“BI Collateral” has the meaning specified in Section 19.2(o).
“Business Day” means any day that is not a Saturday, Sunday, or Bank Holiday.
“CGMHI” means Citigroup Global Markets Holdings, Inc.
“Change of Control” means (a) the failure of the Parent to (i) hold and own, directly or indirectly, Equity Interests representing 100%, on a fully diluted basis, of the aggregate ordinary voting power of the relevant Refinery Company or (ii) control the relevant Refinery Company, or (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Parent entitled to vote in the election of members of the board of directors of the Parent. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control with” have meanings correlative thereto.
“Citi Guarantee” means the Guaranty, dated on or around the date hereof, from CGMHI provided to DKTS in connection with this Agreement and the transactions contemplated hereby.
“Commencement Date” means, subject to the satisfaction of the conditions precedent set forth in Section 2.1, December 30, 2022.
“Commencement Date Crude Oil Volumes” means the total quantity of Crude Oil in the Crude Storage Facilities purchased by Citi on the Commencement Date, pursuant to the Initial Inventory Sales Agreement.
“Commencement Date Products Volumes” means the total quantities of the Products in the Product Storage Facilities purchased by Citi on the Commencement Date, pursuant to the Initial Inventory Sales Agreement.
“Commencement Date Volumes” means, collectively, the Commencement Date Crude Oil Volumes and the Commencement Date Products Volumes.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).
“Confirmation” means a “Confirmation” as defined in the ISDA Master Agreement.

“Conforming Changes” means, with respect to either the use or administration of an initial Applicable Benchmark Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that Citi decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Citi in a manner substantially consistent with market practice (or, if Citi decides that adoption of any portion of such market practice is not administratively feasible or if Citi determines that no market practice for the administration of any such rate exists, in such other manner of administration as Citi decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“CPT” means the prevailing time in the Central time zone.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Citi under or with respect to this Agreement and the Step-Out Inventory Sales Agreement, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
“Crude Buy/Sell Locations” means the points at which Crude Oil exits an Included Crude Pipeline and enters a Crude Storage Tank.
“Crude Delivery Point” means the outlet flange of the last Crude Storage Tank upstream of a processing unit at the applicable Refinery.
“Crude Intake Point” means the inlet flange of the Crude Storage Tanks and the Included Crude Pipelines owned or used (as such rights may be assigned or made available to Citi by a Delek Entity) by a Refinery Company.
“Crude Oil” means all crude oil that Citi purchases and sells to the Refinery Companies (including all crude oil injected at a Crude Intake Point).
“Crude Oil - Pipelines” means Crude Oil delivered directly into Included Locations that are Included Crude Pipelines.
“Crude Price” means the Price applicable to the Index Amount for the Crude Oil Product Group as specified on Schedule B.
“Crude Storage Election Notice” has the meaning specified in Section 5.9(a).
“Crude Storage Facilities” means, collectively, the Crude Storage Tanks and the Included Crude Pipelines.

“Crude Storage Tanks” means, in respect of a Refinery, the tanks owned or used by the applicable Delek Entity to store Crude Oil located at, adjacent to or outside such Refinery and listed on Schedule D.
“Daily Net Crude Sales Volume” has the meaning specified in Section 7.2(a).
“Daily Net Product Sales Volume” has the meaning specified in Section 7.2(a).
“Daily Settlement Amount” has the meaning specified in Section 11.1(a).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Citi in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Citi decides that any such convention is not administratively feasible for Citi, then Citi may establish another convention in its reasonable discretion.
“Daily Target Deviation” has the meaning specified in Section 8.4(a).
“Daily Value” means, with respect to a particular Product Group, the applicable Index Amount plus the Crude Price or the applicable Product Price, as applicable, indicated on Section 9.7 (for the Asphalt Product Group only) and Schedule B (for all other Product Groups), in each case, as the relevant daily value. If the Index Amount is yet to be known for any Product Group (other than the Asphalt Product Group), then the Provisional Index Amount shown on Schedule B shall apply.
“DDP” has the meaning specified in Section 5.2(a).
“Deemed Asphalt Repo Fixed Price” has the meaning specified on Part 4 of Schedule T.
“Deemed Asphalt Repo Roll Date” has the meaning specified in Section 9.5.
“Deemed Asphalt Repo Transaction” has the meaning specified in Section 9.5.
“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.
“Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.
“Defaulting Party” has the meaning specified in Section 20.2.
“Deferral Date” has the meaning specified in Section 11.3(d).

“Deferral LC” means each of the Initial Deferral LC, the First Amendment Deferral LC and any other Letter of Credit identified as a “Deferral LC” pursuant to, and in accordance with, Section 14.4(vi).
“Deferred Amount” has the meaning specified in Section 11.3(d).
“Definitive Commencement Date Value” has the meaning specified on Schedule H hereto.
“Delek Entities” means collectively, DKTS and the Refinery Companies (each a “Delek Entity”).
“Delek Guarantee” means the Guaranty, dated on or around the date hereof, from the Parent provided to Citi in connection with this Agreement and the transactions contemplated hereby.
“Delivery Date” means any applicable 24-hour period.
“Delivery Month” means the month in which Crude Oil is to be delivered to the Refinery.
“Delivery Point” means a Crude Delivery Point or a Products Delivery Point, as applicable.
“Designated Affiliate” means, (i) in the case of Citi, Citibank, N.A., CGMHI, Citigroup Global Markets Inc. and Citigroup Global Markets Limited and, (ii) in the case of DKTS and the Refinery Companies, the Parent, DK MLP and Delek Refining, Ltd.; provided that the foregoing entities shall be a “Designated Affiliate” only if and for so long as it is an Affiliate (without application of the proviso in the definition of such term) of any Delek Entity.
“Early Termination Date” has the meaning specified in Section 20.2(b).
“Early Termination Date Purchase Value” means, with respect to the Early Termination Date Volumes, the Estimated Termination Amount (as such terms are defined in the form of the Step-Out Inventory Sales Agreement attached hereto as Schedule K).
“Early Termination Date Crude Oil Volume” has the meaning specified in Section 21.1(a).
“Early Termination Date Product Volumes” has the meaning specified in Section 21.1(a).
“Early Termination Date Volumes” has the meaning specified in Section 21.1(a).
“Electronic Signature” means any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.
“Estimated Termination Amount” has the meaning specified in Section 21.2(b).
“Estimated Yield” has the meaning specified in Section 6.3(a).
“Event of Default” means an occurrence of the events or circumstances described in Section 20.1.
“Excess Value” has the meaning specified in Section 3.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Materials” means any crude oil or refined petroleum products other than those that are Products; provided that, for the avoidance of doubt, “Excluded Materials” shall also include, as of any given date of determination, those refined petroleum products that are no longer Products by reason of being held in a Removed Crude Tank or a Removed Product Tank, as applicable, as of such date of determination.
“Existing Financing Agreements” mean the Financing Agreements listed on Schedule P.
“Expiration Date” has the meaning specified in Section 3.1.
“Exposure Default Interest” has the meaning specified in Section 11.6(b).
“Fed Funds Rate” means, for any date, the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately three (3) preceding Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00 a.m., CPT, on that day, which brokers shall be selected by Citi in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the

Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means that certain Fee Letter between DKTS and Citi, dated as of the date hereof and as from time to time hereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.
“Financing Agreement” means any credit agreement, indenture or other financing agreement under which the Parent or any of its subsidiaries (including DKTS and the Refinery Companies) may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of DKTS and the Refinery Companies.
“Fixed Charge Coverage Ratio” means the Fixed Charge Coverage Ratio as defined in the ABL (including any defined term in the ABL used for the purposes of that definition) in effect as of the date hereof and calculated solely for purposes of this Agreement and without reference to the occurrence of a Financial Covenant Triggering Event or any other condition under (and as defined in) the ABL.
“Fixed Price Forward Hedge Transaction” means, if elected by DKTS in accordance with Article 8 and Schedule T, a fixed price forward hedge transaction entered into under the ISDA Master Agreement and evidenced by a Confirmation.
“Flex Layer Hedge Convention” has the meaning specified on Schedule T.
“Flex Layer Hedge Entry Price” has the meaning specified on Schedule T.
“Flex Layer Nomination Day” has the meaning specified on Section 8.2.
“Flex Layer Passback Fee” has the meaning specified on Schedule C.
“Flex Layer Start Date” has the meaning specified in Section 8.2(a).
“Flex Layer Volume” has the meaning specified in Section 8.2.
“Floating Price Forward Hedge Transaction” means, if elected by DKTS in accordance with Article 8 and Schedule T, a floating price forward hedge transaction deemed entered into pursuant to Article 8 and Schedule T.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of any Delek Entity or Citi); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act therefor.
“Gross True-Up Amount” has the meaning specified on Schedule C.
“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
“Hedging Obligations” has the meaning specified in Section 12.3(c).
“Hedging Transaction” means a Fixed Price Forward Hedge Transaction or a Floating Price Forward Hedge Transaction.
“Hedging Transaction Roll Period” means, in respect of Base Layer Volumes, a period up to ~~six~~twelve (~~6~~12) months.
“Hydrocarbons” means, collectively, all crude oil, refined petroleum products and other hydrocarbons.
“Identified Facilities” has the meaning specified in Section 15.4(a).

“Identified Facilities Consultation Period” has the meaning specified in Section 15.4(a).
“Identified Facilities Cure Period” has the meaning specified in Section 15.4(a).
“Included Crude Pipelines” means, the pipelines or sections thereof carrying Crude Oil as further described on Schedule M, as such schedule may, from time to time, be amended by the Parties.
“Included Location Removal Date” has the meaning specified in Section 15.4(d).
“Included Locations” means, collectively, the Crude Storage Facilities and the Product Storage Facilities, including any additional pipelines or terminals which are marked as “expected to be in scope” in either Schedule D or Schedule M in respect of which a Required Storage and Transportation Arrangement has been executed.
“Included Product Pipelines” means the pipelines or sections thereof carrying Products as further described on Schedule M, as such schedule may, from time to time, be amended by the Parties.
“Independent Engineer” means a consulting engineering firm or group, selected by Citi in its reasonable judgment that is reasonably acceptable to DKTS (such acceptance not to be unreasonably withheld), that (a) has the necessary expertise to undertake the services or activities contemplated in Section 15.4, (b) has no economic relationship, association, or nexus with Citi, any Delek Entity and Affiliate of any Delek Entity, other than to meet the obligations of Citi pursuant to this Agreement, and (c) is licensed in an appropriate engineering discipline for the required certification being made.
“Independent Inspection Company” has the meaning specified in Section 13.3.
“Index Amount” has the meaning specified on Schedule B.
“Initial Deferral LC” has the meaning specified in Section 11.3(a).
“Initial Deferred Amount” has the meaning specified in Section 11.3(a).
“Initial Delivery Date” means the Delivery Date occurring on December 30, 2022.
“Initial Estimated Yield” has the meaning specified in Section 6.3(a).
“Initial Hedging Costs” has the meaning specified in Section 3.6.
“Initial Inventory Sales Agreement” means the inventory sales agreement, dated as of the Commencement Date, between Citi and DKTS, pursuant to which DKTS is selling and transferring to Citi the Commencement Date Volume.
“Initial Maximum Asphalt Fixed Price Repo Value” has the meaning specified Section 3.4.

“Intermediation Collateral” has the meaning specified in Section 19.2(o).
“Inventory Business Interruption Cash Proceeds” means cash proceeds of business interruption insurance for loss resulting from the necessary interruption of business caused by direct physical loss or damage by a peril insured against, determined as and when received in cash, in each case, solely to the extent resulting from the inability to sell Crude Oil and Products volume in such Crude Storage Tanks and Product Storage Tanks that are subject to this Agreement and suffered the relevant physical loss or damage. It is understood and agreed that “Inventory Business Interruption Cash Proceeds” do not include losses resulting from any other event, including business interruption losses resulting from events other than inability to sell Crude Oil and Products volume in such Crude Storage Tanks and Product Storage Tanks that are subject to this Agreement and suffered the relevant physical loss or damage.
“Inventory Collateral” means, collectively, the Intermediation Collateral and the BI Collateral.
“Inventory Report” means the daily reports, in form and substance reasonably satisfactory to Citi, as illustrated in the form on Schedule F.
“Inventory Value” means, in respect of a day, the aggregate Daily Value for all Crude Oil and Product for such day.
“ISDA Master Agreement” means, collectively, (i) the ISDA 2002 Master Agreement between Citi and DKTS, dated as of March 29, 2019, including the Schedule thereto, dated as of March 29, 2019 and amended as of June 14, 2019, each as amended and restated as of the date hereof and (ii) any Confirmation thereunder, in each case, as any such document may be further amended, supplemented, restated or otherwise modified from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreement with, any Governmental Authority.
“LC Default” means, with respect to a Letter of Credit, the occurrence of any of the following events at any time: (i) the issuer of such Letter of Credit ceases to be an Acceptable Financial Institution; (ii) the issuer of the Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit; (iii) the issuer of such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; (iv) such Letter of Credit is to expire within twenty (20) Business Days and no replacement Letter of Credit has been provided by such date or (v) the issuer of such Letter of Credit becomes Bankrupt.
“Letter of Credit” means an irrevocable, transferable standby letter of credit issued by an Acceptable Financial Institution in favor of Citi and provided by a Delek Entity to Citi pursuant to and otherwise satisfying the requirements of Section 14.4(b), in the form attached hereto as Schedule Q or as otherwise is reasonably acceptable to Citi.
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Lien Documents” means the Pledge and Security Agreement and any other instruments, documents and agreements delivered by or on behalf of any Delek Entity in order to grant to, or perfect in favor of, Citi, a lien on any real, personal or mixed property of such Delek Entity as security for the obligations of the Delek Entities pursuant to this Agreement and the Transaction Documents.
“Liquidated Amount” has the meaning specified in Section 20.2(f).
“Market Structure Fee” has the meaning specified on Schedule C.
“Market Structure Price” means the inter-month spreads agreed between Citi and DKTS from time to time pursuant to Section 8.1(a)(ii). For the avoidance of doubt, the Market Structure Market Structure Price will be a negative number when the applicable market is in backwardation and a positive number when in contango.
“Material Adverse Change” means a material adverse effect on and/or material adverse change with respect to:
(a)the business, operations, properties, assets or financial condition of Parent, any other Delek Entity and their Subsidiaries taken as a whole;
(b)the ability of the Parent, any other Delek Entity and their Subsidiaries, taken as a whole to fully and timely perform their obligations under this Agreement;
(c)the legality, validity, binding effect or enforceability against any Delek Entity of any of the Transaction Documents; or
(d)the rights and remedies available to, or conferred upon, Citi hereunder,
(e)provided that none of the following changes or effects shall constitute a Material Adverse Change:

(i)changes, or effects arising from or relating to changes, of laws, that are not specific to the business or markets in which any Delek Entity operates;
(ii)changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement;
(iii)changes, or effects arising from or relating to changes, in economic, political or regulatory conditions generally affecting the economy of the United States as a whole, except to the extent such change or effect has a disproportionate effect on Parent, the Delek Entities and their Subsidiaries, taken as a whole, relative to other industry participants;
(iv)changes, or effects arising from or relating to changes, in financial, banking, or securities markets generally affecting the economy of the United States as a whole, (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline in the price of any security or any market index and (D) any increased cost of capital or pricing related to any financing), except to the extent such change or effect has a disproportionate effect on Parent, the Delek Entities and their Subsidiaries, taken as a whole, relative to other industry participants; and
(v)changes arising from or relating to, or effects of, any seasonal fluctuations in the business, except to the extent such change or effect has a disproportionate effect on Parent, the Delek Entities and their Subsidiaries, taken as a whole, relative to other industry participants.
“Material Casualty Event” means an insured event resulting from loss, physical destruction, damage or other similar event, but only if (i) such event affects at least fifty percent (50%) of the production capacity of the Refineries taken as a whole, in each case, relevant to the aggregate amount of Product to be delivered to Citi at Included Locations and otherwise, and (ii) such event extends, and the loss, destruction, or damage (however described) cannot be or is not reasonably expected to be able to be repaired or cured within two-hundred forty (240) days from its occurrence.
“Maximum Asphalt Fixed Price Repo Value” means, in respect of a day, the sum of (x) the Initial Maximum Asphalt Value and (y) the undrawn amount of any Section 3.4 Letter(s) of Credit as at such day.
“Maximum Inventory Value” has the meaning specified in Section 3.3.
“Measured Crude Tank Quantity” means, for a Refinery and any Delivery Date, for such day of the aggregate volume of Crude Oil held in the Crude Storage Tanks, as evidenced by meter readings and/or meter tickets for that Delivery Date and tank gaugings.
“Measured Product Quantity” means, for a Refinery, any Delivery Date and any Product, for such day of the Product volume that equals the aggregate volume of such Product held in the Product Storage Tanks, plus the aggregate volume of such Product held in the Included Product Pipelines, as evidenced by meter readings and/or meter tickets for that Delivery Date and tank gaugings.

“MLP Party” means DK MLP or any Subsidiary of DK MLP that is a party to a Required MLP Arrangement.
“Monthly Crude Forecast” has the meaning specified in Section 5.3(a).
“Monthly Crude Payment” has the meaning specified in Section 7.5.
“Monthly Crude Price” means the Index Amount and relevant Price for the Crude Oil Product Group, as provided on Schedule B.
“Monthly Net Crude Sales Volume” has the meaning specified in Section 7.3(a).
“Monthly Net Product Sales Volume” has the meaning set forth in Section 7.3(b).
“Monthly Product Payment” has the meaning specified in Section 7.5.
“Monthly Product Price” means the Index Amount and relevant Price for the respective Product Group, as provided on Schedule B.
“Monthly Target Deviation” has the meaning specified in Section 8.4(c).
“Monthly True-Up Amount” has the meaning specified in Section 11.2(a).
“Moody’s” means Moody’s Investors Service, Inc., including any official successor to Moody’s.
“Net ARKS Optionality Volume (Crude Oil)” has the meaning specified in Section 5.9(b).
“Net ARKS Optionality Volume (Product)” has the meaning specified in Section 6.9(b).
“Net Deferred Amount Payment” has the meaning specified in Section 11.3(f).
“Non-Affected Party” has the meaning specified in Section 18.1.
“Non-Defaulting Party” has the meaning specified in Section 20.2(a).
“Non-Hedging Obligations” has the meaning specified in Section 12.3(d).
“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60° F.
“NYMEX WTI Index Amount” means the arithmetic average all closing settlement quotation(s) for all calendar days within each calendar month on the New York Mercantile Exchange NYMEX CME for the first nearby West Texas Intermediate (WTI) Crude Oil Futures Contract, with such result expressed in USD/bbl and rounded to four (4) decimal points. If Index

Amount is not yet known, then this shall be the closing settlement quotation(s) for the prior Business Day.
“Obligations” means, (a) with respect to DKTS, the meaning specified in Section 19.2(n) and (b) with respect to Citi, all of its obligations to the Delek Entities under the Transaction Documents, including without limitation, its obligation to return to DKTS the Inventory Business Interruption Cash Proceeds as required under Section 17.4(c).
“Omnibus Wind-Down Agreement” means the omnibus wind-down agreement, dated on or around the Commencement Date, between J. Aron & Company LLC and each of the Delek Entities.
“Parent” means Delek US Holdings, Inc.
“Party” or “Parties” has the meaning specified in the preamble to this Agreement.
“Periodic Adjustment Date” means the date that is two (2) Business Days prior to the end of each ~~quarter occurring after the Effective Date month~~ beginning on August 31,2024.
“Permitted Lien(s)” means:
(a)(i) liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent; and (ii) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside;
(b)liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore;
(c)(i) liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or other types of social security benefits and (ii) liens securing payment of insurance constituting BI Collateral; and
(d)liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to eligible carriers, solely to the extent of such fees or charges.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Pipeline System” means the Included Crude Pipelines and Included Product Pipelines.
“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by and among DKTS and Citi, as amended, supplemented, restated or otherwise modified from time to time.

“Price” means, for each Refinery and any month and with respect to a particular Product Group, the Price as set forth on Schedule B, or in respect of the Asphalt Product Group, the Asphalt Price, each as updated on the Periodic Adjustment Date, if applicable.
“Price Adjustment Settlement Amount” has the meaning specified on Schedule R hereto.
“Pricing Group” means any of the refined petroleum product groups listed as a pricing group on Schedule J.
“Product” means any crude oil or any of the refined petroleum products listed on Schedule A, as from time to time amended by mutual agreement of the Parties.
“Product Group” means a group of Products as specified on Schedule J. For the avoidance of doubt, Crude Oil is a Product Group.
“Product Price” means the Price applicable to the Index Amount for the relevant Product Group as specified on Schedule B, or in respect of the Asphalt Product Group, the Asphalt Price.
“Product Storage Election Notice” has the meaning specified in Section 6.9(a).
“Product Storage Facilities” means, collectively, the Product Storage Tanks and the Included Product Pipelines.
“Product Storage Tanks” means, in respect of a Refinery, the tanks, salt wells, or pipelines owned or used by the applicable Delek Entity to store Products located at or outside such Refinery that store or transport Products and as listed on Schedule D.
“Products Delivery Point” means, in respect of a Refinery, the inlet flange of the Product Storage Tanks located at the applicable Refinery.
“Products Offtake Point” means, in respect of a Refinery, the delivery point at which Citi transfers title to Products to DKTS.
“Prorated Upfront Fee” has the meaning specified in Section 11.4(c).
“Provisional Index Amount” has the meaning specified on Schedule B.
“Prudent Industry Practice” means, at a particular time and as applicable to any particular Included Location, the practices, methods, standards and procedures that, at such time, exercising the degree of skill, care and diligence as would reasonably be expected to be observed by a Reasonable and Prudent Operator of facilities of similar type and scale as the applicable Included Location and under similar circumstances, in light of the facts known at the time a decision is made. For the avoidance of doubt, “Prudent Industry Practice” (i) shall, in all circumstances, include compliance with Applicable Law and (ii) is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others (unless such practice, method or act is the only practice, method or act that complies with Applicable Law), but rather to be a range of good and proper practices, methods and acts.

“Qualified LC” means a Letter of Credit that is designated as a Qualified LC in accordance with Section 14.4(b)(vi) and as to which no LC Default has occurred and is continuing.
“Ratable Crude Oil – Pipelines Purchases” means the daily sales and purchases of Crude Oil - Pipelines, with DKTS as seller and Citi as purchaser, the amounts of which shall be deemed to be equal to a daily ratable amount calculated (i) using the number of calendar days in such month minus 1, (ii) by reference to the aggregate amount of Crude Oil nominated to be delivered into the Included Crude Pipelines for such month, and (iii) with the volume of “Ratable Crude Oil – Pipelines Purchases” on the last calendar day of the month deemed to be zero.
“Ratable Crude Oil – Pipelines Sales” means the daily sales and purchases of Crude Oil – Pipelines, with Citi as seller and DKTS as purchaser, at the Crude Buy/Sell Locations, the amounts of which shall be deemed to be equal to a daily ratable amount calculated (i) using the number of calendar days in such month minus 1, (ii) by reference to the aggregate amount of Crude Oil nominated to be delivered into the Crude Storage Tanks from the Included Crude Pipelines for such month, and (iii) with the volume of “Ratable Crude Oil – Pipeline Sales” on the first calendar day of the month deemed to be zero.
“Ratio Trigger” means the Fixed Charge Coverage Ratio, as calculated by Citi for the calendar quarter most recently then ended, is less than 1.2:1.0.
“Reasonable and Prudent Operator” means a person acting in good faith and seeking to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person operating in and engaged in the same type of undertaking under the same or similar circumstances and conditions.
“Refinery” has the meaning set forth in the Preamble.
“Regulatory Event” has the meaning specified in Section 10.3(a).
“Regulatory Event Notice” has the meaning specified in Section 10.3(a).
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Remaining Fees” means an amount equal to the Throughput Fee (as defined in the Fee Letter) that would have become due for the period commencing on the date on which this Agreement is terminated under Section 20.2 and ending on the Expiration Date.
“Removed Crude Tanks” has the meaning specified in Section 5.9(a).
“Removed Product Tanks” has the meaning specified in Section 6.9(a).

“Renewable Identification Number” means a thirty-eight (38) character numeric code that is generated by the producer or importer of renewable fuel representing gallons of fuel produced/imported and assigned to batches of renewable fuel that are transferred to others such that a change of ownership is effected, or any similar successor instrument thereof.
“Required MLP Arrangements” has the meaning set forth on Schedule U.
“Required Storage and Transportation Arrangements” has the meaning set forth on Schedule U.
“Restored Crude Tanks” has the meaning specified in Section 5.9(a).
“Restored Product Tanks” has the meaning specified in Section 6.9(a).
“S&P” means Standard & Poor’s Rating Services Group, a division of The McGraw-Hill Companies, Inc., including any official successor to S&P.
“Scheduling and Communications Protocol” means the scheduling and communications protocol set forth on Schedule L hereto.
“Section 3.3 Letter of Credit” has the meaning specified in Section 3.3.
“Section 3.4 Letter of Credit” has the meaning specified in Section 3.4.
“Settlement Amount” has the meaning specified in Section 20.2(c).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.
“Specified Event of Default” means (i) an Event of Default under Section 20.1(a)(i); (ii) a Default that would result in an Event of Default under Section 20.1(a)(i), (iii) an Event of Default under Section 20.1(d), and (iv) an Event of Default under Section 20.1(m)(ii) of this Agreement, in each case, where the Parent, DKTS or any other Delek Entity is the Defaulting Party.
“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.
“Specified Transaction” means:
(a)any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Citi (or any of its Designated Affiliates) and any Delek Entity (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-

currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, buy-sell arrangements with respect to Renewable Identification Numbers, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), including any intermediation transaction relating to any refining operations of any Designated Affiliate of any Delek Entity or (ii) which is a type of transaction that is similar to any transaction referred to in sub-section (a)(i) above that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value;
(b)any combination of these transactions; and
(c)any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.
“Stand-by Market Structure Price” has the meaning specified on Schedule T.
“Step-Out Inventory Sales Agreement” means the purchase and sale agreement, substantially in the form of Schedule K hereto, to be dated as of the Termination Date, pursuant to which DKTS shall buy Crude Oil and Products from Citi subject to the provisions of this Agreement and any other terms agreed to by the parties thereto.
“Step-Out Pricing” has the meaning given to such term in the Step-Out Inventory Sales Agreement.
“Storage Facilities Agreement” means the storage facilities agreement, dated as of the Commencement Date, among ARKS, DKTS and Citi, pursuant to which ARKS and DKTS shall grant to Citi an exclusive right to use the Included Locations described therein in connection with this Agreement, as amended, supplemented, restated or otherwise modified from time to time.
“Subsequent Deferred Amount” has the meaning specified in Section 11.3(d).
“Subsidiary” as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Delek Entity.

“Supplier’s Inspector” means any Person selected by Citi in a commercially reasonable manner at Citi’s own cost and expense that is acting as an agent for Citi or that (i) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold hereunder, (ii) is not an Affiliate of any Party and (iii) in the reasonable judgment of Citi, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Citi.
“Tank Maintenance” has the meaning specified in Section 10.2(a).
“Target Deviation Final Settlement” means the amount determined to be due pursuant to Schedule I.
“Target Deviation Settlement” has the meaning specified on Schedule C.
“Target Inventory Level” has the meaning specified in Section 8.3.
“Tax” or “Taxes” has the meaning specified in Section 16.1.
“Term” has the meaning specified in Section 3.1.
“Term SOFR” means, for the purposes of any calculation of Three Month SOFR, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Citi in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 21.2(a).
“Termination Date” has the meaning specified in Section 21.1.

“Termination Date Purchase Value” means, with respect to the Termination Date Volumes, initially the Estimated Termination Amount until the Definitive Termination Date Value has been determined and thereafter the Definitive Termination Date Value (as such terms are defined in the form of the Step-Out Inventory Sales Agreement attached hereto as Schedule K).
“Termination Date Volumes” has the meaning specified in Section 21.1(a).
“Three Month SOFR” means, as of the date of any determination, Adjusted Term SOFR for a three-month tenor in effect on such day.
“Transaction Document” means any of this Agreement, the Initial Inventory Sales Agreement, the Triparty Acknowledgement Agreement, the Fee Letter, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Delek Guarantee, the Pledge and Security Agreement, the Acknowledgment Agreement, the ISDA Master Agreement, the First Amendment and any other agreement or instrument contemplated hereby or executed in connection herewith, in each case as amended, supplemented, restated or otherwise modified from time to time.
“Triparty Acknowledgement Agreement” means the triparty acknowledgement agreement, dated on or around the Commencement Date, between Citi, DKTS and J. Aron & Company, LLC.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Upfront Term” means the period from the Commencement Date to and including December 30, 2024.
“USD” means United States Dollars, the lawful currency of the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Volume Determination Procedures” mean, in respect of a Refinery, the applicable Refinery Company’s ordinary month-end procedures for determining the volumes of Crude Oil or held in any Crude Storage Facilities and the volumes of Products held in any Product Storage Facilities, which include manually gauging each such storage tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two (2) inches (it being understood that if the automated reading cannot be calibrated to be within such tolerance, the applicable Refinery Company shall use the manual gauge reading in its calculation of month-end inventory); provided that with respect to any Crude Oil or Products held in Included Locations owned or operated by Persons other than the Refinery Companies (“Other Operators”), volume determinations shall be based on the monthly statements provided by such Other Operators to the Refinery Company or based on reports received by Citi from such Other Operators under the Required Storage and Transportation Arrangements and provided by Citi to DKTS or the Refinery Companies.
1.2Construction of Agreement.
(a)Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.
(b)Unless otherwise specified, all references to an “Article,” “Section,” or Schedule” are to an Article or Section hereof or a Schedule attached hereto.
(c)All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(d)Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(e)Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(f)Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.
(g)A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(h)Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(i)Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
(j)Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual NSV, unless such volume has not been yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.
(k)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
Article 2

CONDITIONS PRECEDENT
2.1Conditions Precedent to Commencement Date. This Agreement shall not be effective, and the Commencement Date shall not occur, until the prior or concurrent satisfaction of each of the following conditions precedent:
(a)The Parties shall have agreed to the form and substance of the Step-Out Inventory Sales Agreement (which form is attached hereto as Schedule K);
(b)The CGMHI Guarantee shall have been duly executed and delivered to Delek in a form and substance satisfactory to DKTS.
(c)The Delek Guarantee shall have been duly executed and delivered to Citi in a form and substance satisfactory to Citi;
(d)The Parties shall have entered into the Pledge and Security Agreement in a form and in substance satisfactory to Citi;
(e)The Parties shall have duly executed the Fee Letter;
(f)The Parties have prepared and appended hereto a full set of Schedules and Exhibits;
(g)Citi shall have received an executed copy of the Omnibus Wind-Down Agreement which, for the avoidance of doubt, may contain redactions as to pricing terms and the volume of crude oil and product purchased and sold in connection therewith;
(h)Citi and DKTS shall have entered into the Initial Inventory Sales Agreement;
(i)Citi, DKTS and J. Aron & Company LLC shall have entered into Triparty Acknowledgement Agreement substantially in the form attached hereto as Part 1 of Schedule W and have consummated the payment obligations contemplated thereunder;
(j)Each Delek Entity and the Parent shall have delivered to Citi a certificate signed by the principal executive officer in the form attached hereto as Part 2 of Schedule W;
(k)Citi shall have received an opinion of counsel to the Delek Entities and the Parent in the form attached hereto as Part 3 of Schedule W;
(l)Each of the Required MLP Arrangements and the Acknowledgment Agreement has been executed and is in full force and effect;
(m)Citi shall have received final approvals from relevant internal committees;
(n)To the extent deemed necessary or appropriate by Citi, acknowledgments and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Citi, shall have been duly executed by lenders or other creditors that are party to Existing Financing Agreements, confirming the release of any lien in favor of such lender or other creditor that might apply to or be deemed to apply to any Inventory Collateral as contemplated by this Agreement and the other Transaction Documents and agreeing to provide Citi with such further documentation as it may reasonably request in order to confirm the foregoing;
(o)DKTS shall have delivered to Citi such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein, including UCC-1 financing statements reflecting Citi as secured party and owner (as applicable) in respect of all Inventory Collateral on and as of the Effective Date;
(p)No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Effective Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
(q)Citi shall have received certificates from the Delek Entities’ insurance brokers that (i) all insurance required to be maintained pursuant to Section 17.1 is in full force and effect and (ii) Citi has been named as loss payee to the extent required under Article 17;
(r)All representations and warranties of the Delek Entities and their Affiliates contained in the Transaction Documents shall be true and correct in all material respects on and as of the Effective Date; and
(s)All representations and warranties of Citi contained in the Transaction Documents shall be true and correct in all material respects on and as of the Effective Date.
2.2Post-Effective Date Undertakings. From and after the Effective Date, the Delek Entities may endeavor to negotiate and implement designations and other binding contractual arrangements, in form and substance satisfactory to Citi, pursuant to which one or more Delek Entities may transfer and assign to Citi the Refinery Companies’ (or their Affiliates’) right to use any available storage or transportation arrangement pertaining to a storage and transportation asset that has not previously been included as an Included Location or such other storage or transportation facility as may hereafter be identified by such Delek Entities (each, an “Additional Included Location”); provided that (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such Additional Included Location shall be added to Schedule N as an Included Location, as applicable, and such assignment, designation or arrangement shall then constitute a Required Storage and Transportation Arrangement hereunder; (ii) to the extent requested by Citi, the Refinery Companies shall (and the other Delek Entities shall cause the Refinery Companies to) enter into an amendment to any applicable Transaction Document to include any inventory transferred to Citi as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Location shall be subject to such Included Location being operated in accordance with Prudent Industry Practice.
2.3UCC Filings.
(a)DKTS will from time to time cooperate with Citi to cause to be prepared, executed and filed, in such jurisdictions as Citi shall deem necessary or appropriate,

UCC-1 financing statements reflecting (i) Citi as owner of all Intermediation Collateral and (ii) Citi as a secured party with respect to all Inventory Collateral, to confirm Citi’s ownership of the Intermediation Collateral and to perfect Citi’s security interest under the Lien Documents in the Inventory Collateral, respectively. DKTS shall (and shall cause each other applicable Delek Entity to) execute and deliver to Citi, and each applicable Delek Entity hereby authorizes Citi to file (with or without the such Delek Entity’s signature), at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements, termination statements, relating to such Inventory Collateral and other documents and instruments, all in form satisfactory to Citi, as Citi may request, to confirm Citi’s ownership of the Intermediation Collateral and security interest in the Inventory Collateral and to otherwise accomplish the purposes of this Agreement.
(b)Without limiting the generality of the foregoing, each Delek Entity ratifies and authorizes the filing by Citi of any financing statements filed prior to the Effective Date.
Article 3

TERM OF AGREEMENT; MAXIMUM INVENTORY VALUE
3.1Term. This Agreement shall be effective as of the Effective Date and, subject to Section 2.1, the Commencement Date shall occur on December 30, 2022. Subject to Section 3.2, the term of this Agreement shall continue for a period ending at 11:59:59 p.m., CPT on January 31, ~~2026~~2027 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date”, except as provided in Section 3.2).
3.2Changing the Term. Citi may, in its sole discretion, elect to extend this Agreement until July 31, ~~2026~~2027; provided that such election shall not be effective unless, no later than six (6) months prior to the Expiration Date, Citi gives DKTS written notice of such election in accordance with Article 28; and provided further that if as of either (i) the date on which Citi elects to extend this Agreement or (ii) the date on which this Agreement is to be extended pursuant to such election, the long-term, senior, unsecured debt of the Citi Guarantor is rated below BBB- by S&P or Baa3 by Moody’s, then DKTS must agree in writing to extend this Agreement.
3.3Maximum Inventory Value. If on any day the Inventory Value, excluding the Asphalt Product Group, exceeds USD 750,000,000, as calculated by Citi (the “Maximum Inventory Value”), Citi agrees to promptly notify DKTS thereof and within five (5) Business Days, DKTS shall post one or more Letters of Credit (a “Section 3.3 Letter of Credit”) in an aggregate amount at least equal to the amount by which the Inventory Value for such day exceeds the Maximum Inventory Value (the “Excess Value”). Upon posting such Section 3.3 Letter(s) of Credit, the Maximum Inventory Value shall be deemed to be the sum of USD 750,000,000 and the undrawn amount of any Section 3.3 Letter(s) of Credit. On the date that is 30 (thirty) calendar days after the date on which a Section 3.3 Letter of Credit is posted (and at the end of each subsequent 30 (thirty) day period), Citi shall calculate the average of the Maximum Inventory Value for each of the prior thirty (30) days (the “Average Maximum Inventory Value”). If the Average Maximum Inventory Value (“A”) exceeds the Maximum Inventory Value (“B”) by an amount (“C”) less than Excess Value (“D”), then Citi shall within five (5) Business Days consent to a reduction in the undrawn amount of such Section 3.3 Letter(s) of Credit in an aggregate amount equal to D minus C (“E”), and the “Excess Value” and undrawn amount of such Section 3.3 Letter of Credit shall then be C. If A is less than or equal to B, the Section 3.3 Letter of Credit shall be returned to DKTS for cancellation within five (5) Business Days. If DKTS fails to post one or more Section 3.3 Letter(s) of Credit as required under this Section 3.3, Citi shall not be obligated to purchase and sell any Crude Oil or Product (as the case may be); provided that upon DKTS posting such Section 3.3 Letter of Credit, Citi’s obligation to purchase and sell Crude Oil and Product, other than the Asphalt Product Group (as the case may be) shall resume.
3.4Maximum Asphalt Fixed Price Repo Value.
(a)If on any day the Asphalt Fixed Price Repo Value, as calculated by Citi, exceeds USD 50,000,000 (the “Initial Maximum Asphalt Fixed Price Repo Value”), Citi agrees to promptly notify DKTS thereof and within five (5) Business Days, DKTS shall post one or more Letters of Credit (“Section 3.4 Letter of Credit”) in an aggregate amount at least equal to the amount (rounded upwards to the nearest USD 5,000,000) by which the Asphalt Fixed Price Repo value for such day exceeds the Initial Maximum Asphalt Fixed Price Repo Value . Once a Section 3.4 Letter of Credit is posted and so long as one remains outstanding, the calculations of Asphalt Fixed Price Repo Value, and the posting of additional or reduction of existing Section 3.4 Letters of Credit, shall occur as provided in Sections 3.4(b)-(d).
(b)On each Average Asphalt Value Determination Date, Citi shall calculate the average of the Asphalt Fixed Price Repo Value for the relevant Asphalt Averaging Period (based on the Asphalt Fixed Price Repo Value for each Business Day during such Asphalt Averaging Period) (the “Average Asphalt Value”).
(c)If, in respect of any Asphalt Averaging Period:
(i)the Average Asphalt Value for such Asphalt Averaging Period (“A”) exceeds the Maximum Asphalt Fixed Price Repo Value as at the Average Asphalt Value Determination Date (“B”), then DKTS shall within five (5) Business Days either post additional Section 3.4 Letter(s) of Credit and/or effect an increase in the undrawn amount of the existing Section 3.4 Letter(s) of Credit in an amount at least equal to the amount (rounded upwards to the nearest USD 5,000,000) by which A exceeds B;
(ii)A is less than B but greater than the Initial Maximum Asphalt Fixed Price Repo Value, then Citi shall within five (5) Business Days consent to a reduction in the undrawn amount of the Section 3.4 Letter(s) of Credit in an aggregate amount (rounded downwards to the nearest USD 5,000,000) equal to B minus A; provided that if the difference between B minus A is less than USD 5,000,000, then no change to the Section 3.4 Letter(s) of Credit shall be effected;
(iii)A is equal to B, then no change to the Section 3.4 Letter(s) of Credit shall be effected; and
(iv)A is less than both B and the Initial Maximum Asphalt Fixed Price Repo Value, then, at the option of DKTS, either (A) the Section 3.4 Letter(s) of Credit shall be returned to DKTS for cancellation within five (5) Business Days, and Citi shall execute any required consent necessary to cause such return, or (B) DKTS may reduce the undrawn face amount of the Section 3.4 Letter(s) of Credit to USD 1.00 or such other de minimis amount such that such Section 3.4 Letter(s) of Credit remain outstanding (provided that in the case of any such reduction, for purposes of this Section 3.4 only, the undrawn face amount of such reduced Section 3.4 Letter(s) of Credit shall be deemed to be zero) and Citi shall execute any required consent necessary to cause such reduction.

(d)If DKTS fails to post and/or increase one or more Section 3.4 Letter(s) of Credit as required under this Section 3.4, Citi shall not be obligated to purchase and sell any Asphalt Product (as the case may be); provided that upon DKTS posting and/or increasing such Section 3.4 Letter(s) of Credit, Citi’s obligation to purchase and sell Asphalt Product shall resume.
3.5Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date, the Parties shall perform their obligations relating to termination pursuant to Article 21.
3.6Initial Hedging Costs. The parties acknowledge and agree that, upon agreement of the Base Layer Volumes in accordance with Section 8.1 of this Agreement, Citi will execute Hedging Transactions after the Effective Date but prior to, and in anticipation of, the Commencement Date. Such Hedging Transactions will be based on the applicable Base Layer Volumes for the initial calendar month of the Term. In the event that the Commencement Date does not occur on December 30, 2022, Citi shall promptly unwind such Hedging Transactions in a commercially reasonable manner and shall calculate its costs associated with acquiring, establishing, unwinding or disposing of such Hedging Transactions (“Initial Hedging Costs”). Initial Hedging Costs shall be expressed in USD and the calculation thereof shall include all losses and costs that are incurred by Citi in establishing and unwinding such Hedging Transactions (expressed as a positive number) all gains that are realized by Citi in unwinding such Hedging Transactions (expressed as a negative number). Such statement of calculation will contain sufficient detail and information reasonably required to identify each Hedging Transaction, price at entry and at unwind and any associated fees. Any such statement of calculation will be binding on the Parties absent manifest error. If the Initial Hedging Costs is a positive number, the amount thereof shall be owing by DKTS to Citi, and if it is a negative number, the absolute value thereof shall be owing by Citi to DKTS, in either case, promptly, and in any event, not later than three (3) Business Days from the date on which Citi delivers its statement of calculation of the Initial Hedging Costs.
Article 4

COMMENCEMENT DATE TRANSFER
4.1Transfer and Payment on the Commencement Date. The Parties acknowledge and agree that the Commencement Date Volumes shall be sold and transferred and payment of the Estimated Commencement Date Value (as defined in the Initial Inventory Sales Agreement) shall be made as provided in the Initial Inventory Sales Agreement and the Triparty Acknowledgement Agreement. The Parties further agree that if the Estimated Commencement Date Value (as defined in the Initial Inventory Sales Agreement) exceeds the Termination Date Payment Amount (as defined in the Triparty Acknowledgement Agreement), then Citi shall pay an amount equal to such excess to DKTS on the Commencement Date.
4.2Post-Commencement Date Reconciliation and True-Up. The Parties further acknowledge that the determination and payment of the Definitive Commencement Date Value (as defined in the Initial Inventory Sales Agreement) shall be made as provided in the Initial Inventory Sales Agreement.
Article 5

PURCHASE, SALE AND DELIVERY OF CRUDE OIL
5.1Purchase and Sale of Crude Oil. In respect of Crude Oil, (i) Citi shall purchase and receive from DKTS and DKTS shall sell and deliver to Citi, Crude Oil delivered directly into

Included Locations at the Crude Intake Points, (ii) in respect of Crude Oil - Pipelines and on a flash title basis (a) DKTS shall purchase and receive from Citi and Citi shall sell and deliver to DKTS Crude Oil - Pipelines at the Crude Buy/Sell Locations and (b) Citi shall purchase and receive from DKTS and DKTS shall sell and deliver to Citi, Crude Oil - Pipelines at the Crude Buy/Sell Locations and (iii) DKTS shall purchase and receive from Citi and Citi shall sell and deliver to DKTS, Crude Oil withdrawn by DKTS from the Crude Storage Tanks at the Crude Delivery Point, in each case, from and including the Initial Delivery Date through the end of the Term of this Agreement, at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.
5.2Delivery and Storage of Crude Oil.
(a)Unless otherwise agreed by Citi and DKTS, all Crude Oil that is to be delivered into Included Locations shall be delivered by DKTS to Citi at the relevant Crude Intake Point into the Crude Storage Tanks or the Included Crude Pipelines, on a delivered duty paid (“DDP”) basis.
(b)Citi shall, in accordance with the terms and conditions hereof, be the exclusive owner of Crude Oil in the Crude Storage Tanks and Included Crude Pipelines.
5.3Monthly Forecasts and Projections; Throughput.
(a)On or before the day that is two (2) Business Days prior to the 15th calendar day in the month prior to the Delivery Month, each applicable Refinery Company shall (and DKTS shall cause each such Refinery Company to) determine the forecast of the applicable Refinery’s anticipated Crude Oil requirements for the related Delivery Month and provide Citi with a written notice of such forecast (each, a “Monthly Crude Forecast”).
(b)Each applicable Refinery Company shall (and DKTS shall cause each such Refinery Company to) promptly notify Citi in writing upon learning of any material change in any Monthly Crude Forecast or if it is necessary for any such Refinery Company to delay any previously scheduled pipeline nominations.
(c)The Parties acknowledge that each Delek Entity agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the applicable Refinery Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. oil refining industry.
(d)Each Refinery Company shall (and DKTS shall cause each such Refinery Company to) prepare and provide to Citi, for each Refinery, each month and the Crude Oil Product Group, no later than five (5) Business Days after the end of each month, a report detailing the volume of Crude Oil in barrels fed to each Refinery for the applicable month.
5.4Title and Risk of Loss. Title and risk of loss to Crude Oil shall pass from DKTS to Citi as Crude Oil passes the relevant Crude Intake Point. Subject to the flash title purchases and sales described in Section 5.1, Citi shall retain title through the Included Crude Pipelines and in the Crude Storage Tanks. With respect to Crude Oil held in Included Locations, title and risk of loss to such Crude Oil shall pass from Citi to DKTS (i) as Crude Oil passes at the relevant Crude Delivery Point; provided that title and risk of loss shall remain with Citi during Crude Oil transfers between Included Locations that occur on Included Crude Pipelines.

5.5Material Grade. DKTS agrees that all Crude Oil sold to Citi hereunder shall conform to the specifications (including specific gravity and sulfur content of the Crude Oil) of the Crude Oil grades that have generally been run by a Refinery. Citi makes no warranty or representation, written or oral, express or implied, in relation to the specifications (including specific gravity and sulfur content of the Crude Oil) of Crude Oil sold by Citi to DKTS pursuant to this Agreement and all such warranties, representations, conditions or guarantees implied by law in respect of the specifications (including specific gravity and sulfur content of the Crude Oil) of the Crude Oil sold by Citi to DKTS are hereby expressly excluded. To the extent that DKTS believes that a claim should be made by Citi against any operator of an Included Location that is not owned by a third party operator on account of any Crude Oil stored with such operator failing to meet the specifications (including specific gravity and sulfur content of the Crude Oil), DKTS shall notify Citi thereof, and the Parties shall promptly discuss potential options for brining and pursuing such a claim. Among other things, Citi will reasonably consider taking any commercially reasonable actions requested by DKTS either directly, or by allowing DKTS to do so, to prosecute such claim, all at DKTS’s cost and expense, and all recoveries resulting from the prosecution of such claim shall be for the account of DKTS. The Parties shall also discuss whether any such claim may be assigned by Citi to DKTS.
5.6Purchase Value of Crude Oil. The Parties acknowledge that the consideration due from Citi to DKTS and from DKTS to Citi for the applicable sales and purchases of Crude Oil will be reflected in (i) the Daily Settlement Amounts and (ii) the Monthly True-Up Amounts, in each case, determined following delivery and in accordance with this Agreement.
5.7Transportation, Storage and Delivery of Crude Oil.
(a)Citi shall have the exclusive right to inject, store and withdraw (except for such injections or withdrawals by any Delek Entity as contemplated herein) Crude Oil in the Crude Storage Tanks subject to the Storage Facilities Agreement.
(b)Pursuant to the Required Storage and Transportation Arrangements, Citi shall have the right to inject (except for such injections by any Delek Entity as contemplated herein), store, transport and withdraw Crude Oil in and on the Included Crude Pipelines and the Crude Storage Tanks not subject to the Storage Facilities Agreement to the same extent as the applicable Delek Entity had the right to do so prior to the implementation of the Required Storage and Transportation Arrangements. With respect to any activities involving Crude Oil covered by the Storage Facilities Agreement or any Required Storage and Transportation Arrangement, Citi may from time to time appoint one or more Delek Entities as Citi’s agent thereunder for such activities as Citi may specify.
(c)Provided no Default (of which Citi has provided notice to the Delek Entities) or Event of Default by any Delek Entity has occurred and is continuing, the Delek Entities shall be permitted to withdraw from the Crude Storage Tanks and take delivery of Crude Oil on any day and at any time. The applicable Refinery Companies shall bear sole responsibility for arranging the withdrawal of Crude Oil from the Crude Storage Tanks. The applicable Refinery Companies shall (and DKTS shall cause each such Refinery Company to) take commercially reasonable actions necessary to maintain a connection with the Crude Storage Tanks to enable withdrawal and delivery of Crude Oil to be made as contemplated hereby.
5.8Custody of Crude Oil.

(a)Prior to DKTS taking title to the Crude Oil as it passes the Crude Delivery Point, the applicable Delek Entities shall have custody of such Crude Oil in accordance with Section 5.8(b).
(b)During the time any Crude Oil is held in any Crude Storage Facilities, the applicable Delek Entity, in its capacity as operator of or party with a contractual right of use with respect to the relevant Crude Storage Facility, and pursuant to the Storage Facilities Agreement or the relevant Required Storage and Transportation Arrangement, shall be solely responsible for compliance (or causing applicable third parties other than Citi to comply) with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Citi, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising from failure by any Delek Entity to so comply (or to cause such compliance), except to the extent such Liabilities are caused by or attributable to any of the matters for which Citi is indemnifying DKTS pursuant to Section 22.1.
(c)At and after transfer of any Crude Oil at the Crude Delivery Point from Citi to DKTS, the Delek Entities shall be solely responsible for compliance (or causing applicable third parties other than Citi to comply) with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Citi, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising from failure by any Delek Entity to so comply (or to cause such compliance), except to the extent such Liabilities are caused by or attributable to any of the matters for which Citi is indemnifying DKTS pursuant to Section 22.1.
(d)Without limiting any obligation of each Delek Entity hereunder to cause any actions by third parties, it is acknowledged that in determining how to comply with such obligations, each Delek Entity may use such contractual or other arrangements as they deem necessary or appropriate.
5.9ARKS Refinery Monthly Crude Optionality.
(a)On or before the date that is eight (8) Business Days prior to the end of each calendar month (each such date, an “ARKS Optionality Election Date”), DKTS shall provide Citi with written notice of its election (a “Crude Storage Election Notice”) to (i) remove, for the purposes hereof, any Crude Storage Tank located at the ARKS Refinery as an Included Location (such removed Crude Storage Tanks, the “Removed Crude Tanks”) or (ii) restore as an Included Location, for the purposes hereof, any Crude Storage Tank located at the ARKS Refinery that was previously removed as an Included Location (such restored Crude Storage Tanks, the “Restored Crude Tanks”), each in accordance with the terms of this Section 5.9; provided that DKTS shall be permitted to deliver such Crude Storage Election Notice and make such elections as set forth therein once per calendar month. Such Crude Storage Election Notice shall include an updated version of Annex I to Schedule D setting forth the Crude Storage Tanks that are Included Locations for the upcoming ARKS Optionality Period (as defined below) and specifying each Crude Storage Tank, if any, which will be a Removed Crude Tank for such ARKS Optionality Period. Any elections made by DKTS, as set forth in the relevant Crude Storage Election Notice, shall take effect on the date that is six (6) Business Days prior to the end of the relevant calendar month (each such date, an “ARKS Optionality Implementation Date”), and the period from and including a given ARKS Optionality Implementation Date to, but excluding, the immediately succeeding ARKS Optionality Implementation Date shall be an “ARKS Optionality Period”.

(b)On the ARKS Optionality Implementation Date, Citi shall determine, based on the daily inventory report delivered on such date in accordance with Section 7.1, (x) the net aggregate volume of Crude Oil held as of such date in (i) (A) Crude Storage Tanks which are not then subject to a Crude Storage Election Notice plus (B) Restored Crude Tanks, if any, for the relevant ARKS Optionality Period minus (ii) the Removed Crude Tanks, if any, for such ARKS Optionality Period (collectively, the “Net ARKS Optionality Volume (Crude Oil)”) and (y) the difference between (i) the Net ARKS Optionality Volume (Crude Oil) for the immediately preceding ARKS Optionality Period (provided that such Net ARKS Optionality Volume (Crude Oil) for the first ARKS Optionality Period shall be deemed zero) minus (ii) the Net ARKS Optionality Volume (Crude Oil) for the upcoming ARKS Optionality Period (such amount, the “ARKS Optionality Volume Change (Crude Oil)”), which ARKS Optionality Volume Change (Crude Oil) shall be incorporated in the determination of the Daily Net Crude Sales Volume for such date in accordance with Section 7.2 for the purpose of determining the Daily Settlement Amount for such date.
(c)For the avoidance of doubt, effective upon the relevant Party’s receipt of the Daily Settlement Amount incorporating the ARKS Optionality Volume Change (Crude Oil):
(i)all right, title and interest in, and risk of loss with respect to, the Crude Oil held in the Removed Crude Tanks, if any, for such ARKS Optionality Period shall immediately pass from Citi to DKTS, without any further action by any Party hereto, free and clear of all Liens, subject to Permitted Liens, against the claims of all parties claiming the same by, through or under Citi; and
(ii)all right, title and interest in, and risk of loss with respect to, the Crude Oil held in the Restored Crude Tanks, if any, for such ARKS Optionality Period shall immediately pass from DKTS to Citi, without any further action by any Party hereto, free and clear of all Liens, subject to Permitted Liens, against the claims of all parties claiming the same by, through or under DKTS;
(iii)provided that, DKTS shall not, and DKTS shall not permit ARKS to, create, incur, assume or suffer to exist any Lien upon the Crude Oil in the Removed Crude Tanks, other than Permitted Liens and Liens created pursuant to the ABL Security Agreement (as defined in the Acknowledgment Agreement).
Article 6
PURCHASE, SALE AND DELIVERY OF PRODUCTS
6.1Purchase and Sale of Products. In respect of Products, (i) Citi shall purchase and receive from DKTS and DKTS shall sell and deliver to Citi, the Products output of each Refinery delivered directly into Included Locations at the Products Delivery Points and (ii) DKTS shall purchase and receive from Citi and Citi shall sell and deliver to DKTS, Products withdrawn by DKTS from the Product Storage Tanks at the Products Offtake Points, in each case, from and including the Initial Delivery Date through the end of the Term of this Agreement, at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.
6.2Delivery and Storage of Products.
(a)Unless otherwise agreed by Citi and DKTS, all Products that are to be directly delivered into Included Locations shall be delivered by DKTS to Citi at the relevant Products Delivery Point into the Product Storage Tanks, on a DDP basis.

(b)Citi shall have exclusive right to store Products in the Product Storage Tanks subject to the Storage Facilities Agreement.
6.3Expected Yield, Estimated Output.
(a)On or before the Commencement Date, each Refinery Company shall (and DKTS shall cause each such Refinery Company to) provide to Citi an expected Product yield for the applicable Refinery based on its then current operating forecast for such Refinery (the “Initial Estimated Yield”). From time to time, based on its then current operating forecast for the applicable Refinery, each Refinery Company may provide to Citi a revised expected Product yield for the applicable Refinery (each such revised estimate, together with the Initial Estimated Yield, an “Estimated Yield”).
(b)Each Refinery Company shall (and DKTS shall cause each such Refinery Company to), based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Citi for each Refinery, no later than 5 (five) Business Days before the end of each month, an estimate of the Product quantities it expects to deliver to Citi during such month.
6.4Title and Risk of Loss. Title and risk of loss to Products shall pass from DKTS to Citi as Products pass the relevant Products Delivery Point. Citi shall retain title through the Included Product Pipelines and in the Product Storage Tanks. With respect to Products held in Included Locations, title and risk of loss to Products shall pass from Citi to DKTS as Products pass at the relevant Products Offtake Point; provided that title and risk of loss shall remain with Citi during Product transfers between Included Locations that occur on Included Product Pipelines.
6.5Product Specifications. DKTS agrees that all Products sold to Citi hereunder shall conform to the respective specifications set forth on Schedule A for such Products as to which specifications are set forth on Schedule A or to such other specifications as are from time to time agreed upon by Citi and DKTS. If there are no specifications set forth on Schedule A with respect to certain Products, then there are no specifications for such Products. Citi makes no warranty or representation, written or oral, express or implied, in relation to the respective specifications (if any) for Products sold by Citi to DKTS pursuant to this Agreement and all such warranties, representations, conditions or guarantees implied by law in respect of the respective specifications (if any) for such Products sold by Citi to DKTS are hereby expressly excluded.
6.6Purchase Value of Products. The Parties acknowledge that the consideration due from Citi to DKTS and from DKTS to Citi for the applicable sale and purchase of Products will be reflected in (i) the Daily Settlement Amounts and (ii) the Monthly True-Up Amounts, in each case, determined following delivery and in accordance with this Agreement.
6.7Transportation, Storage and Delivery of Products.
(a)Citi shall have the exclusive right to inject, store and withdraw (except for such injections or withdrawals by any Delek Entity as contemplated herein) Products in the Product Storage Tanks subject to the Storage Facilities Agreement.
(b)Pursuant to the Required Storage and Transportation Arrangements, Citi shall have the exclusive right to inject (except for such injections by any Delek Entity as contemplated herein), store, transport and withdraw Products in and on the Included Product Pipelines and the Product Storage Tanks not subject to the Storage Facilities Agreement to the same extent as the applicable Delek Entity had the right to do so prior to the implementation of the Required Storage and Transportation Arrangements. With

respect to any activities involving Products covered by the Storage Facilities Agreement or any Required Storage and Transportation Arrangement, Citi may from time to time appoint one or more Delek Entities as Citi’s agent thereunder for such activities as Citi may specify.
(c)Provided no Default (of which Citi has provided notice to the Delek Entities) or Event of Default by any Delek Entity has occurred and is continuing, the Delek Entities shall be permitted to withdraw from the Product Storage Tanks and take delivery of Products on any day and at any time. The applicable Refinery Companies shall bear sole responsibility for arranging the withdrawal of Products from the Product Storage Tanks. The applicable Refinery Companies shall (and DKTS shall cause each such Refinery Company to) take commercially reasonable actions necessary to maintain a connection with the Product Storage Tanks to enable withdrawal and delivery of Products to be made as contemplated hereby.
6.8Custody of Products.
(a)Prior to DKTS assuming title of any Product as it passes the Products Offtake Point, the applicable Delek Entities shall have custody of such Product in accordance with Section 6.8(b).
(b)During the time any Product is held in any Product Storage Facilities, the applicable Delek Entity, in its capacity as operator of or party with a contractual right of use with respect to the relevant Product Storage Facilities and pursuant to the Storage Facilities Agreement or the relevant Required Storage and Transportation Agreement, shall be solely responsible for compliance (or causing applicable third parties other than Citi to comply) with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling and us of such Product and shall indemnify and hold harmless Citi, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising from failure by any Delek Entity to so comply (or to cause such compliance), except to the extent such Liabilities are caused by or attributable to any of the matters for which Citi is indemnifying DKTS pursuant to Section 22.1.
(c)Prior to transfer of any Product at the Products Delivery Point from DKTS to Citi, the Delek Entities shall be solely responsible for compliance (or causing applicable third parties other than Citi to comply) with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling and use of such Products and shall indemnify and hold harmless Citi, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising from failure by any Delek Entity to so comply (or to cause such compliance), except to the extent such Liabilities are caused by or attributable to any of the matters for which Citi is indemnifying DKTS pursuant to Section 22.1.
(d)Without limiting any obligation of each Delek Entity hereunder to cause any actions by third parties, it is acknowledged that in determining how to comply with such obligations, each Delek Entity may use such contractual or other arrangements as they deem necessary or appropriate.
6.9ARKS Refinery Monthly Products Optionality.
(a)On or before each ARKS Optionality Election Date, DKTS shall provide Citi with written notice of its election (a “Product Storage Election Notice”) to (i) remove, for the purposes hereof, any Product Storage Tank located at the ARKS Refinery as an Included Location (such removed Product Storage Tanks, the “Removed Product Tanks”) or (ii) restore as an Included Location, for the purposes hereof, any Removed Product Tank located at the ARKS Refinery as a Product Storage Tank and an Included Location (such restored Product Storage Tanks, the “Restored Product Tanks”), each in accordance with the terms of this Section 6.9; provided that DKTS shall be permitted to deliver such Product Storage Election Notice and make such elections as set forth therein once per calendar month. Such Product Storage Election Notice shall include an updated version of Annex I to Schedule D setting forth the Product Storage Tanks that are Included Locations for the upcoming ARKS Optionality Period (as defined below) and specifying each Product Storage Tank, if any, which will be a Removed Product Tank for such ARKS Optionality Period. Any elections made by DKTS, as set forth in the relevant Product Storage Election Notice, shall take effect on the ARKS Optionality Implementation Date.
(b)On the ARKS Optionality Implementation Date, Citi shall determine, based on the daily inventory report delivered on such date in accordance with Section 7.1, (x) the net aggregate volume of Crude Oil held as of such date in (i) (A) Product Storage Tanks which are not then subject to a Product Storage Election Notice plus (B) Restored Product Tanks, if any, for the relevant ARKS Optionality Period minus (ii) the Removed Product Tanks, if any, for such ARKS Optionality Period (collectively, the “Net ARKS Optionality Volume (Product)”) and (y) the difference between (i) the Net ARKS Optionality Volume (Product) for the immediately preceding ARKS Optionality Period (provided that such Net ARKS Optionality Volume (Product) for the first ARKS Optionality Period shall be deemed zero) minus (ii) the Net ARKS Optionality Volume (Product) for the upcoming ARKS Optionality Period (such amount, the “ARKS Optionality Volume Change (Product)”), which ARKS Optionality Volume Change (Product) shall be incorporated in the determination of the Daily Net Product Sales Volume for such date in accordance with Section 7.2 for the purpose of determining the Daily Settlement Amount for such date.
(c)For the avoidance of doubt, effective upon the relevant Party’s receipt of the Daily Settlement Amount incorporating the ARKS Optionality Volume Change (Product):
(i)all right, title and interest in, and risk of loss with respect to, the Products held in the Removed Product Tanks, if any, for such ARKS Optionality Period shall immediately pass from Citi to DKTS, without any further action by any Party hereto, free and clear of all Liens, subject to Permitted Liens, against the claims of all parties claiming the same by, through or under Citi; and
(ii)all right, title and interest in, and risk of loss with respect to, the Products held in the Restored Product Tanks, if any, for such ARKS Optionality Period shall immediately pass from DKTS to Citi, without any further action by any Party hereto, free and clear of all Liens, subject to Permitted Liens, against the claims of all parties claiming the same by, through or under DKTS;
(iii)provided, that DKTS shall not, and DKTS shall not permit ARKS to, create, incur, assume or suffer to exist any Lien upon the Product in the Removed Product Tanks, other than Permitted Liens and Liens created pursuant to the ABL Security Agreement (as defined in the Acknowledgment Agreement).

Article 7

NET SALES VOLUMES; PURCHASE VALUE; AND NOMINATIONS AND SCHEDULING
7.1Daily Volumes. On each Business Day each applicable Refinery Company shall use its reasonable efforts to (and DKTS shall use its reasonable efforts to cause each such applicable Refinery Company and the applicable third-party operator to) provide to Citi, by no later than 12:00 p.m., CPT (or such earliest time as practicable in the event that the Refinery Company has not yet received an inventory report from the applicable operator), an inventory report in the form set forth on Schedule F confirming (i) the Crude Oil volume that equals the sum of the aggregate volume of Crude Oil held in the Crude Storage Tanks and the Included Crude Pipelines, in each case, at the end of the immediately preceding Delivery Date and (ii) for each Product, the Product volume that equals the sum of the aggregate volume of Product held in the Product Storage Tanks and the Included Product Pipelines, in each case, at the end of the immediately preceding Delivery Date. In the event that inventory reports from third-party operators are frequently received after 12:00 p.m., CPT, DKTS shall consult with Citi as to potential mechanism to have such reports provided in a timely manner.
7.2Determination of Daily Net Sales Volumes. For each day, Citi shall determine the Daily Net Crude Sales Volume and Daily Net Product Sales Volume, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 7.2, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such estimates.
(a)For the purposes hereof,
(i)“Daily Net Crude Sales Volume” for a Refinery and any day shall be the sum of (A) a volume of Crude Oil equal to (I) the Ratable Crude Oil – Pipelines Purchases for such day less (II) the Ratable Crude Oil – Pipelines Sales for such day and (B) an estimate for that day of the Crude Oil volume that equals (I) the Measured Crude Tank Quantity at the end of such day minus (II) the Measured Crude Tank Quantity at the beginning of such day; provided that, on each ARKS Optionality Implementation Date, the Daily Net Crude Sales Volume shall also include the ARKS Optionality Volume Change (Crude Oil), if any, determined in accordance with Section 5.9(b); and
(ii)“Daily Net Product Sales Volume” for a Refinery, any day and any Product shall be the estimate for that day of the Product volume that equals (A) the Measured Product Quantity at the end of such day minus (B) the Measured Product Quantity at the beginning of such day; provided that, on each ARKS Optionality Implementation Date, the Daily Net Product Sales Volume shall also include the ARKS Optionality Volume Change (Product), if any, determined in accordance with Section 6.9(b).
7.3Calculation of Monthly Net Sales Volumes.
(a)For any month, the “Monthly Net Crude Sales Volume” for a Refinery shall equal (A) the Actual Month End Crude Volume for such Refinery and such month minus (B) the Actual Month End Crude Volume for such Refinery for the prior month.
(b)For any month, and for each Pricing Group, the “Monthly Net Product Sales Volume” for a Refinery shall equal (A) the Actual Month End Product Volume for such Refinery and such month minus (B) the Actual Month End Product Volume for such Refinery for the prior month.

7.4Month End Inventory.
(a)As of 11:59:59 p.m., CPT, on the last day of each month, the Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) apply the Volume Determination Procedures to the Crude Storage Facilities and the Product Storage Facilities, in each case, in respect of each Refinery, and based thereon shall determine for each Refinery for such month, (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks in respect of such Refinery at that time, plus the aggregate volume of Crude Oil held in the Included Crude Pipelines in respect of such Refinery at that time (the “Actual Month End Crude Volume”) and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks at such Refinery at that time, plus the aggregate volume of such Product held in the Included Product Pipelines in respect of such Refinery at that time (each, an “Actual Month End Product Volume”). The Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) notify Citi of the Actual Month End Crude Volume and each Actual Month End Product Volume for each Refinery by no later than 2:00 p.m., CPT on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) endeavor to cause third parties to provide such information to Citi by the fifteenth (15th) day after the end of such month.
(b)At the cost and expense of Citi, Citi may, or may have Supplier’s Inspector, witness all or any aspects of any undertaking of the Volume Determination Procedures as Citi shall direct. If, in the judgment of Citi or Supplier’s Inspector, any Volume Determination Procedures have not been applied correctly, then each applicable Refinery Company will (and DKTS shall cause each applicable Refinery Company to) cooperate with Citi, or Supplier’s Inspector, to ensure the correct application of such Volume Determination Procedures, including making such revisions to the relevant Actual Month End Crude Volume and any relevant Actual Month End Product Volume as may be necessary to correct any such errors.
7.5Monthly Crude Payment and Monthly Product Payment.
(a)For each Refinery and any month, the “Monthly Crude Payment” with respect to the Monthly Net Crude Sales Volume for such month, shall equal, the product of (i) the Monthly Crude Price for that month and (ii) the Monthly Net Crude Sales Volume for such month and (iii) minus one (-1). The amount determined in this sub-section (a) may be a positive or negative number.
(b)For each Refinery each Product in any month, the “Monthly Product Payment” with respect to the Monthly Net Product Sales Volume for such month, shall equal, the product of (i) the Monthly Product Price for that month and (ii) the Monthly Net Product Sales Volume for such month and (iii) minus (-1). The amount determined in this sub-section (b) may be a positive or negative number.
7.6Material Grade or Specification Changes. If either Citi or DKTS concludes in its reasonable judgment that (i) the specifications (including specific gravity and sulfur content of the Crude Oil) of the Crude Oil procured, or projected to be procured, differ materially from the grades that have generally been run by a Refinery and/or (ii) the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by a Refinery, then, in each case, Citi and DKTS will endeavor in good faith to mutually agree on acceptable indices for such Crude Oil or for such Product and a settlement payment from DKTS to Citi or from Citi to DKTS (as applicable) that sufficient to compensate the relevant Party for the relative costs and benefits to each of the differences in value between the prior indices and the amended indices.
7.7Nominations and Scheduling. Citi hereby appoints DKTS as its agent for purposes of all scheduling and nominations, including without limitation any pipeline or terminal nominations, with respect to Crude Oil and Products arriving at or into and while contained within any Included Location. DKTS accepts such appointment and agrees that it shall or shall cause one or more of its Affiliates to perform all such scheduling and nomination functions during the Term of this Agreement. In performing such scheduling and nomination functions, including those set forth on the Scheduling and Communications Protocol attached hereto as Schedule L, DKTS shall do so (and shall cause its applicable Affiliates to do so) in accordance with generally accepted industry standards. With respect to (i) all Crude Oil that DKTS intends to deliver to Citi at any Crude Intake Point and (ii) all Products to be delivered to DKTS at the Products Offtake Point, DKTS shall make all nominations and perform all scheduling functions with the relevant pipeline or terminal operators. Citi shall at all times maintain shipper status on each of the Included Crude Pipelines, Included Product Pipelines and other Included Locations on which Crude Oil or Products, as applicable, may be shipped during the Term of the Agreement. In connection with all nominations and scheduling activities, both DKTS and Citi shall comply with the Scheduling and Communications Protocol. Upon the occurrence and during the continuance of an Event of Default, or as otherwise agreed between Citi and DKTS, Citi shall have the right to revoke the foregoing agency appointment.
7.8Communications.
(a)Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Pipeline Systems; provided that Citi has received such communications and documents in respect of the Pipeline System; and provided further that no Party shall be obligated to provide to any other Party any such materials that contain proprietary or confidential information and, in providing any such materials, the disclosing Party may redact or delete any such proprietary or confidential information.
(b)With respect to any proprietary or confidential information referred to in sub-section (a) above, Citi shall promptly notify the Delek Entities of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Delek Entities.
7.9Deemed Acceptance. With respect to any trades effected under this Agreement, if Citi does not receive from DKTS either acceptance or notification of a bona fide error within two (2) Business Days after receipt of any trade acceptance or other documentation evidencing such trade, then DKTS shall be deemed to have accepted such trade acceptance or other documentation evidencing such trade, and the trade evidenced thereby shall be effective and binding upon Citi and DKTS. DKTS agrees that it will not (and shall cause each other Delek Entity not to) challenge or otherwise object to the validity and enforceability of any trade acceptance or other documentation deemed accepted and any trade deemed effective and binding between Citi and DKTS pursuant to this Section 7.9.

Article 8

ESTABLISHING TARGETS & HEDGE ROLL FEES
8.1Base Layer. On or prior to the Commencement Date, Citi and DKTS shall agree the volume that shall constitute the “Base Layer Volume” for the Crude Oil Product Group and each other Product Group other than the Asphalt Product Group in respect of each Refinery, as indicated in Part 1 of Schedule T. For each Base Layer Volume for the Crude Oil Product Group and each other Product Group other than the Asphalt Product Group in respect of each Refinery, the below considerations shall apply:
(a)in respect of the commencement of this Agreement, DKTS shall elect the Hedging Transaction Roll Period and DKTS and Citi shall agree the Market Structure Price as follows:
(i)the Hedging Transaction Roll Period shall begin on the Commencement Date; and
(ii)the Market Structure Price shall reflect the inter-month spread agreed to by Citi and DKTS on the Commencement Date;
(b)with respect to each month (subsequent to the period referenced in Section 8.1(a)), DKTS shall elect the Hedging Transaction Roll Period and DKTS and Citi shall agree the Market Structure Price as follows:
(i)at any time prior to 10.00 a.m., CPT on the seventh Business Day before the end of each month (“M1”), other than the last month of the Term, (the “Base Layer Roll Cut-off”), DKTS may elect a new Hedging Transaction Roll Period, such period commencing in the following month (“M2”);
(ii)the Market Structure Price shall represent the inter-month spread agreed to by Citi and DKTS for the new Hedging Transaction Roll Period; and
(iii)in the event that DKTS does not make an election as provided in Section 8.1(b)(i), then on or after the Base Layer Roll Cut-off in each month, Citi shall (in accordance with Part 2 of Schedule T, calculate the Stand-by Market Structure Price;
(c)DKTS may not amend or unwind any Base Layer Volumes that are subject to an existing Hedging Transaction Roll Period; provided, however, that each of the Parties hereto acknowledges and ratifies that certain Letter Agreement, dated December 13, 2023, by and between DKTS and Citi pursuant to which the Parties have agreed to temporarily amend this Section 8.1(c) during the period from November 1, 2023 until March 21, 2024 pursuant to the terms set forth therein; and
(d)there can only be one (1) Base Layer Volume for the Crude Oil Product Group and each other Product Group in respect of each Refinery.
8.2Flex Layer. On or before 10:00 a.m., CPT on the second Tuesday of each month, third Tuesday of each month, and sixth Business Day before the end of each month (“M1”), other than the last month of the Term (each, a “Flex Layer Nomination Day”), DKTS may nominate a positive or negative quantity (a “Flex Layer Volume”) for the Crude Oil Product Group and each other Product Group other than the Asphalt Product Group in respect of each

Refinery. For each Flex Layer Volume for the Crude Oil Product Group and each other Product Group other than the Asphalt Product Group in respect of each Refinery, the below shall apply:
(a)the “Flex Layer Start Date” shall begin on the next Business Day following nomination by DKTS on the relevant Flex Layer Nomination Day;
(b)the Flex Layer Volume hedges shall be subject to the Flex Layer Hedge Convention as detailed in Part 3 of Schedule T;
(c)after the Flex Layer Start Date, Citi shall calculate the Flex Layer Passback Fee in accordance with Schedule C;
(d)the Flex Layer Hedge Entry Price shall be determined in Part 4 of Schedule T;
(e)in respect of any Flex Layer Volume, if no Market Structure Price has been determined between Citi and DKTS before the Base Layer Roll Cut-off, the Flex Layer Volume shall be rolled in accordance with provisions of Part 2 of Schedule T and the Stand-by Market Structure Price shall be calculated accordingly;
(f)only one (1) Flex Layer Volume can be entered into for Crude Oil and each Product Group in respect of each Refinery on any given month; and
(g)upon calculation of the Flex Layer Passback Fee in accordance with this Section 8.2, such Flex Layer Passback Fee shall be documented and invoiced by Citi to DKTS on the date of such calculation and be due and payable as provided in Section 11.2 after invoicing and the corresponding Flex Layer Passback Fee shall be payable as provided in Section 11.2
8.3Target Inventory Levels. In respect of Crude Oil and each Product Group in respect of each Refinery and for any day, the sum of Base Layer Volume and Flex Layer Volume(s) shall equal the “Target Inventory Level”.
8.4Target Deviation.
(a)Daily Target Deviation. With respect to any Delivery Date, for Crude Oil and each Product Group in respect of each Refinery, Citi shall calculate the difference between (i) aggregate Daily Volumes described on the daily inventory report (in accordance with Section 7.1) for such Delivery Date and (ii) the Target Inventory Level for such Delivery Date, to determine if there is any target deviation (a “Daily Target Deviation”).
(i)Daily Target Deviations shall be subject to the Exposure calculation pursuant to Article 12.
(ii)Daily Target Deviations shall be calculated after giving effect to any Crude Storage Election Notice given in accordance with Section 5.9 and any or Product Storage Election Notice given in accordance with Section 6.9.
(b)In the event that the aggregate Daily Target Deviation for the Crude Oil Product Group and each other Product Group (other than the Asphalt Product Group), when represented as an absolute number, exceeds 700,000 Barrels at any time, then Citi may either (i) ~~have the right to~~ seek additional Eligible Collateral in accordance with Article 12 or (ii) put in place a Flex Layer Volume for the applicable Product Group in respect of the Refinery as to which the excess volumes relate and for such purposes the provisions of Section 8.2 shall apply as if (A) DKTS had nominated the Flex Layer Volume selected, and agreed to the Market Structure Price determined, by Citi and (B) sub-section (f) thereof did not apply.
(c)Monthly Target Deviation. At the end of each month, for the Crude Oil Product Group and each other Product Group in respect of each Refinery, Citi shall calculate the Actual Month End Crude Volume and Actual Month End Product Volume, respectively, minus the Target Inventory Level at the end of each month to determine if there is any target deviation (a “Monthly Target Deviation”). Such Monthly Target Deviation shall be subject to a Target Deviation Settlement, in accordance with Schedule C.
8.5Fixed Price Forward Hedge Transactions. In respect of Base Layer Volumes other than in respect of the Asphalt Product Group, to the extent Section 8.1 has not been executed for such Base Layer Volumes, DKTS may elect to enter into Fixed Price Forward Hedge Transactions with Citi in accordance with the ISDA Master Agreement. DKTS shall be required to notify Citi of such election at least ten (10) Business Days before the end of each month. Promptly following receipt of such notification, Citi shall provide DKTS with indicative terms for such Fixed Price Forward Hedge Transaction (including, if applicable, any required independent amounts) and shall update such terms at the request of DKTS. DKTS may elect whether it will or will not enter into such Fixed Price Forward Hedge Transaction no later than the day that is seven (7) Business Days before the end of such month.
8.6Periodic Price Adjustments.
(a)Prior to each Periodic Adjustment Date, the Parties shall undertake the procedures set forth on Schedule R to calculate whether, based on such data and procedures set forth on Schedule R, an adjustment to any of the Prices, including in respect of the Asphalt Product Group, is appropriate. If such calculations demonstrate that an adjustment is appropriate, the Parties shall promptly consult with each other to agree the amounts of such Price adjustments as provided on Schedule R. Any such adjusted Prices shall become applicable commencing on the relevant Periodic Adjustment Date.
(b)If any Prices are adjusted as of a Periodic Adjustment Date, Citi shall determine the Price Adjustment Settlement Amount in accordance with Schedule R hereto and such amount shall be included in the applicable Monthly True-Up Amount.
(c)Notwithstanding the provisions of Section 8.6(a), prior to each Periodic Adjustment Date, Citi shall have the right, but not the obligation, to undertake a periodic price adjustment in accordance with the procedures set forth on Schedule R, in the event that the Gasoline Crack (as defined in Schedule R) as of such date of determination decreases by more than USD 7/bbl from the Gasoline Crack calculated as of the most recent Periodic Adjustment Date, and the date of such periodic price adjustment shall be a Periodic Adjustment Date. For the avoidance of doubt, all relevant amounts due and payable as a result of a periodic price adjustment made in accordance with this Section 8.6(c) shall be due and payable on the Business Day immediately following the date on which DKTS receives the applicable invoice related to such periodic price adjustment, together with all other required Daily Settlement Amounts payable in accordance with Section 11.1.
8.7Market Structure Fees.

(a)Upon the calculation and application of any Market Structure Fee owing by DKTS to Citi (which, for the avoidance of doubt, will be represented by a negative number), determined in accordance with Sections 8.1 and 8.2, such Market Structure Fee shall be documented and invoiced by Citi to DKTS on the Business Day following such calculation and be due and payable as provided in Section 11.2.
(b)Upon the calculation and application of any Market Structure Fee owing by Citi to DKTS (which, for the avoidance of doubt, will be represented by a positive number), determined in accordance with Sections 8.1 and 8.2, such Market Structure Fee shall be documented and invoiced by Citi to DKTS on the last calendar day of the relevant Hedging Transaction Roll Period and be due and payable as provided in Section 11.2.
Article 9

ASPHALT FIXED PRICE REPURCHASE TRANSACTIONS
9.1Asphalt Repurchase Transactions. The Parties shall enter into (i) spot physical purchase transactions in respect of certain quantities of the Asphalt Product Group pursuant to the terms of this Agreement and (ii) monthly forward repurchases of such quantities of the Asphalt Product Group, on a fixed price basis and with settlement in accordance with the terms set out in this Article 9 (such repurchase transactions, the “Asphalt Repo Transactions” and each, an “Asphalt Repo Transaction"). In respect of each Asphalt Repo Transaction, Citi shall be the seller and DKTS shall be the buyer.
9.2Asphalt Repo Transaction Volume. In respect of each Asphalt Repo Transaction, the volume shall be, at any time, the aggregate of (i) the Base Layer Volume for the Asphalt Product Group for each Refinery, as indicated in Part 1 of Schedule T and (ii) the Daily Net Product Sales Volume for the Asphalt Product Group for each day in the applicable Asphalt Repo Roll Period.
9.3Asphalt Repo Transaction Price.
(a)In respect of each Asphalt Repo Transaction, the price shall be a USD fixed price per Barrel, as determined by the Parties pursuant to Section 9.4 (the “Asphalt Repo Fixed Price”).
(b)The Asphalt Repo Fixed Price for the Asphalt Repo Transaction entered into on the Commencement Date shall be determined by Citi in accordance with Part 2 of Schedule V.
9.4Asphalt Repo Transaction Rolls.
(a)On the first day of each Asphalt Repo Roll Period (which, for the initial Asphalt Repo Roll Period, shall be the Commencement Date), Citi shall sell, and DKTS shall purchase, the Base Layer Volume for the Asphalt Product Group for each Refinery at the Asphalt Repo Fixed Price.
(b)On or prior to the Asphalt Repo Cut-off Date, other than the last calendar month of the Term, Citi and DKTS may agree to roll the outstanding Asphalt Repo Transaction and agree the Asphalt Repo Fixed Price for the new Asphalt Repo Transaction (such date, the “Asphalt Repo Roll Date”). Upon agreement to roll, (i) Citi and DKTS shall enter into a new Asphalt Repo Transaction at the agreed Asphalt Repo Fixed Price with the relevant Asphalt Repo Roll Period to commence on the calendar day following the Asphalt Repo Roll Date and (ii) on the Asphalt Repo Roll Date, Citi shall (A) unwind the outstanding Asphalt Repo Transaction at the outstanding Asphalt Repo Fixed Price and (B) calculate the related Asphalt Repo Settlement Amount in respect of such unwind. If the Asphalt Repo Settlement Amount is positive, DKTS shall pay such amount to Citi and if the Asphalt Repo Settlement Amount is negative, Citi shall pay the absolute value of such amount to DKTS, in each case, no later than two (2) Business Days following the Asphalt Repo Roll Date.
9.5Deemed Asphalt Repo Transaction. In respect of each Asphalt Repo Transaction, in the event Citi and DKTS do not agree to roll such outstanding Asphalt Repo Transaction by the Asphalt Repo Cut-off Date (other than in the last calendar month of the Term), then the Parties will be deemed to roll such outstanding Asphalt Repo Transaction (a “Deemed Asphalt Repo Transaction”) two (2) Business Days after the Asphalt Repo Cut-off Date (such date, the “Deemed Asphalt Repo Roll Date”). In respect of each Deemed Asphalt Repo Transaction, Citi and DKTS will be deemed to (i) enter into a new Asphalt Repo Transaction at the Deemed Asphalt Repo Fixed Price with the relevant Asphalt Repo Roll Period to commence on the calendar day following the Deemed Asphalt Repo Roll Date and (ii) on the Deemed Asphalt Repo Roll Date, Citi shall (A) unwind the outstanding Asphalt Repo Transaction at the outstanding Asphalt Repo Fixed Price or Deemed Asphalt Repo Fixed Price, as applicable, and (B) calculate the Asphalt Repo Settlement Amount. If the Asphalt Repo Settlement Amount is positive, DKTS shall pay such amount to Citi and if the Asphalt Repo Settlement Amount is negative, Citi shall pay the absolute value of such amount to DKTS, in each case, no later than two (2) Business Days following the Deemed Asphalt Repo Roll Date.
9.6Asphalt Repo True-Up Fee. An Asphalt Repo True-Up Fee (the “Asphalt Repo True-Up Fee”) shall apply to the initial and final Asphalt Repo Transactions as follows:
(a)with respect to the initial Asphalt Repo Roll Period, the Asphalt Repo True-Up Fee shall be the product of (i) the Base Layer Volume in respect of the Asphalt Product Group and (ii) the Asphalt Repo Step-in Price minus the Asphalt Repo Fixed Price of the new Asphalt Repo Transaction;
(b)with respect to the final Asphalt Repo Roll Period, the Asphalt Repo True-Up Fee shall be the product of (i) the Base Layer Volume in respect of the Asphalt Product Group and (ii) the Asphalt Repo Fixed Price or Deemed Asphalt Repo Fixed Price, as applicable, of the final Asphalt Repo Transaction minus the Asphalt Repo Step-Out Price; and
(c)in the case of either sub-section (a) or (b) above, Citi shall calculate the Asphalt Repo True-Up Fee, and if the Asphalt Repo True-Up Fee is positive, DKTS shall pay such amount to Citi, and if the Asphalt Repo True-Up Fee is negative, Citi shall pay the absolute value of such amount to DKTS, in each case, as provided in Section 11.2.
9.7Asphalt Product Group Daily Value and Monthly Product Price. The Daily Value and the Monthly Product Price in respect of the Asphalt Product Group shall be the sum of (i) the NYMEX WTI Index Amount (as applicable) plus (ii) the Asphalt Price (which, for the avoidance of doubt, shall be subject to the periodic price adjustment in accordance with Section 8.6).
9.8Asphalt Base Layer. DKTS may, not later than thirty (30) days prior to the end of each calendar quarter, request to amend the Base Layer Volume for the Asphalt Product Group, and Citi agrees to consider such request in good faith and use reasonable commercial efforts to accommodate and agree to such request. If agreed, such amendment will be effective as of the beginning of the calendar quarter immediately following the date on which such request was made.

Article 10

ANCILLARY COSTS; TANK MAINTENANCE; CERTAIN OTHER MATTERS
10.1Ancillary Costs.
(a)From time to time, Citi shall estimate Ancillary Costs it expects to incur with respect to each Refinery and each day occurring during any month. As provided in Section 11.1, Citi shall include such daily estimate of Ancillary Costs in the determination of the Daily Settlement Amounts due with respect to each day in such month.
(b)Without limiting the foregoing, DKTS shall reimburse Citi for all Ancillary Costs incurred by Citi. Such reimbursement shall occur from time to time upon demand of Citi to DKTS. When making such demand, Citi shall promptly provide DKTS with copies of any relevant invoices for Ancillary Costs incurred by Citi in accordance with Section 7.9. All refunds or adjustments of any type received by Citi related to any Ancillary Costs shall be reflected in the Monthly True-Up Amounts as provided in Section 11.2.
10.2Change to Tank Status.
(a)The Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) provide prompt written notice to Citi of any maintenance intended to be conducted on any of the Crude Storage Tanks or Product Storage Tanks that would result in such storage tank being taken out of service (“Tank Maintenance”). The Parties agree to cooperate with each other in establishing the effective date for any such Tank Maintenance for the purposes of any amendments to Schedule D.
(b)The Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) also provide prompt written notice to Citi of any binding agreement to sell, lease, sublease, transfer or otherwise dispose of any tank listed on Schedule D.
(c)The Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) use commercially reasonable efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable.
10.3Certain Regulatory Matters.
(a)If Citi shall determine, in its sole judgment, that as a result of (i) the taking effect of any Applicable Law after the date hereof, (ii) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) or any interpretation thereof by any Governmental Authority or the bringing of any action in a court of competent jurisdiction (regardless of whether related to Citi) or (iv) any interpretation of or proposal to implement any of the foregoing by a Governmental Authority (each, a “Regulatory Event”), Citi or any of its Affiliates is or would (A) not be permitted to hold, store, transport, buy, finance, sell or own any or certain of the commodities subject to the transactions contemplated by the Transaction Documents, (B) be required to hold additional capital, or be assessed any additional capital or other charges, on the basis of holding, storing, transporting, buying, financing, selling, or owing any commodities from time to time, including without limitation, any of the commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents, (C) be unable to perform in any material respect its obligations under this Agreement and the other Transaction Documents, or (D) were it to continue to hold, store, transport, buy, finance, sell or own any of the commodities subject to the transactions contemplated by this Agreement and the Transaction Documents or perform any such obligations, and taking into account other commodities and the volumes thereof held by Citi or any of its Affiliates from time to time, be or likely to be required to hold additional capital, or be assessed any additional capital or other charges, or be or likely to be subject to additional or increased burdens or costs (such additional capital or other charges, burdens and costs, collectively, “Additional Costs”), then it shall notify the Delek Entities in writing of such determination (a “Regulatory Event Notice”). Promptly following the sending of a Regulatory Event Notice, Citi shall propose what actions or steps, if any, the Parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event, and each Delek Entity shall consider any such actions or steps in good faith. If, in Citi’s sole judgment, Citi is able to identify actions or steps that can be implemented with respect to the transactions contemplated by this Agreement and the other Transaction Documents without adversely impacting the business conducted by Citi and its Affiliates generally, including, without limitation, without resulting in Citi or its Affiliates being required to incur any Additional Costs on the basis of holding, storing, transporting, buying, selling or owing any commodities from time to time, including without limitation, any of the commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents, while preserving the economic terms and conditions of this Agreement and the other Transaction Documents (including economic benefits, risk allocation, costs and Liabilities), then the Parties shall, in good faith and in a commercially reasonable manner, endeavor to implement such actions and steps. If, in Citi’s sole judgment, Citi is unable to identify such actions or steps or the Parties are unable to implement any actions and steps that have been so identified, then Citi may, by written notice to the Delek Entities (a “Regulatory Termination Notice”), elect to terminate this Agreement in the manner provided for in Article 21 on such date as Citi shall specify in such notice, which date shall constitute a Termination Date for purposes of Article 21; provided that (x) (unless such Regulatory Event has or is expected to become effective at an earlier date) the date specified in such Regulatory Termination Notice shall occur at least ninety (90) days after the date such notice is given and if practicable on the last day of a month, or on such earlier date as may be requested by any Delek Entity; provided that the Parties, in Citi’s reasonable judgment, have sufficient time to effect a termination pursuant to Article 21 hereof and (y) if the relevant Regulatory Termination Notice relates only to the incurrence of Additional Costs, then if and for so long as the option under Section 10.3(c) is exercised, no termination shall result from such Regulatory Termination Notice. In the case of a Regulatory Termination Notice referred to in sub-section (y) of the preceding sentence, Citi will also provide to the Delek Entities an estimate of such Additional Costs which Citi shall determine in a commercially reasonable manner based on such information relating to the relevant Regulatory Event as is then available to Citi.
(b)If Citi gives a Regulatory Termination Notice relating to a Regulatory Event that is based on a rule or regulation that, at the time such notice is given, has not yet become effective, then without limiting the minimum ninety (90) day notice period required under sub-section (a) above, such Regulatory Termination Notice shall not become effective prior to the date on which such rule or regulation becomes effective.
(c)If Citi gives a Regulatory Termination Notice relating to a Regulatory Event Notice that relates only to the incurrence of Additional Costs, then DKTS may elect, by written notice to Citi, to compensate Citi from time to time for such Additional Costs incurred by Citi and so long as DKTS compensates Citi for such Additional Costs, this Agreement shall not be terminated on the basis of such Regulatory Event Notice; provided that (i) upon giving such notice to Citi, DKTS shall become obligated to pay all Additional Costs thereafter incurred, subject to sub-section (iv) below, and without limiting such obligation Citi may require that DKTS execute such further documents or instruments as Citi may request to confirm such obligation, (ii) the amount of such Additional Costs shall be determined by Citi in accordance with its internal procedures and shall include Additional Costs directly arising from this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and the portion of any other Additional Costs allocable, on a pro rata basis, to this Agreement, such Transaction Documents and such transactions, (iii) such Additional Costs shall be documented and invoiced by Citi to DKTS on a monthly basis and be due and payable in the monthly settlement provided for under Section 11.2 hereof and (iv) DKTS may elect to cease compensating Citi for such Additional Costs by written notice which shall be effective one-hundred twenty (120) days after being given, in which case Citi may reinstate its Regulatory Termination Notice with respect to such Additional Costs.
10.4DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL OR PRODUCTS DELIVERED HEREUNDER (WHICH, IN THE CASE OF CITI, IS NOT A GENERAL WARRANTY AS TO TITLE AND IS LIMITED SOLELY TO SUCH TITLE AS CITI MAY HAVE RECEIVED FROM DKTS) AND THE AGREEMENTS SET FORTH IN SECTIONS 5.6 AND 6.6, NO PARTY MAKES ANY WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL OR PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE.
Article 11
PAYMENT PROVISIONS
11.1Daily Settlement Amounts.
(a)Citi shall determine, for each Refinery and each Product Group on each day, a daily settlement amount (“Daily Settlement Amount”) equal to (i) the sum of, for each Product Group (other than the Crude Oil Product Group), the product of (A) the Daily Net Product Sales Volume for such Product ~~times~~and (B) the applicable Daily Value plus (ii) the product of (A) the Daily Net Crude Sales Volume and (B) the applicable Daily Value minus (iii) in respect of all Product Groups and all Refineries, an estimate of Ancillary Costs, which shall be denoted as a positive number, for such day to the extent not directly invoiced to the Delek Entities, subject to the terms and conditions herein. The Daily Settlement Amount for each Refinery shall be aggregated and if such Aggregate Daily Settlement Amount is a positive number, such aggregate amount shall be due from Citi to DKTS and if such aggregate amount is a negative number, then the absolute value thereof shall be due from DKTS to Citi, in each case, on the Business Day immediately following the date on which Citi invoices DKTS of the Aggregate Daily Settlement Amount.
(b)With respect to the foregoing calculations and determinations:
(i)if inventory data needed for the applicable invoice date per Schedule E has not been reported Citi will (other than with respect to Ratable Crude Oil – Pipelines Purchases and Ratable Crude Oil – Pipelines Sales) use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day that results in the smallest Daily Net Crude Sales Volume or the smallest Daily Net Product Sales Volume (as the case may be); and

(ii)if Citi determines a Daily Settlement Amount using any inventory data covered by sub-section (i) above or determines that any inventory data it has used in such determination was inaccurate, then Citi may, at its option, adjust future Daily Settlement Amounts (not more than once per calendar week) to take account of any corrected inventory data or any inventory data that, if available, would have complied with sub-section (i) above.
(c)For any Business Day, the Daily Settlement Amount to be determined and invoiced by Citi shall be the Daily Settlement Amount for that day; provided that if such Business Day is followed by one or more non-Business Days (whether weekends or Bank Holidays), then Citi shall reasonably determine and advise to DKTS the Daily Settlement Amount for that Business Day as well as the Daily Settlement Amount for each of such following non-Business Days and all such Daily Settlement Amounts shall be due on the Business Day immediately following the date on which Citi invoices DKTS of the Aggregate Daily Settlement Amount.
11.2Monthly True-Up Amount.
(a)Citi will use commercially reasonable efforts to provide to DKTS, within fifteen (15) Business Days after the end of any month (or, if later, the date on which Citi has received from any third party all information necessary to perform the calculations contemplated hereby), a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment for each Refinery in respect of each Product Group (the “Monthly True-Up Amount”). The Monthly True-Up Amount for any month shall be equal to:
(i)the aggregate of the Gross True-Up Amount; minus
(ii)the Flex Layer Passback Fee for all applicable Flex Layer Volumes; minus
(iii)the Ancillary Costs for such month; minus
(iv)the Price Adjustment Settlement Amount calculated in accordance with Schedule R, if applicable; minus
(v)the Net Deferred Amount Payment determined pursuant to Section 11.3; minus
(vi)any Additional Costs determined pursuant to Section 10.3; plus
(vii)the Market Structure Fee determined pursuant to Section 8.1 or Section 8.2, as applicable; minus
(viii)any other amount then due from DKTS to Citi under this Agreement or any other Transaction Document and which is attributable to such Refinery.
The Monthly True-Up Amount for each Product Group and each Refinery shall be aggregated into a single amount and if such aggregate Monthly True-Up Amount is a positive number, such aggregate amount shall be due from Citi to DKTS and if such aggregate amount is a negative number, then the absolute value thereof shall be due from DKTS to Citi, in each case, on the twenty-fifth (25th) calendar day after the end of the month for which such Monthly True-Up

Amount has been determined or if such calendar day is not a Business Day, the immediately following day which is a Business Day (the “Monthly True-Up Payment Date”); provided that if Citi has not provided DKTS with a monthly invoice detailing such aggregate Monthly True-Up Amount (including all related documentation supporting the invoiced amount) by the third (3rd) Business Day immediately preceding the Monthly True-Up Payment Date, then DKTS shall pay the Monthly True-Up Amount within three (3) Business Days after receipt of such monthly invoice and related supporting documentation. If the Monthly True-Up Amount is an amount payable by Citi to DKTS, Citi shall (without double counting of any amounts already accounted for in sub-section (viii) above) reduce the Monthly True-Up Amount by an amount equal to any fees due and owing as of the Monthly True-Up Payment Date from DKTS to Citi pursuant to the Fee Letter.
(b)For purposes of determining the amounts due under sub-sections (i) and (ii) of Section 11.2(a), the definitions and formulas set forth on Schedule C shall apply.
(c)For purposes of determining the Daily Value, the Target Deviation Settlement for all Product Groups, the Index Amount and the Price, the definitions and formulas set forth on Schedule B shall apply.
11.3Deferred Amounts.
(a)On the Commencement Date, and in connection with the transactions contemplated by this Agreement, DKTS shall cause to be issued to Citi a Letter of Credit in an initial face amount of USD 70,000,000 (such Letter of Credit, the “Initial Deferral LC” and such amount, the “Initial Deferred Amount”), and Citi shall advance to DKTS the Initial Deferred Amount for the purpose of facilitating the payment by DKTS of amounts owing or that may become owing, or which are or may be required to be posted as Posted Collateral, under Articles 8, 9, 11, and 12.
(b)On the Amendment Effective Date, the aggregate Deferred Amount available under this Agreement will be increased by USD 180,000,000 (the “Additional Deferred Amount”). Any Deferred Amounts in excess of USD 120,000,000 shall remain unpaid for at least 30 consecutive calendar days.
(c)On the Amendment Effective Date, and in connection with the transactions contemplated by this Agreement, DKTS shall cause to be issued to Citi an additional Letter of Credit in an initial face amount equivalent to the aggregate Subsequent Deferred Amount as of the Amendment Effective Date (such Letter of Credit, the “Amendment Deferral LC” and such amount, the “Amendment Deferred Amount”), and Citi shall advance to DKTS the Amendment Deferred Amount for the purpose of facilitating the payment by DKTS of amounts owing or that may become owing, or which are or may be required to be posted as Posted Collateral, under Articles 8, 9, 11, and 12.
(d)Upon prior written notice to Citi (such prior written notice to be given at least ten (10) Business Days before each Monthly True-Up Payment Date), DKTS shall have the right to defer payment of all or a portion of any outstanding Deferred Amount after the Amendment Effective Date until or, in the event the outstanding Deferred Amount is less than the sum of the Initial Deferred Amount and the Additional Deferred Amount, request that Citi advance funds for the purpose of facilitating the payment by DKTS of amounts owing or that may become owing, or which are or may be required to be posted as Posted Collateral, under Articles 8, 9, 11, and 12 (the date of such deferral or request for an advance, the “Deferral Date”) on, the Monthly True-Up Payment Date occurring during the next following calendar month (the amount of each such deferred payment or advance pursuant to this Section 11.3(d), a “Subsequent Deferred Amount” and together with the Initial Deferred Amount and the Amendment Deferred Amount, each a “Deferred Amount”), in an amount not greater than the lesser of (i) USD 250,000,000 and (ii) the amount by which (A) the undrawn amount of all Deferral LCs exceeds (B) the outstanding Deferred Amount, in each case, as of the Deferral Date.
(e)The repayment and/or advance of any Deferred Amount shall be incorporated as a component of the Monthly True-Up Amount as the Net Deferred Amount Payment. If the Net Deferred Amount Payment is a positive number, such payment shall represent an amount due from DKTS to Citi and if the Net Deferred Amount Payment is a negative number, such payment shall represent an amount due from Citi to DKTS and, in each case, shall be subtracted in the calculation of the Monthly True-Up Amount. Notwithstanding the foregoing, upon a written request by DKTS to Citi received on or before the 4:00 p.m. CPT on the date that is one (1) Business Day prior to the last Business Day of the calendar month for which a Monthly True-Up Amount is calculated, Citi shall consider whether to exclude the Net Deferred Amount Payment from the aggregate Monthly True-Up Amount as requested by DKTS and permit the repayment or advance of such Net Deferred Amount Payment to be made separately from the Monthly True-Up Amount; provided, however, that nothing in the foregoing shall obligate Citi to accommodate such a request, and Citi shall make such determination in its sole and absolute discretion. Citi shall notify DKTS in writing on the date that is one (1) Business Day prior to last Business Day of the relevant calendar month whether it will permit the repayment or advance of the Net Deferred Amount Payment separate and apart from the repayment and/or advance of the Monthly True-Up Amount; provided that if Citi fails to provide a response to the request made by DKTS, Citi will be deemed to have declined such request and the repayment and/or advance of any Deferred Amount shall be incorporated as a component of the Monthly True-Up Amount as the Net Deferred Amount Payment in accordance with the terms of this Section 11.3(e).
(f)For the purposes hereof, “Net Deferred Amount Payment” means:
(i)in respect of the initial Monthly True-Up Amount and Monthly True-Up Payment Date, (A) the Initial Deferred Amount minus (B) the Subsequent Deferred Amount in respect of such Monthly True-Up Payment Date; and
(ii)in respect of each Monthly True-Up Amount and Monthly True-Up Payment Date thereafter, (A) the Subsequent Deferred Amount in respect of the immediately preceding Monthly True-Up Payment Date minus (B) the Subsequent Deferred Amount in respect of such Monthly True-Up Payment Date.
11.4For the avoidance of doubt, if no Subsequent Deferred Amount has been notified in respect of a Monthly True-Up Payment Date then for the purposes of determining the Net Deferred Amount Payment for such Monthly True-Up Payment Date, the Subsequent Deferred Amount shall be deemed to be zero, and the Net Deferred Amount Payment shall equal the then outstanding Deferred Amount for the purposes of calculating the Monthly True-Up Amount.

11.5Fees.
(a)As additional consideration for the arrangements contemplated hereby, DKTS agrees to pay to Citi, as and when due, all fees provided for in the Fee Letter.
(b)Notwithstanding the terms of the Fee Letter, on each Monthly True-Up Payment Date on which the aggregate Deferred Amount is less than USD 120,000,000, DKTS agrees to pay to Citi, as and when due, a monthly fee equal to (i) the difference between (A) USD 120,000,000 minus (B) the Deferred Amount outstanding as of such Monthly True-Up Payment Date multiplied by (ii) 3.25% multiplied by (iii) the actual number of days in the relevant calendar month divided by 360.
(c)In the event Citi fails to perform its obligations under this Agreement such that an Event of Default occurs prior to December 30, 2024, in which Citi is the Defaulting Party, DKTS has the right to recover the prorated amount of the Upfront Fee (as defined in the Fee Letter) (the “Prorated Upfront Fee”) as a portion of its overall calculation of damages suffered as a result of such default. For purposes hereof, the Prorated Upfront Fee shall mean an amount, as of the early termination date, equal to the product of (i) the Upfront Fee and (ii) the number of months remaining in the Upfront Term divided by twenty-four (24).
11.6Invoices.
(a)Invoices shall be prepared and submitted in accordance with the timing set out on Schedule E.
(b)If DKTS in good faith disputes the amount of any invoice issued by Citi relating to any amount payable hereunder (including Daily Settlement Amounts, Monthly True-Up Amounts or Ancillary Costs), DKTS shall nonetheless pay Citi the full amount of such invoice by the due date and shall inform Citi in writing of the portion of the invoice with which it disagrees and why it disagrees; provided that, to the extent that DKTS promptly informs Citi of a calculation error that is obvious on its face, DKTS shall pay Citi the undisputed amount of such invoice and may retain such disputed amount pending resolution of such dispute. DKTS and Citi shall cooperate in resolving the dispute expeditiously. If DKTS and Citi agree that DKTS does not owe some or all of the disputed amount or if a court of competent jurisdiction makes such a determination pursuant to Article 26, then to the extent such amount was previously paid by DKTS, Citi shall return such disputed amount to DKTS, together with interest at the Fed Funds Rate from the date such amount was disputed by DKTS in accordance with this Agreement, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Citi will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days.
11.7Interest.
(a)If any amount payable by DKTS or Parent under this Agreement or any other Transaction Document is not paid when due, whether at its scheduled payment date, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Interest Rate (calculated on the basis of actual days elapsed over a three-hundred sixty (360) day year).
(b)For so long as any Event of Default with respect to a Delek Entity has occurred and is continuing, interest shall accrue on a daily basis for such period

(“Exposure Default Interest”) at the Default Interest Rate on Citi’s daily aggregate exposure to the Delek Entities under this Agreement and the other Transaction Documents, as determined by Citi in a commercially reasonable manner; provided that such Exposure Default Interest shall be determined without duplication of any other interest accruing hereunder, including interest accruing at the Default Interest Rate under Section 11.6(a).
(c)Any Default Interest Rate interest accruing under Section 11.6(a) or Exposure Default Interest accruing Section 11.6(b) shall be due to Citi on demand or, absent such demand, monthly and shall continue to accrue after occurrence of any Event of Default under Section 20.1(d) hereof, whether or not allowed or allowable in any insolvency or bankruptcy proceeding.
11.8Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by telegraphic transfer of same day funds in USD to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against any other Party, whether pursuant to the terms of this Agreement or otherwise.
11.9Relevant Invoiced Amounts.
(a)DKTS shall, on Citi’s behalf, pay any and all amounts invoiced solely to Citi under, and in respect of, each Required Storage and Transportation Arrangement that is not a Required MLP Arrangement (each such amount, a “Relevant Invoiced Amount”). Payment of each Relevant Invoiced Amount shall be made in accordance with the terms of the applicable Required Storage and Transportation Arrangement in respect of such Relevant Invoiced Amount (including, for the avoidance of doubt, any applicable grace period for non-payment). Citi shall promptly provide DKTS with copies of the invoice for any Relevant Invoiced Amount, in accordance with Section 7.9 hereof, and any supporting documentation reasonably requested by DKTS. All refunds or adjustments of any type received by Citi related to any Relevant Invoiced Amount shall be promptly transferred to DKTS. In the event that the applicable third-party operator will not accept payment directly from DKTS, then the Parties shall endeavor to cause the applicable Required Storage and Transportation Arrangement to be amended to provide for such direct payment.
(b)Each Party shall review each Relevant Invoiced Amount against its records and shall notify the other Party of any errors thereon or any items which such Party believes should be disputed. In the event either Party determines that all or any portion of the Relevant Invoiced Amount should be disputed, then such Party shall notify the other Party thereof, and the Parties shall promptly discuss potential options for bringing and pursuing such dispute. Among other things, each Party will reasonably consider taking any commercially reasonable actions requested by the other Party either directly, or by allowing the other Party to do so, to make such dispute, all at DKTS’s cost and expense, and all recoveries resulting from the resolution of such dispute (including, for the avoidance of doubt, any prosecution of a claim in respect thereof) shall be for the account of DKTS. The Parties shall also discuss whether any such claim arising out of such dispute may be assigned by Citi to DKTS.

Article 12

COLLATERAL
12.1On each Business Day during the Term, Citi shall calculate its Exposure and Ad-Hoc Exposure, each as indicated on Schedule S, pursuant to this Agreement (each such day, a “Valuation Date”). Upon a demand made by Citi, in its capacity as secured party hereunder, and in accordance with the collateral provisions below, DKTS, in its capacity as pledgor hereunder, shall Transfer Eligible Collateral in the amount specified in this Article 12. If required under Section 17.4(a), Citi, in its capacity as pledgor hereunder, shall Transfer Eligible Collateral in an amount equal to the Inventory Business Interruption Cash Proceeds and DKTS shall be the secured party in respect thereof.
12.2Collateral Provisions.
(a)Each of DKTS and Citi, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Hedging Obligations (in the case of DKTS) and its Obligations (in the case of Citi), and grants to the Secured Party a first priority continuing security interest in, lien on and right of set-off against all Posted Collateral consisting of Cash Transferred to or received by the Secured Party hereunder. Each of DKTS and Citi, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of set-off against all Posted Collateral other than Cash. Upon the Transfer by the Secured Party to Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party. Any Cash posted under this Article 12 by DKTS secures only Hedging Obligations and not any Non-Hedging Obligations.
(b)Upon a demand made by Citi on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds DKTS’s Minimum Transfer Amount, then DKTS will Transfer to Citi Eligible Collateral having a Value as of the date of Transfer at least equal to the applicable Delivery Amount. If required under Section 17.4(a), Citi, as Pledgor, shall Transfer to DKTS as Secured Party Eligible Collateral in an amount equal to the Inventory Business Interruption Cash Proceeds.
(c)Upon a demand made by DKTS on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds Citi’s Minimum Transfer Amount, then Citi will Transfer to DKTS Posted Collateral specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount.
(d)Unless otherwise specified, if a demand for the Transfer of Eligible Collateral or Posted Collateral is made by 9:00 a.m., CPT on a Business Day, then the relevant Transfer will be made no later than the close of business on the next Business Day; if a demand is made after 9:00 a.m., CPT on a Business Day or on a date which is not a Business Day, then the relevant Transfer will be made no later than the close of business on the second Business Day thereafter. In respect of Eligible Collateral in the form of Letters of Credit, any demand made by Citi as Secured Party, regardless of timing, shall be deemed to be made after 9:00 a.m., CPT on a Business Day or on a date which is not a Business Day, and DKTS, as Pledgor, shall use reasonably best efforts to Transfer such Eligible Collateral in the form of Letters of Credit no later than the close of business on the next Business Day thereafter. In connection therewith, DKTS, as Pledgor, agrees that it shall copy Citi, as Secured Party, on any request made by DKTS to the issuer of such Letter of Credit in respect of the issuance of a Letter of Credit pursuant to this Section 12.2(d). If Citi shall have received Inventory Business Interruption Cash Proceeds as described in Section 17.4, it shall Transfer Eligible Collateral in the amount of the Inventory Business Interruption Cash Proceeds no later than the close of business on the next Business Day.
(e)In respect of Citi, as Secured Party and DKTS as Pledgor, all calculations of Value, Exposure and Ad-Hoc Exposure will be made by Citi as of close of business in New York on the Business Day before the Valuation Date.
(f)The Secured Party is entitled to hold all Posted Collateral and in doing so, the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event, the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.
(g)The Secured Party shall, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to sell, pledge, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor and register any Posted Collateral in the name of the Secured Party or a nominee. For purposes of the obligation to Transfer Eligible Collateral or Posted Collateral and any rights and remedies hereunder, the Secured Party shall be deemed to continue to hold all Posted Collateral and to receive Distributions thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral.
(h)If the Secured Party receives or is deemed to receive Distributions on a Business Day, it will Transfer to the Pledgor not later than the following Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by the Transfer, as calculated by the Secured Party (and the date of calculation will be deemed to be a Valuation Date for this purpose).
(i)In lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor on the last Business Day of each calendar month and on any Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor hereunder, the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Secured Party (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not transferred in accordance with this paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted above.
(j)If at any time an Event of Default with respect to the Pledgor has occurred and is continuing, then, subject to Section 12.2(p), unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:
(i)all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party; and

(ii)the right to set-off any amounts payable by the Pledgor with respect to any of its Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral).
(k)If at any time an Event of Default with respect to the Secured Party has occurred and is continuing, then, unless the Secured Party has paid in full all of its Obligations that are then due under this Agreement, then:
(i)the Pledgor (if Citi) may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by it consisting of Cash in respect of Hedging Obligations and to any Posted Collateral held by it other than Cash in respect of Obligations; provided that this Section 12.2(k)(i) shall not limit any rights which Citi may have as Pledgor in respect of Inventory Business Interruption Cash Proceeds;
(ii)the Pledgor (if DKTS) may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by it; and
(iii)the Secured Party will be obligated immediately to Transfer all Posted Collateral consisting of Cash and the Interest Amount to the Pledgor, return to Pledgor marked for cancellation any Posted Collateral consisting of Letter(s) of Credit then held by Secured Party and Transfer all other Posted Collateral other than Cash and, to the extent that such amounts are not Transferred or Letter(s) of Credit are not returned in accordance herewith, the Pledgor may set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral consisting of Cash or the Cash equivalent of any Posted Collateral other than Cash (or any obligation of the Secured Party to Transfer that Posted Collateral) or against the face amount of any Posted Collateral consisting of Letter(s) of Credit.
(l)The Secured Party will Transfer to Pledgor any proceeds and Posted Collateral remaining after liquidation, set-off and/or application as indicated above after satisfaction in full of all amounts payable by the Pledgor with respect to any of its Obligations; Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, set-off and/or application as indicated above.
(m)When no amounts are or thereafter may become payable by the Pledgor with respect to any of its Obligations, the Secured Party will Transfer to Pledgor all Posted Collateral and the Interest Amount, if any.
(n)Without duplication of the provisions contained in Article 16, Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Collateral held by the Secured Party upon becoming aware of the same, regardless of whether any portion of that Posted Collateral is subsequently disposed hereunder, except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Section 12.2(h).
(o)All reasonable costs and expenses incurred by or on behalf of the Secured Party or Pledgor in connection with the liquidation and/or application of any Posted Collateral hereunder will be payable, on demand by the Defaulting Party.

(p)Citi and DKTS agree that (i) any Cash posted by DKTS hereunder secures Hedging Obligations only and Citi shall exercise its rights and remedies hereunder in respect of Posted Collateral consisting of Cash solely in support of such Obligations and (ii) any Posted Collateral other than Cash posted by DKTS hereunder secure Obligations and Citi shall exercise its rights and remedies hereunder in respect of Posted Collateral consisting of such Eligible Collateral in support of such Obligations.
(q)With respect to demands made for Eligible Collateral, DKTS may provide Citi Letter(s) of Credit in satisfaction of its posting obligations under this Article 12. The Parties acknowledge that the posting of Letter(s) of Credit for purposes of Exposure or Ad-Hoc Exposure amounts that may fluctuate daily is administratively burdensome for both Parties. Accordingly, when and if a demand is made hereunder for Eligible Collateral, DKTS intends, but is not obligated, to post Letter(s) of Credit with a Value in excess of the required Delivery Amount. In such circumstances, DKTS will have the right to request that Citi consent to a reduction of the undrawn amount of any such Letter(s) of Credit, or a return thereof, to the extent that the undrawn amount thereof exceeds the required Credit Support Amount from time to time, and Citi agrees that it shall provide such consent. If requested by DKTS (such request not to be made more than once quarterly), Citi and DKTS shall discuss in good faith implementing alternative approaches for providing Letter(s) of Credit in order to reduce the administrative burdens and costs of providing such Letter(s) of Credit.
12.3As used herein:
(a)“Ad-Hoc Exposure” has the meaning assigned to such term on Schedule S;
(b)“Exposure” has the meaning assigned to such term on Schedule S;
(c)“Hedging Obligations” means the Obligations of DKTS described in Sections A(a), A(b), A(d), A(e) and B(b) of Schedule S;
(d)“Non-Hedging Obligations” means the Obligations of DKTS that are not Hedging Obligations;
(e)“Pledgor” means either party, when that party receives a demand for or is required to Transfer Eligible Collateral as provided in this Article 12 or has Transferred Eligible Collateral hereunder.
(f)“Secured Party” means either party, when that party makes a demand for or is entitled to receive Eligible Collateral under this Article 12 or holds or is deemed to hold Posted Collateral under this Article 12.
(g)“Transfer” means, with respect to any Eligible Collateral, Posted Collateral or Interest Amount, and in accordance with the instructions of the Secured Party or the Pledgor, as applicable:
(i)in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient; and
(ii)in the case of all other Eligible Collateral, as mutually agreed by the Parties;
(h)“Eligible Collateral” means:

(i)Cash, with a Valuation Percentage of 100%;
(ii)Letters of Credit, with a Valuation Percentage of 100%; and
(iii)any other Eligible Collateral as mutually agreed by the Parties.
(i)“Posted Collateral” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party hereunder and not Transferred to Pledgor in the form of a Return Amount or Distribution hereunder or released by the Secured Party in accordance with Section 12.2(l). Any Interest Amount or portion thereof not Transferred pursuant to Section 12.2(l) will constitute Posted Collateral in the form of Cash;
(j)“Delivery Amount” means in respect of DKTS and for each Valuation Date:
(i)the amount by which the Credit Support Amount exceeds the Value as of that Valuation Date of all Posted Collateral (other than Independent Amount) held by Citi; and
(ii)the amount by which the Ad-Hoc Credit Support Amount exceeds the Value as of that Valuation Date of all Posted Collateral (consisting solely of Independent Amount) held by Citi,
(iii)in each case, rounded down/up and down to the nearest integral multiple of USD 10,000;
(k)“Credit Support Amount” means, for any Valuation Date, Citi’s Exposure for that Valuation Date minus DKTS’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero;
(l)“Ad-Hoc Credit Support Amount” means, for any Valuation Date, Citi’s Ad-Hoc Exposure for that Valuation Date; provided, however, that the Ad-Hoc Credit Support Amount will be deemed to be zero whenever the calculation of Ad-Hoc Credit Support Amount yields a number less than zero;
(m)“Independent Amount” means, in respect of DKTS and any day, an amount equal to the Ad-Hoc Exposure;
(n)“Threshold” means:
(i)in respect of DKTS, USD 25,000,000; and
(ii)in respect of Citi, infinity; provided that Citi agrees to transfer Inventory Business Interruption Cash Proceeds in accordance with Section 17.4.
(o)“Minimum Transfer Amount” means, in respect of DKTS, USD 250,000;
(p)“Value” means, for any Valuation Date or other date for which Value is calculated, with respect to:
(i)Eligible Collateral or Posted Collateral that is Cash, the amount thereof;

(ii)Eligible Collateral or Posted Collateral that is a Letter of Credit, the undrawn amount thereof; and
(iii)all other Eligible Collateral or Posted Collateral, as agreed between DKTS and Citi; and
(q)“Return Amount” means, in respect of Citi and for each Valuation Date:
(i)the amount by which the Value as of that Valuation Date of all Posted Collateral (other than Independent Amount) held by Citi exceeds the Credit Support Amount; and
(ii)the amount by which the Value as of that Valuation Date of all Posted Collateral (consisting solely of Independent Amount) held by Citi exceeds the Ad-Hoc Credit Support Amount,
(iii)in each case, rounded down/up and down to the nearest integral multiple of USD 10,000.
(r)“Distributions” means, with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Section 12.2(h). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein;
(s)“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as (i) the amount of that Cash on that day, multiplied by (ii) (A) the Interest Rate in effect for that day plus (B) the Spread, divided by (iii) three-hundred sixty (360);
(t)“Interest Period” means the period from (and including) the last Business Day on which an Interest Amount was Transferred (or if no Interest Amount has yet been Transferred, the Business Day on which Posted Collateral in the form of Cash was Transferred to or received by Citi) to (but excluding) the Business Day on which the current Interest Amount is to be Transferred;
(u)“Interest Rate” means SOFR (Collateral Rate) (as defined in Article 10 of the ISDA Collateral Agreement Interest Rate Definitions, Version 2.0); ~~and~~
(v)“Cash” means USD; and
(w)“Spread” means 40 basis points (0.40%).
12.4All demands, specifications and notices under this Article 12 will be made pursuant to Article 28 hereunder.
12.5For the avoidance of doubt, this Article 12 shall be subject to, and incorporate, Article 1 and Article 10 of the ISDA Collateral Agreement Interest Rate Definitions, Version 2.0.

Article 13

INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT
13.1Citi shall be entitled at Citi’s own cost and expense to have Supplier’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.
13.2In addition to its rights under Section 13.1, Citi may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Delek Entities (which notice each Delek Entity shall forward to any applicable owners or operators) and at Citi’s own cost and expense, have Supplier’s Inspector conduct surveys and inspections of any of the Included Locations or observe any Crude Oil or Product transmission, handling, metering or other activities being conducted at such Included Locations or the Delivery Points; provided that such surveys, inspections and observations shall not materially interfere with the ordinary course of business being conducted at such Included Locations or any Refinery and shall be conducted in accordance with all Applicable Laws and permits; and provided further that (i) Citi’s personnel and its representatives shall follow routes and paths designated by the applicable operator or security personnel employed by such operator, (ii) Citi’s personnel and its representatives shall observe Applicable Laws and all security, fire and safety directives, procedures, regulations and guidelines then in effect at such location while, in, around or about such location, and (iii) Citi shall be liable for any loss, liability, damage, claim or expense caused by the gross negligence, willful misconduct or other tortious conduct of such Citi personnel and/or its representatives.
13.3In the event that recalibration of meters, gauges or other measurement equipment is requested by Citi, such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by DKTS and Citi.
13.4Standards of Measurement. All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Feedstocks and Table 6B of ASTM-IP for Products).
13.5Each Party agrees to provide the other Parties with reasonable access to any reports and other information provided to it by third party service providers (including Included Locations and pipelines) with respect to volumes of Crude Oil and Products that are subject to this Agreement and held and/or transported by such third-party service providers.
13.6A Delek Entity may require any party requesting entry to an Included Location or the Refinery on behalf of, at the request of, or for the benefit of Citi, prior to permitting them to enter such location, to enter into an access agreement, provided the terms and conditions of such access agreement are reasonable and typical of such agreements required by other operators in the area local to such location. Notwithstanding anything to the contrary herein, the indemnification provisions of such access agreement shall control over the indemnification provisions herein with respect to any Liabilities directly or indirectly arising out of Citi or its employees, representatives, agents or contractors exercising any inspection or access rights granted herein.

Article 14

FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES
14.1Provision of Financial Information. DKTS shall provide Citi:
(a)within ninety (90) days following the end of each of its fiscal years, (i) a copy of the annual report on Form 10-K, containing audited consolidated financial statements of the Parent and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants and (ii) the balance sheet, statement of income and statement of cash flow of the Parent for such fiscal year, as reviewed by the Parent’s certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)within sixty (60) days after the end of its first three (3) fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of the Parent and its consolidated subsidiaries for such fiscal quarter,
(c)provided that so long as the Parent is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then DKTS will not be required to provide such annual or quarterly financial reports of the Parent to Citi. Without prejudice to the foregoing, in all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP or such other principles then in effect.
14.2Additional Information. Upon reasonable notice, each Delek Entity shall provide to Citi such additional information as Citi may reasonably request to enable it to ascertain the current financial condition of such Delek Entity.
14.3Notification of Certain Events. Each Delek Entity shall notify Citi, in the case of sub-sections (a), (b), (e) and (f) below within four (4) Business Days and, in the case of sub-section (c) and (d) below within one (1) Business Day, after learning of any of the following events:
(a)Any Delek Entity’s or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of a Refinery;
(b)Any Delek Entity’s, any of such Delek Entity’s Subsidiaries’, the Parent’s or any of their other Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate), but in the case of any such other Affiliate only if such transaction would limit or otherwise apply to or in any material respect affect any of the business, assets or operations of such Delek Entity;
(c)An early termination of or any notice of “event of default” under any Base Agreement;
(d)An early termination of or any notice of “event of default” under the Delek Guarantee;

(e)A material amendment to any Existing Financing Agreement or any other Financing Agreement; or
(f)The execution of any agreement or other instrument or the announcement of any transaction or proposed transaction by the Parent or any of its Affiliates relating to a change of control of the Parent.
14.4Credit Support.
(a)Delek Guarantee. As a condition to Citi entering into this Agreement, the Delek Entities have agreed to cause the Parent to provide the Delek Guarantee to Citi as credit support for the prompt and complete performance and payment of each Delek Entity’s obligations hereunder, and all costs and expenses (including but not limited to the reasonable costs, expenses, and external attorneys’ fees of Citi) of amending and maintaining the Delek Guarantee shall be borne by DKTS.
(b)Letters of Credit.
(i)DKTS may, from time to time, provide to Citi one or more Letters of Credit as additional credit support or margin for or to secure prompt and complete payment and performance of all of its or any other Delek Entity’s obligations hereunder and under the other Transaction Documents; provided that (A) all costs and expenses (including but not limited to the reasonable costs, expenses, and external attorneys’ fees of Citi) of establishing, renewing, substituting, canceling, increasing, and reducing the amount of (as the case may be) the Letters of Credit shall be borne by DKTS, and (B) as a condition to accepting any such Letter of Credit, Citi and DKTS shall agree to such additional terms and conditions with respect thereto as Citi may require, including without limitation DKTS’s agreement to cause such Letter of Credit to have a minimum available amount and to remain outstanding for a specified period. Upon the occurrence of an LC Default with respect to any Letter of Credit provided to Citi hereunder, DKTS agrees to deliver a substitute Letter of Credit to Citi having an available amount at least equal to that of the Letter of Credit to be replaced on or before the first (1st) Business Day after written demand by Citi (or the third (3rd) Business Day if only sub-section (a) under the definition of LC Default applies).
(ii)A Letter of Credit shall provide that Citi may draw upon the Letter of Credit in an amount (up to the face amount for which the Letter of Credit has been issued) that is equal to all amounts that are due and owing from DKTS and, if applicable, any other Delek Entity and which have not been paid to Citi within the time allowed for such payments under this Agreement or any other Transaction Document (including any related notice or grace period or both). A Letter of Credit shall provide that a drawing shall be made on the Letter of Credit upon submission to the bank issuing the Letter of Credit of one or more certificates specifying the amounts due and owing to Citi in accordance with the specific requirements of the Letter of Credit.
(iii)If DKTS fails to renew, extend or replace a Letter of Credit provided by it more than twenty (20) Business Days prior to its expiry date, then Citi may draw on the entire, undrawn portion of such outstanding Letter of Credit upon submission to the bank issuing such Letter of Credit of one or more certificates specifying the amounts due and owing to Citi in accordance with the specific requirements of the Letter of Credit. Any proceeds received as a result of such drawing may, in Citi’s discretion, be applied in payment of any amount due to Citi hereunder or under the other Transaction Documents (including any amount being due under Section 11.1) or retained as additional cash collateral and margin to secure the prompt and complete the payment and performance of all of the Delek Entities’ obligations hereunder and under the other Transaction Documents; provided that any such cash collateral and margin shall be subject to the terms and conditions of Section 14.4(b)(v). DKTS shall remain liable for any amounts due and owing to Citi and remaining unpaid after the application of the amounts so drawn by Citi.
(iv)Provided no Default (of which Citi has provided notice to the Delek Entities) or Event of Default by any Delek Entity has occurred and is continuing, upon request by DKTS, Citi shall cooperate with DKTS in a commercially reasonable manner to implement a reduction of the available amount under any outstanding Letters of Credit that have been provided to Citi hereunder; provided that if any minimum available amount requirement is applicable hereunder with respect to such Letters of Credit, no such reduction shall be made that results in the aggregate available amount thereunder being less than such minimum available amount requirement.
(v)To the extent that Citi makes a drawing under any Letter of Credit and retains any portion of such drawn amount as cash collateral and margin to secure the prompt and complete the payment and performance of all of the Delek Entities’ obligations hereunder and under the other Transaction Documents, DKTS further agrees that Citi shall have, and hereby grants to Citi, a present and continuing security interest in and to, and a general first lien upon and right of set off against, such cash amount and all interest and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor. Notwithstanding any provisions of Applicable Law, Citi shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise use in its business all or any portion of such retained cash amount, free from any claim or right of any nature whatsoever of any Delek Entity, including any equity or right of redemption by any Delek Entity. Nothing in this Section 14.4(b) shall limit any rights of Citi under any other provision of this Agreement or any other Transaction Documents, including, without limitation, under Article 20.
(vi)With respect to any Letter of Credit that, in addition to the Initial Deferral LC and the First Amendment Deferral LC, is intended to be a Deferral LC for purposes of this Agreement, DKTS shall identify to Citi in writing that such Letter of Credit is a Deferral LC. Any Letter of Credit not so identified shall not constitute a Deferral LC for such purpose. A Deferral LC may only be provided to Citi on the Commencement Date or the Amendment Effective Date, as applicable.
(vii)With respect to any Section 3.3 Letter of Credit that is intended to be a Section 3.3 Letter of Credit for purposes of Section 3.3 or a Section 3.4 Letter of Credit that is intended to be a Section 3.4 Letter of Credit for purposes of Section 3.4, DKTS shall identify to Citi in writing that such Letter of Credit is a Section 3.3 Letter of Credit or a Section 3.4 Letter of Credit, as applicable. Any Letter of Credit not so identified shall not constitute a Section 3.3 Letter of Credit or a Section 3.4 Letter of Credit for such purpose.
(c)Nothing in this Section 14.4 shall limit any rights of Citi under any other provision of this Agreement, including under Article 20.

14.5Adequate Assurances. If, during the Term of this Agreement, a Material Adverse Change has occurred and is then continuing or a Ratio Trigger has occurred, Citi may notify DKTS thereof and demand in writing that DKTS provide (or causes a Delek Entity to provide) to Citi adequate assurance of such Delek Entity’s ability to perform its obligations hereunder (the “Adequate Assurance”). Such Adequate Assurance may take the form of:
(a)a prepayment by DKTS to Citi in respect of any Settlement Amount (as applicable) which would be payable by DKTS to Citi if this Agreement were to be terminated as of such date;
(b)a Letter of Credit;
(c)a third party guarantee reasonably satisfactory to Citi (as to form, substance, and guarantor); and/or
(d)cash to be held as Posted Collateral,
(e)(each of sub-sections (a) through (d) above, an “Acceptable Form”) and shall be in an amount that is equal to the greater of (i) USD 25,000,000 and (ii) 12.5% of the Average Inventory Value as of the date of calculation (the “Acceptable Amount”).
(f)If Citi has required Adequate Assurance to be delivered in respect of a Ratio Trigger and, in any subsequent calendar quarter after the occurrence of such Ratio Trigger, the Fixed Charge Coverage Ratio is greater than 1.2:1.0, then Citi shall return to DKTS any Adequate Assurance provided by DKTS to Citi within five (5) Business Days after notice from DKTS of such Ratio Trigger cure.
(g)If Adequate Assurance in an Acceptable Form and in an amount equal to (or greater than) the Acceptable Amount is not received or an amount equal to the Acceptable Amount is not prepaid within ten (10) Business Days from the date of demand by Citi, then such failure shall constitute an Event of Default by each Delek Entity required to provide the relevant Adequate Assurance under sub-section (i) of Section 20.1 in respect of which DKTS shall be the Defaulting Party.
Article 15

REFINERY TURNAROUND, MAINTENANCE AND CLOSURE
15.1The Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) procure that Citi is promptly notified in writing of the date for which any maintenance or turnaround at any Refinery has been scheduled, or any revision to previously scheduled maintenance or turnaround, which may impair receipts of Crude Oil at any Refinery or the Included Locations, the processing of Crude Oil in any Refinery or the delivery of Products to Citi or by Citi to DKTS or any third parties; provided that, (i) promptly after each Refinery Company completes its annual business plan with respect to any year, it shall (and DKTS shall cause such Refinery Company to) notify Citi of any such maintenance or turnaround contemplated with respect to such year and (ii) the Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) procure that Citi is given at least two (2) months’ prior written notice of any such scheduled maintenance or turnaround.
15.2The Refinery Companies shall (and DKTS shall cause each applicable Refinery Company to) procure that Citi is promptly notified orally (followed by prompt written notice) of any previously unscheduled material downtime, maintenance or turnaround and its expected duration.
15.3In the event of a scheduled shutdown of any Refinery, the applicable Refinery Company shall (and DKTS shall cause such applicable Refinery Company), to the extent feasible and applicable, complete processing of all Crude Oil being charged to, processed at or consumed in such Refinery at that time.
15.4Treatment of Identified Facilities.
(a)If at any time Citi’s Independent Engineer determines in writing that all or any portion of the facilities constituting an Included Location (“Identified Facilities”) are no longer being operated in accordance with Prudent Industry Practice, then, without limiting any other rights and remedies available to Citi hereunder or under any other Transaction Document, Citi may provide the Delek Entities with written notice of such determination (together with the written report containing the Independent Engineer’s determination) and, if Citi provides such notice, then (i) following receipt of such written report, the Independent Engineer shall consult in good faith with the Delek Entities for a period of ten (10) days (the “Identified Facilities Consultation Period”) to determine whether based on further information provided by any Delek Entity such Identified Facilities are being operated in accordance with Prudent Industry Practice and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would be operated in accordance with Prudent Industry Practice, (ii) if by the end of the Identified Facilities Consultation Period it is determined by the Independent Engineer that such Identified Facilities (A) are being operated in accordance with Prudent Industry Practice or, as a result of such additional actions or procedures, the operation of such Identified Facilities become so compliant within the later of (I) the last day of the Identified Facilities Consultation Period and (II) the date falling twenty (20) days after the last day of the Identified Facilities Consultation Period (the Identified Facilities Consultation Period and the twenty (20) days thereafter, collectively, the “Identified Facilities Cure Period”), then no further actions shall be required to be taken by the Delek Entities other than operating the Identified Facilities (or causing the Identified Facilities to be operated) in accordance with Prudent Industry Practice, as supplement by such additional actions or procedures, if applicable, or (B) are not in the further written opinion of the Independent Engineer being operated in accordance with Prudent Industry Practice or, even after the taking of such additional actions or procedures as recommended in writing by the Independent Engineer, the operation of such Identified Facilities in accordance with Prudent Industry Practice will not become so compliant within the Identified Facilities Cure Period, then, subject to Section 15.4(b), such Identified Facility shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Citi in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 11 hereof.
(b)In the case of any Identified Facilities referred to in Section 15.4(a)(ii)(B) that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor as promptly as reasonably practicable to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Citi deems necessary or appropriate to terminate Citi’s status as the party entitled to use and/or hold Crude Oil or Products at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Citi in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 11 hereof.

(c)Each Delek Entity further agrees that it will promptly notify Citi in writing of any Included Location that (i) it removes from service, for any reason and if removal from service is anticipated to be more than thirty (30) days or (ii) has had no bulk movements of Crude Oil or Products during any period of sixty (60) consecutive days or has otherwise been designated or categorized as no longer being active or in use for at least sixty (60) consecutive days and has de minimis inventory and then, in either such case, Citi shall, within five (5) Business Days after receipt of such notice, advise the Delek Entities whether the tank or pipeline constituting such Included Location shall cease to constitute an Included Location for the purposes hereof. If Citi advises the Delek Entities that any such tank or pipeline is to cease to be an Included Location, such change in status shall occur on the effective date specified by Citi.
(d)DKTS shall be permitted to remove Included Locations, under commercial terms mutually agreed by both Parties, such that the relevant facilities shall cease to constitute an Included Location for the purposes hereof. Not less than ninety (90) calendar days prior to the date on which DKTS has proposed for an Included Location to cease to constitute an Included Location hereunder (the “Included Location Removal Date”), DKTS shall provide written notice to Citi of such proposal. Not less than forty-five (45) calendar days after its receipt of such notice, Citi shall provide or withhold its consent to the proposed removal the relevant Included Locations by written notice to DKTS. If Citi declines to provide its consent for the proposed removal of any Included Location, its notice to DKTS with respect thereto shall include an explanation for its election to decline to provide such consent and, if it elects to do so (such election to be made in Citi’s sole discretion), any counterproposal for the removal of the identified Included Locations. For the avoidance of doubt, each Included Location Removal Date shall be deemed to be a Periodic Adjustment Date for the purposes hereof.
(e)If any tank or pipeline has ceased to be an Included Location pursuant to Section 15.4(a), (b) or (c) and thereafter such tank or pipeline is returned to service or reactivated and, in all cases, is being operated in accordance with Prudent Industry Practice (as determined and confirmed in writing by the Independent Engineer), then Citi shall promptly cooperate with the Delek Entities to reestablish such tank or pipeline as an Included Location hereunder.
(f)Each Delek Entity agrees that it will promptly notify Citi in writing of any Included Location that has deviated (or will, with the passage of time, deviate) from the maintenance and inspection schedule attached hereto as Schedule O during the Term.
(g)With respect to any Included Location that is subject to a Required Storage and Transportation Arrangement (other than a Required MLP Arrangement), each Delek Entity shall use commercially reasonable efforts to arrange for Citi and the Independent Engineer to be permitted, from time to time, to conduct inspections of such Included Location for purposes of determining whether such Included Location is being operated in accordance with Prudent Industry Practice. If despite such efforts, any Delek Entity unable to make such arrangements with respect to an Included Location, then upon written notice from Citi to the Delek Entities, it shall be deemed that such Included Location is not being operated in accordance with Prudent Industry Practice.
(h)With respect to any Included Location that is owned or operated by a Delek Entity or any MLP Party, such Delek Entity shall from time to time permit or each Delek Entity shall cause a MLP Party to permit Citi and the Independent Engineer to conduct inspections of such Included Location for the purposes of determining whether such Included Location satisfies Prudent Industry Practice. If any Delek Entity fails to comply with the foregoing requirement with respect to any Included Location, then upon written notice from Citi to the Delek Entities, it shall be deemed that such Included Location is not being operated in accordance with Prudent Industry Practice.
Article 16

TAXES
16.1DKTS shall pay and indemnify and hold Citi harmless against, the amount of all sales, use, gross receipts, value added, severance, ad valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Citi directly or indirectly with respect to the Crude Oil procured and sold, and the Products purchased and resold, and other transactions contemplated hereunder to the greatest extent permitted by Applicable Law; in the event that DKTS is not permitted to pay such Taxes, the amount due hereunder shall be adjusted such that DKTS bears the economic burden of the Taxes. DKTS shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Citi. To the extent Citi is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by DKTS in accordance with this Agreement, unless DKTS is exempt from such Taxes and furnishes Citi with a certificate of exemption; provided, however, that (i) the failure of Citi to separately state or collect Taxes from DKTS shall not alter the liability of DKTS for Taxes and (ii) Citi shall only be liable for Taxes if and to the extent that Taxes have been separately stated and collected from DKTS. Citi shall be responsible for all taxes imposed on Citi’s net income. As soon as practicable after any payment of Taxes, penalties or interest by Citi to which any Delek Entity shall be required to pay or indemnify or hold Citi harmless for pursuant to this Section 16.1, Citi shall deliver to DKTS (for, and on behalf of, the Delek Entities) the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, or other evidence of such payment reasonably satisfactory to the Delek Entities.
16.2If DKTS disagrees with Citi’s determination that any Tax is due with respect to transactions under this Agreement, DKTS shall have the right to seek a binding administrative determination from the applicable taxing authority, or, alternatively, DKTS shall have the right to contest any asserted claim for such Taxes solely in its own name, subject to its agreeing to indemnify Citi for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Citi agrees to reasonably cooperate with DKTS, at DKTS’s cost and expense, in the event DKTS determines to contest any such Taxes. Notwithstanding anything to the contrary in Section 16.1, DKTS shall not be obligated to indemnify Citi with respect to any penalties or interest resulting from (and only to the extent of and attributable to) Citi’s gross negligence in preparing and filing any property tax returns that are to be prepared and filed by Citi with respect hereto; provided any information that DKTS has provided to Citi for purposes of such returns is accurate and complete, and made available by DKTS to Citi in a timely manner. If DKTS apprises Citi in a timely manner of any verifiable discounts available for early filing of any such property tax returns that Citi is to file, Citi shall use its commercially reasonable efforts to avail itself of such discounts and if any such discount is obtained, the amount to be indemnified by DKTS under Section 16.1 shall be the discounted amount.
16.3Citi and DKTS shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Citi with respect to such asserted liability shall be under Citi’s direction, but DKTS shall be consulted. Any legal proceedings or any other action against DKTS with respect to such asserted liability shall be under DKTS’s direction, but Citi shall be consulted. In any event, the Parties shall fully cooperate with each other as to the asserted liability. A Party (“X”) shall bear all the reasonable costs of any action undertaken by any other Party at the X’s request.
16.4Any other provision of this Agreement to the contrary notwithstanding, this Article 16 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.
Article 17

INSURANCE
17.1Insurance Coverages. Each Delek Entity shall, to the extent applicable to it, procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance or reinsurance companies rated not less than A- by A.M. Best or an equivalent rating agency of comparable financial strength:
(a)Property damage and business interruption coverage for the property, inventory and business interruption exposures of the Delek Entities on an “all risk” basis subject to market-standard policy terms, conditions, and exclusions including flood, earthquake, windstorm, tsunami and terrorism coverages in an amount determined by the Delek Entities to be sufficient on an “estimated maximum loss” or “probable maximum loss” basis;
(b)Commercial General Liability coverage which includes bodily injury, property damage, contractual liability sufficient to fully insure all defense and indemnity obligations hereunder (including Citi’s obligations to any terminal and/or pipeline owner or operator), cross suit liability, and products and completed operations liability coverage in a minimum amount of USD 1,000,000 per occurrence and USD 2,000,000 in the aggregate;
(c)(i) Workers’ Compensation in the amount required by Applicable Law, and (ii) Employer’s Liability with a minimum amount of USD 1,000,000 per accident, USD 1,000,000 per disease, and USD 1,000,000 per employee;
(d)Automobile Liability coverage in a minimum amount of USD 1,000,000 combined single limit for all owned/hired/non-owned vehicles;
(e)Umbrella/Excess Liability coverage providing coverage on a follow-form or equivalent basis with respect to the coverage required under Sections 17.1(b), (c)(ii), and (d) in a minimum amount of USD 25,000,000 per occurrence and in the aggregate; and
(f)Sudden and Accidental pollution liability in a minimum amount of USD 10,000,000 provided as part of the Commercial General Liability and Umbrella/Excess Liability program and/or as part of a standalone Environmental Liability placement providing equivalent and/or broader coverage.
17.2Additional Insurance Requirements.
(a)The foregoing policies in Section 17.1 shall include or provide waiver of subrogation for the benefit of Citi and the insurance shall be primary and non-contributory from Citi’s insurance. The foregoing policies with the exception of those listed in Sections 17.1(a) and 17.1(c)(i) shall include Citi, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured, on a primary and non-contributory basis, including separation of interests provision. The foregoing policy in Section 17.1(a) shall include Citi as loss payee with respect to Crude Oil and Products.
(b)Each Delek Entity shall cause its insurance carriers to furnish Citi with insurance certificates, in ACORD form or equivalent form reasonably satisfactory to Citi, evidencing the existence of the coverages and the endorsements required above. Each Delek Entity shall provide thirty (30) days’ written notice prior to cancellation of insurance becoming effective. Each Delek Entity also shall provide renewal certificates within ten (10) days after expiration of the policy.
(c)The mere purchase and existence of insurance does not reduce or release any Party from any liability incurred or assumed under this Agreement.
(d)Each Delek Entity shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
(e)Each Delek Entity shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 17.1.
17.3Each Delek Entity shall have the right to satisfy its insurance obligations outlined in Sections 17.1 and 17.2 by means of a captive insurance program; provided that (i) such captive insurance program is permitted under and in compliance with applicable law, (ii) such insurance policy or policies issued by the captive insurer contains a “cut-though” endorsement providing that in the event of the captive insurer’s insolvency any reinsurer of the captive insurer will pay any loss covered by a reinsurance contract directly to one or more Delek Entities, and (iii) such captive insurance program is able to pay claims in accordance with the laws of the State of New York.
17.4If at any time during the existence of a Specified Event of Default, Inventory Business Interruption Cash Proceeds are received by Citi in respect of a Material Casualty Event, then:
(a)the Parties will exclude, subject to the following sentence, Included Locations and reduce Crude Oil and Products volume that are subject to the terms of the Agreement, and DKTS shall purchase and receive from Citi, and Citi shall sell and deliver to DKTS, Crude Oil and Products in an amount up to the aggregate amount of such Inventory Business Interruption Cash Proceeds. In furtherance of the foregoing, Citi shall determine, acting reasonably and in good faith, the Included Locations to exclude for purposes of reducing the Crude Oil and Products volume that are subject to this Agreement, it being that such Included Locations will only include those Included Locations that have been affected by direct physical loss or damaged by a Material Casualty Event giving rise to Business Interruption Cash Proceeds. Upon the exclusion of such previously Included Locations and the commensurate reduction of Crude Oil and Products volume, Citi will return Inventory Business Interruption Cash Proceeds to DKTS in an amount commensurate to the Included Locations so excluded and the corresponding reduction in Crude Oil and Products volume. Such Inventory Business Interruption Cash Proceeds will be returned promptly but not later than five (5) Business Days after the date of such determination;

(b)pending the exclusions described in the first two sentences of sub-section (a) above, Citi will Transfer such Inventory Business Interruption Cash Proceeds as Posted Collateral pursuant to Article 12 of this Agreement; provided, however, that nothing in this Section 17.4 shall constitute forbearance or waiver of Citi’s rights and remedies in respect of the Specified Event of Default, including with respect to its ability to designate an Early Termination Date hereunder, and is not intended to and shall not be deemed or construed to create or constitute a waiver, release, or relinquishment of, and shall not affect, the Liens, security interests and rights, remedies and interests in the business interruption insurance generally; and
(c)notwithstanding the foregoing, if a Specified Event of Default is cured or otherwise ceases to exist, Citi shall have no further right in respect of such Inventory Business Interruption Cash Proceeds under this Section 17.4 and shall promptly (and in any event within five (5) Business Days) return such Inventory Business Interruption Cash Proceeds to DKTS or its designee.
17.5     If Citi receives Inventory Business Interruption Cash Proceeds or any other insurance proceeds in respect of assets or operations of any Delek Entity in respect of any event other than a Material Casualty Event, then Citi will return such Business Interruption Cash Proceeds to DKTS promptly but not later than five (5) Business Days after the date of such receipt; provided that a Specified Event of Default has not occurred and is then continuing at the time of such receipt.
Article 18

FORCE MAJEURE
18.1If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to any other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is prevented or materially hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to mitigate, avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Parties (each a “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, a Delek Entity is to suspend its receipt and/or processing of Crude Oil, then Citi would be entitled to suspend, to a comparable extent, its purchasing of both Crude Oil and Products.
18.2The Affected Party shall give prompt notice to each Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Affected Party also shall promptly notify each Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.

18.3In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of ninety (90) consecutive days after the date that notice of such event is given, and so long as such event is continuing, each Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to each Affected Party, and no Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by any Party under this Agreement and the obligations set forth in Article 21.
18.4If any Affected Obligation is not terminated pursuant to this Article 18 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.
18.5If at any time during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the Included Crude Pipelines or Included Product Pipelines cease, in whole or in part, to be available to Citi or any Delek Entity (as applicable) pursuant to the relevant Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of the Included Crude Pipelines, or Included Product Pipelines or any other Included Location becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements or its contractual obligations to any Delek Entity, then:
(a)the affected Delek Entity shall (and each other Delek Entity shall cause such affected Delek entity to) promptly use commercially reasonable efforts to establish in the case of a Required Storage and Transportation Arrangement, alternative and/or replacement storage and transportation arrangements subject to a Required Storage and Transportation Arrangement for Citi’s benefit and no less favorable to Citi (in Citi’s reasonable judgment) than those that have ceased to be available;
(b)Until such alternative and/or replacement arrangements complying with sub-section (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement (except for payment and indemnification obligations) shall be curtailed to the extent such performance is prevented or materially hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and
(c)Without limiting the generality of the foregoing, in no event shall Citi have any obligation under or in connection with this Agreement to store Crude Oil or Product in any pipeline or store Crude Oil or Product in any storage facility at any time from and after the owner or operator thereof becomes Bankrupt. If any such storage facility is an Included Location then Citi may, in its discretion, elect upon written notice to the Delek Entities that such storage facility shall cease to be an Included Location as of a date specified in such written notice in which case any Crude Oil or Product held by Citi therein shall be purchased by one or more Delek Entities in accordance with the applicable provisions of Sections 11.1 and 11.2 hereof.

Article 19

REPRESENTATIONS, WARRANTIES AND COVENANTS
19.1Mutual Representations. Each Party represents and warrants to the other Party as of the Effective Date and each sale of Crude Oil or Products hereunder, that:
(a)It is an “Eligible Contract Participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.
(b)It is (i) a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code, (ii) a “swap participant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a commodity forward agreement as such term is used in the definition of “swap agreement,” as each such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code and (iii) a “master netting agreement participant” and this Agreement constitutes a “master netting agreement,” as each such term is defined in the Bankruptcy Code and used in Section 561 of the Bankruptcy Code.
(c)It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
(d)It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement and has taken all necessary action to authorize the foregoing.
(e)The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
(f)All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
(g)Its obligations under the Transaction Documents constitute its legal, valid, and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
(h)No Event of Default or, to such Party’s knowledge, Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.
(i)There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under the Transaction Documents.
(j)It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.
(k)It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks.
(l)It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by any other Party.
(m)Each other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
(n)It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.
(o)Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil or Products hereunder who is entitled to any compensation with respect thereto.
(p)None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.
19.2Delek’s Representations and Covenants. Each Delek Entity represents and warrants to and agrees with Citi as follows:
(a)It has delivered true and complete copies of the Base Agreements and Required Storage and Transportation Arrangements to which it is a party and all amendments thereto to Citi.
(b)It shall in all material respects continue to perform its obligations under and comply with the terms of the Base Agreements and Required Storage and Transportation Arrangements to which it is a party.
(c)It shall maintain and pursue diligently all its material rights under the Base Agreements and Required Storage and Transportation Arrangements to which it is a party and take all reasonable steps to enforce any rights granted to it thereunder.
(d)It shall not modify, amend or waive rights arising under the Base Agreements or Required Storage and Transportation Arrangements to which it is a party without the prior written consent of Citi if doing so would adversely affect in any respect Citi’s rights or remedies hereunder; provided that, in respect of any such modification, amendment or waiver that does not require Citi’s prior consent, it promptly notifies Citi of any such modification, amendment or waiver and provides Citi with a revised version of the Base Agreement or Required Storage and Transportation Arrangement, as applicable.

(e)It shall not cause or permit any of the Crude Oil or Products held at the Included Locations to become subject to any liens or encumbrances, other than Permitted Liens.
(f)It has delivered true and complete copies of the Existing Financing Agreements to which it is a party and all material amendments thereto to Citi.
(g)It shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Existing Financing Agreement to which it is a party without the prior written consent of Citi, if doing so would (i) adversely affect in any respect any of Citi’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause such Existing Financing Agreement to no longer satisfy the conditions set forth in Section 2.1(n), including, without limitation, the recognition that Citi is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens.
(h)To its knowledge, as of the date hereof, none of its Affiliates are party to any secured financing agreement under which it or any of its subsidiaries may incur or become liable for indebtedness for borrowed money which would adversely affect in any respect any of Citi’s rights and remedies under this Agreement or the other Transaction Documents, other than the Existing Financing Agreements to which it is a party..
(i)It shall not, from and after the Effective Date, allow to become effective any Financing Agreement (an “Additional Financing Agreement”) the terms and conditions of which would adversely affect in any respect any of Citi’s rights and remedies under this Agreement or the other Transaction Documents.
(j)(i) To the extent deemed necessary or appropriate by Citi, it shall cause acknowledgments and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Citi, to be duly executed by lenders or other creditors that are party to the Existing Financing Agreements to which it is a party, confirming the release of any lien in favor of such lender or other creditor that might apply to or be deemed to apply to any Inventory Collateral and agreeing to provide Citi with such further documentation as it may reasonably request in order to confirm the foregoing; and (ii) from and after the date hereof it will promptly cause the Acknowledgment Agreement to be further amended or amended and restated, to the extent deemed necessary or appropriate by Citi, to acknowledge any locations hereafter added as Included Locations hereunder (together with Crude Oil and Products held therein by Citi).
(k)The Included Locations owned and/or operated by it have been maintained, repaired, inspected and serviced such that they are in good working order and repair and it will take commercially reasonable actions (or cause others to take commercially reasonable actions) to maintain, repair, inspect and service such Included Locations in accordance with industry standards.
(l)In the event that it becomes Bankrupt, and to the extent permitted by Applicable Law, it intends that (i) Citi’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including Sections 362(a), 547, 548 or 553 thereof; (ii) Citi shall be entitled to the rights, remedies and protections afforded by and under, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy

Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in Section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in Section 101(51A) of the Bankruptcy Code.
(m)It shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature, other than Permitted Liens, with respect to any Inventory Collateral. It authorizes Citi to file at any time and from time to time any UCC financing statements describing the Inventory Collateral and Citi’s interests therein, and it hereby authorizes Citi to file (with or without Delek’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Citi, as Citi may reasonably request, to provide public notice of, and to otherwise protect, Citi’s interests in the Inventory Collateral.
(n)As provided in the Pledge and Security Agreement, DKTS has granted to Citi, as additional security for the prompt and complete payment and performance of all obligations of the Delek Entities arising hereunder or under the other Transaction Documents and under all transactions contemplated thereby (collectively, the “Obligations”), (x) a precautionary security interest in all right, title or interest in or to any Hydrocarbons (other than Hydrocarbons which are Excluded Materials) and whether now existing or owned or hereafter acquired or arising and all documents of title directly related thereto and certain general intangibles and proceeds arising therefrom (collectively, the “Intermediation Collateral”) and (y) a present and continuing security interest in business interruption insurance proceeds associated with Hydrocarbons (other than Hydrocarbons which are Excluded Materials) (the “BI Collateral”). DKTS hereby authorizes Citi to file at any time and from time to time any financing statements describing the Inventory Collateral, and it hereby authorizes Citi to file (with or without signature from any applicable Delek Entity), at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, notices and all other documents and instruments, in form reasonably satisfactory to Citi, as Citi may reasonably request, to maintain the priority and perfection or provide notice of Citi’s security interest in the Inventory Collateral. Without limiting its representations, warranties, covenants and other obligations under the Pledge and Security Agreement, each Delek Entity represents and warrants that, (i) the Pledge and Security Agreement creates an enforceable security interest in the Inventory Collateral in favor of Citi and, upon filing the initial financing statements contemplated above, Citi shall have a perfected, first priority lien on and security interest in the Inventory Collateral and (ii) so long as this Agreement or any Transaction Documents remain in effect or any Obligations (other than indemnities and contingent Obligations) remain unsatisfied, DKTS will not create any Liens on the Inventory Collateral (in each under sub-sections (i) and (ii)), other than the lien granted to Citi hereunder and any Permitted Liens).
(o)With respect to all Required Storage and Transportation Arrangements in which the party providing the storage or transportation services is an Affiliate of a Delek Entity, it shall cause such Affiliate to perform its obligations under such Required Storage and Transportation Arrangement.
(p)Citi is the sole and exclusive supplier of Crude Oil consumed by the Refineries and the sole and exclusive purchaser of Products produced by the Refineries.

(q)With respect to the Required MLP Arrangements:
(r)(i) no later than the date on which such Required MLP Arrangements become effective, it shall have procured from the secured creditors of DK MLP and delivered to Citi, access agreements duly executed by such secured creditors and in form and substance reasonably satisfactory to Citi, granting Citi access to the plant, property and equipment upon which such secured creditors have a lien with respect to any Crude Oil and/or Products of Citi’s from time to time located in or at such plant, property and equipment; and
(s)(ii) to the fullest extent permitted by Applicable Law, cause DK MLP and its subsidiaries that are parties to such Required MLP Arrangements to make the full capacity of the pipelines and Included Locations available pursuant thereto to Citi for purposes of this Agreement and the transactions contemplated hereby and by the other Transaction Documents.
19.3Citi’s Representations and Covenants. Citi represents and warrants to and agrees that it shall not cause or permit any of the Crude Oil or Products to which Citi has title under this Agreement to become subject to any liens or encumbrances, other than Permitted Liens.
19.4Acknowledgment. (i) Citi is a merchant of Crude Oil and Products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Citi’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for it, (ii) Citi has no fiduciary or trust obligations of any nature with respect to any Refinery, any Delek Entity or any of their Affiliates, (iii) Citi may enter into transactions and purchase Crude Oil or Products for its own account or the account of others at values more favorable than those being paid by any Delek Entity hereunder and (5) nothing herein shall be construed to prevent Citi, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.
Article 20

DEFAULT AND TERMINATION
20.1Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(a)Any Party fails to make payment when due under (i) Article 11, Article 12, Article 21 or the ISDA Master Agreement within one (1) Business Day after a written demand therefor or (ii) any other provision hereof or any other Transaction Document within five (5) Business Days; or
(b)Other than a default described in Sections 20.1(a) and 20.1(c), any Party fails to perform any material obligation or covenant under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of each other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
(c)Any Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of each other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or
(d)Any Party becomes Bankrupt; or
(e)Any Party or any of its Designated Affiliates (i) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (ii) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (iii) Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any Person or entity appointed or empowered to operate it or act on its behalf); or
(f)(i) any Delek Entity fails in a material respect to perform its obligations under, comply with, or maintain any Base Agreement or the Required Storage and Transportation Arrangements to which it is a party; or (ii) any Delek Entity breaches in a material respect its obligations under Section 10.2(c) or Section 19.2(e);
(g)Any Delek Entity or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of any Refinery; or
(h)Any Delek Entity (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of such Delek Entity does not assume, in a manner satisfactory to Citi, all of such Delek Entity’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Citi, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than such Delek Entity immediately prior to the consolidation, amalgamation, merger or transfer; or
(i)Any Delek Entity fails to provide Adequate Assurance in accordance with Section 14.5; or
(j)There shall occur either (i) a default, event of default or other similar condition or event (however described) in respect of any Delek Entity, any of its Subsidiaries or the Parent under one or more agreements or instruments relating to Specified Indebtedness (including any guarantees of Specified Indebtedness) in an aggregate amount of not less than USD 75,000,000 which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (ii) a default by any Delek Entity, any such Subsidiary or the Parent (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than USD 75,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period); or

(k)An “Event of Default” (howsoever defined) has occurred under any of the Existing Financing Agreements or any other Financing Agreements to which any Delek Entity is a party or for which any Delek Entity has provided a guaranty or under any guaranty of such Financing Agreements provided by the Parent; or
(l)Any of the parties under any of the Existing Financing Agreements or any other Financing Agreements shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of this Agreement; or
(m)Any of the following: (i) the Parent fails to perform or otherwise defaults in any obligation under the Delek Guarantee, (ii) the Parent becomes Bankrupt, (iii) the Delek Guarantee expires or terminates or ceases to be in full force and effect prior to the satisfaction of all obligations of the Delek Entities or any other subsidiary of any Delek Entity to Citi under this Agreement and the other Transaction Documents, (iv) the Parent disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the Delek Guarantee, or (v) a Change of Control occurs.
Notwithstanding anything to the contrary herein DKTS shall be deemed to be the Defaulting Party upon the occurrence of any of the events described in sub-sections (a) to (m) (inclusive) above with respect to any Delek Entity or any subsidiary of a Delek Entity.
20.2Remedies Upon Event of Default.
(a)Notwithstanding any other provision of this Agreement, (i) if any Event of Default that is not an Event of Default under Section 20.1(d) (a “Bankruptcy Event of Default”) with respect to a Delek Entity, on the one hand, or Citi, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Citi (where a Delek Entity is the Defaulting Party) or DKTS (where Citi is the Defaulting Party) (such non-defaulting Party, the “Non-Defaulting Party”) may, without notice, declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, or (ii) if a Bankruptcy Event of Default has occurred and is continuing, the Defaulting Party’s obligations shall automatically and without any such declaration become forthwith due and payable), and/or (iii) subject to Section 21.1(a), if any Event of Default has occurred and is continuing, the Non-Defaulting Party may exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the UCC and as provided under this Section 20.2. It is expressly agreed that all such obligations shall be due and payable as a result of any acceleration pursuant to this Section 20.2, including (without limitation) in the case of any automatic acceleration resulting from a Bankruptcy Event of Default, and all such obligations shall survive and continue to be due and payable following the occurrence of any Event of Default.
(b)Notwithstanding any other provision of this Agreement, (i) if an Event of Default that is not a Bankruptcy Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document), or (ii) if a Bankruptcy Event of Default has occurred and is continuing, this Agreement shall automatically and without any notice be terminated (in either sub-sections (i) or (ii), the date of such termination, the “Early Termination Date”), and (iii) subject to Section 21.1(a), if any Event of Default has occurred and is continuing, the Non-Defaulting Party may liquidate and terminate any or all rights and obligations under this Agreement; provided that where Citi is the Non-Defaulting Party, Citi may, at its option and without prejudice to any of Citi’s other rights and remedies available under this Agreement or at law or in equity, elect to sell and deliver the volume of Crude Oil and Products at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement, in accordance with Section 21.1(a), on the date falling two (2) Business Days after the date on which it shall have provided DKTS written notice that it is making such election.
(c)If, (i) upon the occurrence of an Event of Default, the Non-Defaulting Party elects to terminate this Agreement in accordance with Section 20.2(b), or (ii) upon the occurrence of a Bankruptcy Event of Default this Agreement is automatically terminated, the Non-Defaulting Party shall determine the Settlement Amount (as defined below) acting in good faith and in a commercially reasonable manner and shall be payable by DKTS to Citi or by Citi to DKTS. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the Early Termination Date by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such liquidations and terminations and/or determine the Settlement Amount on a single day, but rather may effect such liquidations and terminations and determine the Settlement Amount over a commercially reasonable period of time. In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on SOFR for the applicable period) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.
(d)For the purposes of this Agreement, the “Settlement Amount” means an amount, expressed in USD, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement and/or the termination, sale and delivery of the volume of Crude Oil and Products at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement in accordance with Section 21.1(a), as applicable. The determination of the Settlement Amount shall include (without duplication): (i) all reasonable losses and costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of the Non-Defaulting Party’s terminating, liquidating, maintaining, obtaining or reestablishing any hedge or related trading positions in connection with such termination, (ii) all blending, tankage, linefill and throughput charges incurred by the Non-Defaulting Party, (iii) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party to the extent it elects to dispose of any Crude Oil or Product inventories maintained for purposes of this Agreement (including, where Citi is the Non-Defaulting Party, by sale and delivery of the volume of Crude Oil and Products at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement in accordance with Section 21.1(a)) and (iv) if Citi is the Non-Defaulting Party, an amount equal to the Remaining Fees. If the Settlement Amount is a positive number, it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.
(e)For the avoidance of doubt and without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Citi is the Non-Defaulting Party, Citi may, in its discretion:
(i)withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement;

(ii)withdraw from storage any and all of the Crude Oil and/or Products then in the Included Locations;
(iii)sell and deliver the volume of Crude Oil and Products at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement, in accordance with Section 21.1(a);
(iv)otherwise arrange for the disposition of any Crude Oil and/or Products in such manner as it elects;
(v)liquidate, in a commercially reasonable manner, any credit support, margin or collateral, to the extent not already in the form of cash (including making a demand under the Delek Guarantee or any credit support, margin or collateral arrangements);
(vi)apply and set off any proceeds of any disposition of Crude Oil and/or Products, any payment under the Delek Guarantee or any credit support, margin or collateral (or the proceeds thereof) against any obligation owing by any Delek Entity to Citi; and
(vii)hedge any or all of the then-unhedged Crude Oil or Products (which, for the avoidance of doubt, shall include Crude Oil or Products Liquids that are unhedged as a result of termination of any Fixed Price Forward Hedge Transaction) at DKTS’s cost and expense; provided that such costs and expenses shall be payable by DKTS so long as (i) Citi uses it reasonable commercial efforts to reduce and eliminate any such unhedged exposure as soon as commercially feasible through sales of physical products or other through other risk-reducing actions, (ii) such hedges are non-speculative, and (iii) such hedges are of a duration that is reasonably necessary to eliminate such unhedged exposure.
(f)Citi shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Delek Entities shall in all events remain jointly and severally liable to Citi for any amount payable by them in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.
(g)Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Citi is the Defaulting Party, DKTS may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) cause Citi to sell and deliver to DKTS the volume of Crude Oil and Products at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement in accordance with Section 21.1(a), (iii) cause Citi to enter into the documentation described in Section 21.1(b), (iv) otherwise arrange for the settlement or termination of the Parties’ outstanding commitments hereunder and/or the sale in a commercially reasonable manner of Crude Oil and/or Product for Citi’s account, (v) terminate all or any other Transaction Document, including the Storage Facilities Agreement, (vi) arrange for replacement or alternative inventory intermediation arrangements with such replacement or alternative providers as it may procure, and including, without limitation, notwithstanding anything herein to the contrary, with respect to such replacement, the purchase of Crude Oil or Products by it on its own account and the storage of Product and Crude Oil owned by it in the Included Locations.

(h)The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including the Delek Guarantee or the Citi Guarantee (as applicable) or any credit support, margin or collateral arrangements) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 11) or under any other Transaction Document, against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including the Delek Guarantee or the Citi Guarantee (as applicable) or any credit support, margin or collateral arrangements) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 11) or under any other Transaction Document, so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one (1) Business Day after such amount has been determined.
(i)No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
(j)The Non-Defaulting Party’s rights under this Section 20.2 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
(k)If an Event of Default has occurred and is continuing, the Non-Defaulting Party and any Affiliate thereof may, without limitation on its rights under this Section 20.2, set off amounts which the Defaulting Party owes to it or any such Affiliate against any amounts which it or such Affiliate owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).
(l)The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in Section 101(38A) of the Bankruptcy Code. As used in this Section 20.2 unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to, be a reference to “this Agreement and the other Transaction Documents.”
(m)Without limiting the generality of the foregoing, in the event the obligations under this Agreement and the other Transaction Documents are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default with respect to a Delek Entity (including, but not limited to, upon the occurrence of a Bankruptcy Event of Default) (including the acceleration of claims by operation of law)), any amounts that would have become due hereunder or thereunder on the date of such acceleration or otherwise with respect to any early termination hereof (whether or not as a result of an Event of Default) shall also be due and payable as though such early termination had occurred and shall be part of the Obligations. Any such amount payable shall be presumed to be the liquidated damages sustained by Citi as the result of the early termination and each of Delek Entity agrees that it is reasonable under the circumstances currently existing. EACH DELEK ENTITY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION. Each Delek Entity expressly agrees (to the fullest extent it may lawfully do so) that: (A) all such amounts are reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such amounts shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Parties hereto giving specific consideration in this transaction for such agreement to pay such amounts; and (D) it shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Delek Entity expressly acknowledges that its agreement to pay such amounts to Citi as herein described is a material inducement to Citi to enter into this Agreement.
20.3U.S. Resolution Stay Provisions.
(a)Recognition of U.S. Special Resolution Regimes.
(i)In the event that Citi becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Citi of this Agreement and any obligation in or under, and any property securing, this Agreement or any other Transaction Document, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and, if in effect, the Step-Out Inventory Sales Agreement (collectively, the “Safe Harbor Agreements”), and any interest and obligation in or under, and any property securing, the Safe Harbor Agreements were governed by the laws of the United States or a state of the United States.
(ii)In the event that Citi or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Rights”)) under any Safe Harbor Agreement that may be exercised against Citi are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if a Safe Harbor Agreement were governed by the laws of the United States or a state of the United States.
(b)Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that:
(i)In the event that Citi or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, no Delek Entity shall be permitted to exercise any Default Right with respect to a Safe Harbor Agreement or any Credit Enhancement, in each case, that is related, directly or indirectly, to an Affiliate of Citi becoming subject to any insolvency or liquidation proceeding, except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

(ii)In the event that Citi or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, nothing in any Safe Harbor Agreement shall prohibit the transfer of any Credit Enhancement, any interest or obligation in or under such Credit Enhancement, or any property securing such Credit Enhancement, to a transferee upon or following an Affiliate of Citi becoming subject to an insolvency or liquidation proceeding, unless the transfer would result in any Delek Entity being the beneficiary of such Credit Enhancement in violation of any law applicable to such Delek Entity.
(c)U.S. Protocol. If any Delek Entity adheres to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 20.3.
(d)For purposes of this Section 20.3, the term “Affiliate” means “Affiliate” as defined in, and interpreted in accordance with 12 U.S.C. § 1841(k).
Article 21

SETTLEMENT AT TERMINATION
21.1Upon expiration or termination of this Agreement (i) as a result of an Event of Default, the Non-Defaulting Party shall, within two (2) Business Days of the Early Termination Date, provide written notice to the Defaulting Party as to whether it will or will not elect to sell and deliver, or purchase, as the case may be, the volume of Crude Oil and Products at the Included Locations pursuant to the Step-Out Inventory Sales Agreement, and if the Non-Defaulting Party elects to so sell and deliver or purchase, as applicable, the Parties covenant and agree to proceed as provided in Section 21.1(a)(ii) and (b), or (ii) for any reason other than as a result of an Event of Default (in which case the Expiration Date or any other date that may be agreed by the Parties shall be the “Termination Date”), the Parties covenant and agree to proceed as provided in this Article 21 (other than Section 21.1(a)(ii)); provided that (x) this Agreement shall continue in effect following any Termination Date until all obligations are finally settled as contemplated by this Article 21 and (y) the provisions of this Article 21 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 20 or otherwise:
(a)The volume of Crude Oil and Products at the Included Locations shall be purchased and transferred as contemplated in the Step-Out Inventory Sales Agreement.
(b)(i) Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default, the Crude Oil volumes measured by the Independent Inspection Company at the Termination Date and recorded in the Independent Inspection Company’s final inventory report shall be the “Termination Date Crude Oil Volumes” for the purposes of this Agreement and the Product volumes measured by the Independent Inspection Company at the Termination Date and recorded in the Independent Inspection Company’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Crude Oil Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes”.
(c)(ii) Upon termination of this Agreement as a result of any Event of Default where the Non-Defaulting Party has elected to sell and deliver or purchase, as applicable, the Parties shall attempt to have the Crude Oil Volumes and the Product Volumes measured in accordance with Section 21.1(a)(i) (except that all references to the (i)

Termination Date shall be to the Early Termination Date, (ii) to the Termination Date Crude Oil Volumes shall be to the Early Termination Date Crude Oil Volumes, (iii) to the Termination Date Product Volumes shall be to the Early Termination Date Product Volumes; and (iv) to the Termination Date Volumes shall be to the Early Termination Date Volumes) and if the Parties are unable to have the measurement performed as provided in Section 21.1(a)(i) within one (1) Business Day of such termination, then for the purposes of determining the volume of Crude Oil and Products at the Included Locations pursuant to the Step-Out Inventory Sales Agreement, the Crude Oil volumes specified in the most recent Inventory Report shall be the “Early Termination Date Crude Oil Volume” and the Product volumes specified in the most recent Inventory Report shall be the “Early Termination Date Product Volumes” for the purposes of this Agreement, and such Early Termination Date Crude Oil Volume and the Early Termination Date Product Volumes shall collectively be referred to as the “Early Termination Date Volumes”. The Parties agree that the Early Termination Date Purchase Value shall be determined by the Non-Defaulting Party through application of the applicable Step-Out Pricing calculation set forth on Schedule V to the Early Termination Date Volumes.
(d)In the event that Citi has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to one or more Delek Entities or shall be terminated, (ii) all rights and obligations of Citi with respect to each then outstanding Ancillary Contract shall be assigned to one or more Delek Entities, (iii) such Delek Entities shall assume all of such obligations to be paid or performed following such termination, and (iv) Citi shall be released by the third party service providers thereunder and by each Delek Entity from any further obligations with respect to such Ancillary Contract. For each case in which a Delek Entity has transferred to Citi for purposes of this Agreement the historical pipeline capacity of such Delek Entity on any Included Location or where Citi has been a shipper of record on a pipeline for volumes of Crude Oil or Products shipped by Citi for purposes of this Agreement and as a result of has generated a capacity history based on such shipments, Citi shall, in connection with the occurrence of a Termination Date, endeavor in good faith and in a commercially reasonable manner to cause such historical pipeline capacity, including any adjustments to such history based on and attributable to quantities of Crude Oil and/or Products transported by Citi for purposes of this Agreement (“Related Pipeline Capacity”), to be transferred to one or more Delek Entities, as directed, in each case subject to any applicable rules, regulations and tariffs; provided that such transferee Delek Entities shall jointly and severally reimburse Citi for any out-of-pocket costs and expenses incurred by Citi in connection with its endeavoring to effect such transfer. Without limiting the foregoing, Citi agrees, upon request of a Delek Entity at any time prior to and after a Termination Date, to cooperate in good faith with the Delek Entities to endeavor to cause each Pipeline System at any Included Location to agree and acknowledge that the Related Pipeline Capacity shall be for the benefit of such Delek Entity, as applicable; provided that such Delek Entity shall reimburse Citi for any out-of-pocket costs and expenses incurred by Citi in connection with its endeavoring to effect such agreement and acknowledgment. Any historical capacity held by Citi that does not constitute Related Pipeline Capacity shall be retained by Citi. In addition, if despite Citi’s commercially reasonable efforts, a Pipeline System will not effect or permit such transfer or the portion of Citi’s historical pipeline capacity constituting Related Pipeline Capacity cannot be identified or allocated, no transfer shall be required with respect to such Pipeline System.
(e)Citi shall, as soon as reasonably practicable following the Termination Date, reconcile and calculate the Termination Amount pursuant to Section 21.2 and the amount shall be determined pursuant to Section 21.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 21.2.
(f)Neither Citi nor DKTS shall have any further obligation to purchase or sell or pay for Crude Oil or Products or incur any such purchase obligations on and after the Termination Date. Except as may be required for Citi to fulfill its obligations hereunder until the Termination Date, Citi shall not be obligated to purchase, take title to or pay for, and DKTS shall not be obligated to purchase or sell, any Crude Oil or Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the applicable Delek Entities. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the Business Day immediately preceding the Termination Date.
(g)Promptly after all obligations due to Citi under this Agreement and the other Transaction Documents have been satisfied in full, (i) Citi shall release to DKTS and confirm the termination of the Delek Guarantee and surrender and confirm the cancellation of any Letters of Credit then held by Citi and (ii) DKTS shall release to Citi and confirm the termination of the Citi Guarantee.
For the avoidance of doubt, sub-sections (c), (d) and (e) of this Section 21.1 shall not apply in respect of any termination of this Agreement as a result of an Event of Default.
21.2Termination Amount.
(a)The “Termination Amount” (which shall be payable in connection with the termination of this Agreement for any reason other than an Event of Default) shall equal:
(i)the Termination Date Purchase Value, which is the aggregate amount payable to Citi under the Step-Out Inventory Sales Agreement, plus
(ii)all unpaid amounts payable by DKTS to Citi as the Termination Date, plus
(iii)all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by DKTS, plus
(iv)in the case of an early termination, the amount reasonably determined by Citi as the losses, costs and damages (in each case that are commercially reasonable and for which Citi is able to provide to the Delek Entities reasonable supporting evidence) it incurred or realized as a result of Citi’s terminating, liquidating, maintaining, obtaining or reestablishing any hedge or related trading positions in connection with such early termination, plus
(v)in the case of an early termination, any blending, tankage, linefill and throughput charges incurred by Citi as a result of the termination of any Ancillary Contract, plus

(vi)the aggregate Monthly True-Up Amount due under Section 11.2(a), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount is due to Citi, then such amount will be included in this Termination Amount as a positive number and if such amount is due to DKTS, then such amount will be included in this Termination Amount as a negative number, plus
(vii)any unpaid portion of the Fees (as defined in the Fee Letter) due and owing to Citi as of the Termination Date pursuant to the Fee Letter, plus
(viii)any Target Deviation Final Settlement that is determined to be due pursuant to Schedule I; provided that, if such Target Deviation Final Settlement is due to Citi, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 11.2(a) would be due from Citi, then such amount will be included in this Termination Amount as a negative number, minus
(ix)all unpaid amounts payable hereunder by Citi to DKTS in respect of Crude Oil and Products delivered on or prior to the Termination Date.
Without duplication of the foregoing, the Termination Amount shall include all amounts due among the Parties. All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Citi and if it is a negative number, the absolute value thereof shall be due to DKTS.
(b)The Parties acknowledge that one or more of the components of the Termination Amount will not be able to be definitively determined by the Termination Date and therefore agree that Citi shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”). Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 21.2(a)(i) shall be estimated by Citi as contemplated in the Step-Out Inventory Sales Agreement by applying the applicable Step-Out Pricing calculation set forth on Schedule V to the Termination Date Volumes. Citi shall use its commercially reasonable efforts to prepare, and provide the Delek Entities with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Citi shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 p.m., CPT on the Business Day prior to the Termination Date. If Citi is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m., CPT on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Citi and if it is a negative number, the absolute value thereof shall be due to one or more Delek Entities as notified to Citi.
(c)Citi shall prepare, and provide the Delek Entities with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 21.2(b) and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment, Citi shall cause any filing or recording of any UCC financing forms to be terminated.
21.3Transition Services. To the extent necessary to facilitate the transition to the purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.
Article 22

INDEMNIFICATION
22.1To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Citi shall defend, indemnify and hold harmless DKTS, its Affiliates, and its and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Citi of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Citi made herein or in connection herewith proving to be false or misleading, (ii) any failure by Citi to comply with or observe any Applicable Law, (iii) Citi’s gross negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Citi or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of any Delek Entity, its Affiliates or any of its or their respective employees, representatives, agents or contractors.
22.2To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, DKTS shall defend, indemnify and hold harmless Citi, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by any Delek Entity of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of any Delek Entity made herein or in connection herewith proving to be false or misleading, including, without limitation any obligation of a Delek Entity for payment of Taxes pursuant to Section 16.1, (ii) any Delek Entity’s transportation, handling, storage, refining or disposal of any Crude Oil or the products thereof, including any conduct by any Delek Entity on behalf of or as the agent of Citi under the Required Storage and Transportation Arrangements, (iii) any Delek Entity’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv) any Delek Entity’s gross negligence or willful misconduct, (v) any failure by any Delek Entity to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by any Delek Entity or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, (vii) actual or alleged presence or release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby, (viii) any Delek Entity’s ownership, handling or use of any Inventory Collateral, or (ix) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Delek Entity, and regardless of whether Citi is a party thereto, except to the extent that, with respect to sub-section (vi) above, such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of Citi, its Affiliates or any of their respective employees, representatives, agents or contractors.
22.3The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.
22.4Citi and DKTS agrees to notify each other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the indemnifying Party under this Agreement which shall have occurred and be continuing.
Article 23

LIMITATION ON DAMAGES
UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLE 20) AND NO PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT OR (II) ANY BREACH OF ARTICLE 27. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER.
Article 24

RECORDS AND INSPECTION
During the Term of this Agreement each Party may make reasonable requests of any other Party for copies of documents maintained by such Party, or any of such other Party’s contractors and agents, which relate to this Agreement; provided that, neither this Article 24 nor any other provision hereof shall entitle a Delek Entity to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to receive copies of such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall use commercially reasonable efforts to cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.

Article 25

CONFIDENTIALITY
25.1In addition to each Delek Entity’s confidentiality obligations under the Transaction Documents to which it is a party, the Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by any Delek Entity to Citi under this Agreement and all information received by Citi from a Delek Entity relating to the costs of operation, operating conditions, and other commercial information of any Delek Entity not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws, as requested by a Governmental Authority or a required by any stock exchanges on which a Party’s or its Affiliate’s shares are listed, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this sub-section (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section 25.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
25.2In the case of disclosure covered by sub-section (i) of Section 25.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.
25.3Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any Person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any Person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.
Article 26

GOVERNING LAW
26.1THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

26.2EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 28. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.
26.3Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement.
26.4This Agreement is executed and delivered in connection with the closing of the transactions referenced herein which is occurring in the state of New York, and all Parties acknowledge and agree that this Agreement is not valid, binding and enforceable until accepted and approved by Citi in New York.
Article 27

ASSIGNMENT
27.1This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
27.2No Delek Entity shall assign this Agreement or its rights or interests hereunder in whole or in part or delegate its obligations hereunder in whole or in part, without the express written consent of Citi. Citi may, without consent of any Delek Entity, assign and delegate all of Citi’s rights and obligations hereunder to (i) any Affiliate of Citi; provided that the obligations of such Affiliate hereunder are guaranteed by CGMHI or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Citi’s obligations hereunder, whether by contract, operation of law or otherwise; provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Citi (taking into account any credit support for Citi) immediately prior to such assignment. Any other assignment by Citi shall require consent of each Delek Entity.
27.3Any attempted assignment in violation of this Article 27 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
Article 28

NOTICES
All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier (except that a notice or other communication under Article 20 hereof may not be given by email or any other electronic messaging system). A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth on Schedule G, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth on Schedule G and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Article 28, which is effective upon receipt.
Article 29

NO WAIVER, CUMULATIVE REMEDIES
29.1The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default under, this Agreement, whether of a like kind or different nature.
29.2Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
Article 30

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES
30.1This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of any Delek Entity, an agent or employee of any other Party.
30.2No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by each other Party.
Article 31

MISCELLANEOUS
31.1If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
31.2The terms of this Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. Except as set forth in Section 31.3, this Agreement shall not be amended or otherwise modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
31.3Notwithstanding anything herein to the contrary, each Schedule hereto may be amended by email exchange between the Parties confirming such amendment and such email exchange shall constitute a written agreement between the Parties with respect to such amendment. In addition, to better effectuate the foregoing amendment mechanism, the Parties may implement a standard form of email exchange for such purposes. Each Delek Entity further agrees that the effectiveness of any amendment or modification to any Inventory Report illustrated on Schedule F shall be subject to (i) such Delek Entity giving written notice thereof to Citi and (ii) Citi having consented to the relevant amendment or modification; provided that such Delek Entity shall have received sufficient prior notice from the relevant operator of a pending change in the form of report prepared by such operator in order to comply with the foregoing.
31.4No promise, representation or inducement has been made by any Party that is not embodied in this Agreement or the other Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
31.5Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
31.6Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.
31.7All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.
31.8This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument
31.9The words “executed”, “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
31.10All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.
31.11Benchmark Replacement.
(a)    Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Applicable Benchmark Rate, then (x) if a Benchmark Replacement is determined in accordance with sub-section (i) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Applicable Benchmark Rate for all purposes hereunder and under any Transaction Document in respect of such Applicable Benchmark Rate setting and subsequent Applicable Benchmark Rate settings without any amendment to, or further action or consent of any Party or any party to any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with sub-section (b) of the definition of

“Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Applicable Benchmark Rate for all purposes hereunder and under any Transaction Document in respect of any Applicable Benchmark Rate setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Parties without any amendment to, or further action or consent of any other Party or any party to any other Transaction Document so long as Citi has not received, by such time, written notice of objection to such Benchmark Replacement from any Delek Entity. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Citi will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other Party or any party to any other Transaction Document.
(c)    Citi will promptly notify the Delek Entities of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Citi will notify the Delek Entities of (A) the removal or reinstatement of any tenor of an Applicable Benchmark Rate pursuant to Section 31.11(d) and (B) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Citi pursuant to this Section 31.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other Party or any party to any other Transaction Document, except, in each case, as expressly required pursuant to this Section 31.11.
(d)    Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Applicable Benchmark Rate is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Applicable Benchmark Rate is not displayed on a screen or other information service that publishes such rate from time to time as selected by Citi in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Applicable Benchmark Rate has provided a public statement or publication of information announcing that any tenor for such Applicable Benchmark Rate is not or will not be representative, then Citi may make such modifications to the Agreement for any Applicable Benchmark Rate settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to sub-section (a) above either (A) is subsequently displayed on a screen or information service for an Applicable Benchmark Rate (including a

Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for an Applicable Benchmark Rate (including a Benchmark Replacement), then Citi may make such further modifications to this Agreement for all Applicable Benchmark Rate settings at or after such time to reinstate such previously removed tenor.
(e)    During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the then-current Applicable Benchmark Rate or such tenor for such Applicable Benchmark Rate, as applicable, will not be used in any calculation or determination under this Agreement.